UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule § 240.14a-12
PSB BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value, of PSB Bancorp, Inc. (“PSB Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

5,142,526 shares of PSB Common Stock and options to acquire 906,434 shares of PSB Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 5,142,526 shares of PSB Common Stock multiplied by $17.00 per share, (B) options to purchase 906,434 shares of PSB Common Stock with exercise prices less than $17.00, multiplied by $7.13 per share (which is the difference between $17.00 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence

(4)	Proposed maximum aggregate value of transaction:

93,885,816

(5)	Total fee paid:

$10,045.78

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[PSB LOGO]
                     __, 2006
Dear Shareholder:
     A special meeting of shareholders of PSB Bancorp, Inc. will be held on December 29, 2006, at 10:00 a.m., Eastern Time. The special meeting will be held at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103.
     The following matters are to be acted upon at the special meeting:
•	To consider and vote upon an agreement and plan of merger dated August 30, 2006, as amended September 21, 2006, by and among Conestoga Bancorp, Inc., Conestoga Bank, FP Acquisition Corp., and PSB Bancorp, Inc. If the merger is completed, you will receive $17.00 in cash, subject to downward adjustment under certain circumstances, without interest and less applicable withholding taxes, for each share of PSB common stock you own;

•	To consider and vote upon a proposal to adjourn the meeting, if necessary, if more time is needed to solicit proxies;

•	The election of three Class II directors to serve until either the completion of the transactions contemplated by the merger agreement or for a term of three years and until their successors have been elected and qualified; and

•	Such other matters as may be properly brought before the special meeting or any adjournment thereof.
     These matters are described in the enclosed Notice of Special Meeting of Shareholders and proxy statement. We encourage you to read the entire proxy statement carefully. You may also obtain more information about PSB from documents we have filed with the Securities and Exchange Commission.
     The board of directors of PSB Bancorp, Inc. has unanimously approved the merger agreement and determined that the merger is fair to and in the best interests of PSB Bancorp, Inc. We cannot complete the transaction unless the holders of a majority of the votes cast at a special meeting of shareholders vote to approve the merger agreement. The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.
     Thank you for your interest in PSB Bancorp, Inc. I look forward to seeing you at the special meeting.

Sincerely, Vincent J. Fumo Chairman of the Board

NOTICE
OF
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD                      __, 2006

To the Shareholders of PSB Bancorp, Inc.:
     Notice is hereby given that a special meeting of shareholders of PSB Bancorp, Inc. will be held on December 29, 2006, at 10:00 a.m. (Eastern Time) at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:
•	To consider and vote upon a proposal to approve the agreement and plan of merger dated August 30, 2006, as amended September 21, 2006, by and among Conestoga Bancorp, Inc., Conestoga Bank, FP Acquisition Corp., and PSB Bancorp, Inc. (Matter No. 1) pursuant to which, upon the merger becoming effective, each outstanding share of common stock of PSB will be converted into the right to receive $17.00 in cash, subject to downward adjustment under certain circumstances, less applicable withholding taxes;

•	To consider and vote upon a proposal to adjourn the meeting, if necessary, if more time is needed to solicit proxies (Matter No. 2);

•	Election of three (3) Class II directors of PSB Bancorp, Inc. to serve until either the completion of the transactions contemplated by the merger agreement or for a term of three years and until their successors have been elected and qualified (Matter No. 3); and

•	Transaction of such other business as may be properly presented at the special meeting or any adjournment thereof.
     Shareholders of record at the close of business on November 27, 2006, are entitled to notice of, and to vote at, the special meeting. You may revoke your proxy at any time before the vote is taken at the special meeting in accordance with the procedure set forth in the accompanying proxy statement.

By Order of the Board of Directors Rosanne Pauciello Secretary

     IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
Philadelphia, Pennsylvania
                     ___, 2006

PSB BANCORP, INC.

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS
     We are providing this proxy statement and accompanying proxy card or voting instruction card to you in connection with the solication by the board of directors of PSB Bancorp, Inc. of proxies to be voted at a special meeting of shareholders. In this proxy statement, “PSB,” “we,” “us,” and “our” refer to PSB Bancorp, Inc.

(i)

(continued)

ii

(continued)

iii

(continued)

iv

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:	What do I need to do now?

A:	After carefully reading this proxy statement, including its annexes, we urge you to respond by completing, signing, dating and mailing each proxy card or voting instruction card and returning it in the envelope provided.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:	What if I don’t vote?

A:	If you submit your proxy but fail to indicate how you want to vote on the merger, your proxy will be counted as a vote in favor of the merger, for the adjournment resolution and for the election of the nominated directors. If you fail to submit your proxy, your shares will not be counted for purposes of determining whether a quorum is present to conduct business.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the annual meeting. If you are a registered shareholder, you may revoke your proxy by notifying our Corporate Secretary in writing or by submitting a new proxy by mail, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the annual meeting and voting in person (you must vote in person; simply attending the annual meeting will not cause your proxy to be revoked).

If you hold your shares in “street name” and you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	What vote is required for approval of the Agreement and Plan of Merger under PSB Bancorp, Inc.’s bylaws?

A:	Article Tenth of PSB Bancorp, Inc.’s bylaws provides that the shareholder vote required for approval of any transaction approved in advance by the unanimous vote of all directors of the corporation then in office shall be the vote required by applicable law. The Agreement and Plan of Merger was approved on August 30, 2006 by a unanimous vote of the board of directors. Therefore, in accordance with Section 1924 of the Pennsylvania Business Corporation Law, approval of the Agreement and Plan of Merger requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.

Q:	If I am a participant in the PSB Bancorp, Inc. Employee Stock Ownership Plan will I receive a proxy to vote my shares at the special meeting?

A:	Yes. Each participant in PSB Bancorp, Inc.’s Employee Stock Ownership Plan will receive a proxy card and proxy statement and you will be able to direct the voting of your shares. The trustees of the Employee Stock Ownership Plan will receive your vote and are required to vote your shares as you have directed on your proxy card.

Q:	How will the unallocated shares in the PSB Bancorp, Inc. Employee Stock Ownership Plan be voted at the special meeting?

A:	PSB Bancorp, Inc. Employee Stock Ownership Plan requires the trustees of the plan to vote the unallocated shares in proportion to the responses received from plan participants with respect to allocated shares in the plan.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent in order to receive the merger consideration. You should use the letter of transmittal to exchange all of your stock certificates for the merger consideration to which you become entitled as a result of completion of the merger. Please do not send any stock certificates with your proxy.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact us at (215) 979-7900. You may also contact our proxy solicitation agent, Georgeson Shareholder Communications, Inc., toll-free at . If your broker holds your shares, you should also call your broker for additional information.

SUMMARY
     The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Merger; Consideration to be Received by PSB Shareholders (Page __)
     Subject to the terms and conditions of the merger agreement, and in accordance with Pennsylvania law, at the completion of the merger, FP Acquisition Corp., which we refer to as “Merger Sub”, will merge with and into PSB Bancorp, Inc., which, as a result, will become a wholly-owned subsidiary of Conestoga Bancorp, Inc. We refer to PSB Bancorp, Inc. as “PSB” and Conestoga Bancorp, Inc. as “Conestoga.” Immediately thereafter, PSB will merge into Conestoga and its separate existence will cease. Also, Conestoga Bank will merge with and into First Penn Bank, our wholly-owned banking subsidiary, and the resulting bank will be called Conestoga Bank. The merger agreement is attached as Annex A to this proxy statement.
     If the merger is completed, you will receive $17.00 in cash for each share of our common stock that you own, subject to potential downward adjustment if seven identified, performing construction loans are not sold at par on or before closing, and less applicable withholding taxes. Conestoga has requested that we divest approximately $26.6 million in construction loan exposure on seven loans that have an outstanding principal balance of approximately $16.2 million. The outstanding principal balance of these loans is less than the maximum exposure to PSB because the borrowers have not yet requested, and PSB has not yet disbursed, the additional funds available to them under the aggregate loan commitments. If PSB elects not to sell a loan or sells a loan for less than par, there will be downward adjustment in the per share price. The maximum downward adjustment is $0.66 per share. We refer to the amount you will receive for each share of our common stock that you own, which may vary between $16.34 and $17.00, as the merger consideration.
Board Recommendation (Page __)
     After careful consideration, our board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of PSB and unanimously recommends that our shareholders vote “FOR” the adoption of the merger agreement.
Opinions of our Financial Advisors (Page __ and Annexes B and C)
     Opinion of Griffin Financial Group, LLC
     Griffin Financial Group, LLC, which we refer to as “Griffin”, delivered its opinion to our board of directors that, as of the date of its opinion and based upon and subject to certain matters stated in that opinion, from a financial point of view, the merger consideration of between $16.34 and $17.00 in cash per share to be offered to our shareholders in the merger was fair to those shareholders.

     The opinion of Griffin is addressed to our board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation as to how any of our shareholders should vote with respect to the merger agreement. The full text of the written opinion of Griffin, dated August 30, 2006, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with the opinion, is attached as Annex B to this proxy statement. We recommend that you read the opinion carefully in its entirety.
     Opinion of Curtis Financial Group LLC
     Curtis Financial Group LLC, which we refer to as “Curtis”, delivered its opinion to our board of directors that, as of the date of its opinion and based upon and subject to certain matters stated in that opinion, from a financial point of view, the merger consideration of between $16.34 and $17.00 in cash per share to be offered to our shareholders in the merger was fair to those shareholders.
     The opinion of Curtis is addressed to our board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation as to how any of our shareholders should vote with respect to the merger agreement. The full text of the written opinion of Curtis, dated August 30, 2006, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with the opinion, is attached as Annex C to this proxy statement. We recommend that you read the opinion carefully in its entirety.
Treatment of Stock Options (Page __)
     The merger agreement provides that all outstanding and unexercised stock options issued under our stock option plans, all of which are vested, will be cancelled in connection with the completion of the merger. For each share subject to an option, the option holder will receive an amount in cash, less required withholding taxes, equal to the excess, if any, of the merger consideration over the exercise price per share of our common stock subject to the option.
Treatment of Restricted Stock (Page __)
     The merger agreement provides that each outstanding share of our restricted stock will become fully vested and free of restrictions at the effective time of the merger and will be converted into the right to receive the merger consideration, without interest and less applicable withholding taxes.
Interests of Our Directors and Executive Officers in the Merger (Page __)
     PSB’s executive officers and directors may have economic interests in the merger that are different from, or in addition to, their interests as PSB shareholders. These interests include:
•	rights of our Chairman, Vincent J. Fumo, and our President, Anthony DiSandro, under agreements executed by each of them with PSB contemporaneously with the execution of the merger agreement, which supersede and replace their rights under their employment agreements;

•	rights of Messrs. Fumo and DiSandro under the agreements described above which supersede and replace their rights under supplemental executive retirement plans;

•	rights of directors and officers under equity compensation plans of PSB;

•	rights to continued indemnification and insurance coverage by Conestoga after the merger for acts or omissions occurring before the merger; and

•	the condition of closing that Conestoga execute and deliver to the directors and officers of PSB a release in the form attached to the merger agreement.
     Assuming a transaction price per share of $17.00, Messrs Fumo and DiSandro will receive an aggregate of $4,420,040 and $2,840,000, respectively, as consideration for their restricted stock and options. Under the terms of their employment agreements, Messrs. Fumo and DiSandro will each receive $1.2 million. The PSB board of directors was aware of these interests and considered them in its decision to approve the merger agreement.
Conestoga Will Continue as the Surviving Corporation (Page __)
     Conestoga will continue as the surviving corporation after the transactions contemplated by the merger agreement are completed. The board of directors and executive officers of Conestoga will be the continuing directors and executive officers of Conestoga and Conestoga Bank and the directors and executive officers of PSB and First Penn Bank will have no continuing role in the surviving corporation.
Material United States Federal Income Tax Consequences (Page __)
     If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of PSB common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.
Regulatory Approvals (Page __)
     Completion of the transactions contemplated by the merger agreement is subject to approval from the Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking. PSB and Conestoga have completed the filing of all of the required applications and notices with these regulatory authorities. Although neither PSB nor Conestoga knows of any reason why the necessary regulatory approvals will not be obtained in a timely manner, there can be no assurance that these approvals will be obtained in a timely manner or at all.

Procedure for Receiving Merger Consideration (Page __)
     As soon as practicable after the effective time of the merger, an exchange agent will mail a letter of transmittal and instructions to you and the other PSB shareholders. The letter of transmittal and instructions will tell you how to surrender your shares in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card or voting instruction card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.
No Solicitation of Transactions (Page __)
     The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified business combination transactions involving PSB and our subsidiaries. However, our board of directors may respond to an unsolicited bona fide written proposal from a third party for an alternative business combination transaction that our board concludes constitutes or is reasonably likely to result in a superior proposal (as defined in the merger agreement). In addition, we may terminate the merger agreement and enter into an agreement with respect to a superior proposal after satisfying the requirements of the merger agreement, including paying the termination fee referred to under “Termination Fees” below.
Conditions to Closing (Page __)
     The respective obligations of PSB and Conestoga to complete the merger are conditioned upon the satisfaction or waiver of the following conditions:
•	the adoption of the merger agreement by our shareholders;

•	the receipt of required regulatory approvals and the expiration of all statutory waiting periods; and

•	the absence of any law or order prohibiting or making illegal the completion of the merger.
     Each of PSB’s and Conestoga’s obligations to complete the merger is also subject to the satisfaction or waiver of several other conditions, including:
•	material performance by the other party of its covenants under the merger agreement; and

•	the accuracy of the other party’s representations and warranties, except, in most cases, to the extent the failure of such representations and warranties to be true and correct would not have a material adverse effect.
     Conestoga’s obligations to complete the merger are also subject to the agreement executed by each of Messrs. Fumo and DiSandro being in full force and effect and the execution by our Executive Vice President, Mr. Gary Polimeno, of a severance agreement and release satisfactory to Conestoga.

     PSB’s obligations to complete the merger are also subject to the execution and delivery by Conestoga to the directors and officers of PSB of a release in the form attached to the merger agreement.
Termination of the Merger Agreement (Page __)
     PSB and Conestoga may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of PSB have voted to adopt the merger agreement. The merger agreement also may be terminated at any time prior to the effective time of the merger in other specified circumstances, including:
•	by either Conestoga or us if:
•	the merger is not completed on or before April 30, 2007 (other than, in the case of PSB, due to the failure of PSB to perform and observe any of its covenants or agreements);

•	a governmental entity which must grant a regulatory approval denies the approval and the denial becomes final and nonappealable;

•	a governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the merger;

•	our shareholders fail to adopt the merger agreement at the special meeting or any postponement or adjournment of the special meeting; or

•	the other party breaches the merger agreement in a manner that would entitle the party seeking to terminate the merger agreement not to complete the merger, subject to the right of the breaching party to cure the breach within 30 days of written notice of the breach, and the party seeking to terminate is not then in material breach of the merger agreement.

•	by Conestoga, if the board of directors of PSB has materially breached its non-solicitation obligations or our board of directors has failed to recommend the merger to our shareholders or withdrawn, modified or changed in a manner adverse to Conestoga its recommendation of the merger, or recommended an alternative transaction, or failed to call and hold a meeting of our shareholders to adopt the merger agreement within six months of the date of the Agreement.
•	by us:
•	prior to adoption of the merger agreement by our shareholders, in order to accept a superior proposal, if we comply with the provisions of the merger agreement relating to the termination, including by paying the termination fee described below; or

•	if all of the conditions precedent to completion of the merger have been satisfied, we deliver written notice to Conestoga of the satisfaction of such conditions and the obligations of the parties to close the merger in accordance with the merger agreement, and Conestoga elects not to close the merger within fifteen (15) days of the date of such written notice.
Termination Fees (Page __)
     In connection with the termination of the merger agreement by us or Conestoga in certain circumstances generally involving a competing acquisition proposal for PSB, we will be required to pay Conestoga a termination fee of $3,000,000. In connection with the termination of the merger agreement by us in the event Conestoga elects not to close the merger within 15 days of written notice from PSB of the satisfaction of all conditions to closing, Conestoga will be required to pay us a termination fee of $3,000,000 as an exclusive remedy.
Our Directors and Executive Officers Have Signed Voting Agreements (Page __)
     As a condition to Conestoga entering into the merger agreement, each of the directors and executive officers of PSB entered into an agreement with PSB pursuant to which each director and executive officer agreed to vote all of the shares of PSB common stock they own or over which they exercise voting control in favor of the merger agreement. PSB directors and executive officers agreed to enter into the agreements to increase the likelihood that we would complete the transaction. As of the record date of November 27, 2006, the directors and executive officers of PSB owned or exercised voting control over                      shares of PSB common stock, representing approximately 16.3% of the shares of PSB common stock outstanding on that date.
The Special Meeting
Time, Place and Date (Page __)
     The special meeting will be held on December 29, 2006, starting at 10:00 a.m., Eastern Time, at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103.
     Purpose (Page ___)
     You will be asked to act upon the following matters:
•	adoption of the merger agreement;

•	adjournment of the special meeting, if necessary, to solicit additional proxies;

•	the election of three Class II directors; and

•	such other matters as may be properly presented at the special meeting or any adjournment thereof.

     Record Date and Quorum (Page ___)
     You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on November 27, 2006, the record date for the special meeting. You will have one vote for each share of PSB common stock that you owned on the record date. As of the record date, there were 5,142,526 shares of our common stock outstanding and entitled to vote.
     Required Vote (Page ___)
     Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the votes cast by PSB shareholders at the special meeting. The directors and executive officers of PSB and their affiliates together beneficially own and are entitled to vote about 16.3% of the shares entitled to be cast at the meeting. Directors and executive officers of PSB have agreed to vote the shares they own or over which they exercise voting control in favor of the merger agreement.
     Brokers who hold shares of PSB common stock as nominees will not have authority to vote such shares on the transaction unless the underlying shareholders provide voting instructions.
     Approval of the merger agreement by Conestoga’s shareholders has already been obtained.
The Parties to the Merger (Page ___)
PSB Bancorp, Inc.
1835 Market Street
Philadelphia, Pennsylvania 19103
(215) 979-7900
     We are a bank holding company for First Penn Bank. PSB and First Penn Bank are subject to regulation by the Federal Reserve Bank of Philadelphia. Our principal business is the ownership of the stock of First Penn Bank and First Penn Bank is primarily engaged in the business of attracting deposits from the general public in its market area and investing the deposits in commercial real estate loans, commercial business loans, construction loans, residential mortgage loans, consumer loans, and mortgage-backed securities. At September 30, 2006, we had total assets of $564.1 million, total deposits of $505.2 million and shareholders’ equity of $47.9 million.
Conestoga Bancorp, Inc.
165 Pottstown Pike
Chester Springs, Pennsylvania 19425
(610) 321-6900
     Conestoga is a bank holding company for Conestoga Bank. The common stock of Conestoga is privately held. Conestoga was initially capitalized with $15 million and the principal shareholders of Conestoga expect to provide the capital necessary to complete the merger. Conestoga is subject to regulation by the Federal Reserve Bank of Philadelphia, and its

principal business is the ownership of the stock of Conestoga Bank. At September 30, 2006, Conestoga had total assets of $26.5 million, total deposits of $12.0 million and shareholders’ equity of $14.1 million.
Conestoga Bank
165 Pottstown Pike
Chester Springs, Pennsylvania 19425
(610) 321-6900
     Conestoga Bank, is a newly formed, Pennsylvania chartered, full service commercial bank that commenced operations on July 28, 2006. Conestoga Bank serves the needs of individuals, small businesses, institutions and other organizations in Southeastern Pennsylvania. Conestoga Bank’s goal is to develop and manage rewarding customer relationships by obtaining an intimate knowledge of its customers, providing them with valuable solutions, information, trusted advice, extraordinary service and convenient access.
FP Acquisition Corp.
c/o Conestoga Bancorp, Inc.
165 Pottstown Pike
Chester Springs, Pennsylvania 19425
(610) 321-6900
     Merger Sub is a Pennsylvania corporation and a wholly-owned subsidiary of Conestoga. Merger Sub was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.
Market Price of PSB Stock (Page __)
     Our common stock is quoted on the NASDAQ Global Market under the symbol “PSBI.” On August 30, 2006, which was the last trading day prior to published news reports regarding the merger, our common stock closed at $11.07 per share. On                      ___, 2006, which was the last trading day before the date of this proxy statement, our common stock closed at $___per share.
No Dissenters’ Rights of Appraisal (Page __)
     Under Pennsylvania law you do not have the right to dissent from the transaction and receive cash equal to the fair value of your shares of PSB common stock.
Election of Directors (Page __)
     You are also being asked to vote on the election of three Class II directors of PSB. If the merger is completed, all directors of PSB will resign. Therefore, if the merger agreement is approved and the merger is completed, directors elected at this meeting will serve only until the closing of merger. If the merger agreement is not approved or the merger is otherwise not completed, directors elected at this meeting will serve until the annual meeting in 2009 or until their successors are elected and qualified.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements intended to be covered by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include financial projections and their underlying assumptions, other information concerning possible or assumed future results of operations of PSB, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger—Opinions of Our Financial Advisors” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. These forward-looking statements reflect management’s current expectations and forecasts, and we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of PSB, the transactions contemplated by the merger agreement or the merger consideration payable thereunder. In addition to other factors and matters discussed in this document or discussed and identified in other public filings we make with the Securities and Exchange Commission, we believe the following risks could cause actual results to differ materially from those discussed in the forward-looking statements:
•	difficulties in obtaining required shareholder and regulatory approvals of the merger;

•	difficulties in selling the construction loans on which the potential adjustment to the merger consideration is based at a favorable price;

•	diversion of management time on merger-related issues;

•	increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes;

•	litigation or other adversarial proceedings relating to PSB or the merger;

•	changes in general economic conditions or conditions in securities markets, or the banking industry;

•	a materially adverse change in the financial condition of PSB;

•	difficulties related to the completion of the merger; and

•	other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting operations, pricing and services.
     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to PSB or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, PSB undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING
Time and Place of the Special Meeting
     This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on December 29, 2006, starting at 10:00 a.m., Eastern Time, at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103, or at any postponement or adjournment of the special meeting. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about November 30, 2006.
Matters to be Considered
     At the special meeting, our shareholders will be asked to consider and vote upon the following proposals:
•	adoption of the merger agreement;

•	approval of the adjournment of the special meeting, if necessary, to solicit additional proxies;

•	election of three Class II directors to serve until either the completion of the transactions contemplated by the merger agreement or for a term of three years and until their successors have been elected and qualified; and

•	transaction of such other business as may be properly presented at the special meeting or any adjournment thereof.
Record Date and Quorum
     The holders of record of PSB common stock as of the close of business on November 27, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 5,142,526 shares of our common stock outstanding and entitled to vote.
     The holders of a majority of the outstanding shares of our common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of the common stock held in treasury by PSB or owned by any of our subsidiaries for their own account are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote
     Adoption of the merger agreement and approval of the adjournment proposal each requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting. The three nominees for director receiving the highest number of votes cast, in person or by proxy, at the special meeting, will be elected as directors.
     You have one vote for each share of PSB common stock that you hold of record on each matter to be considered at the special meeting.
     The directors and executive officers of PSB have agreed to vote all shares of PSB common stock that they own or over which they exercise voting control for approval and adoption of the merger agreement. As of the record date for the special meeting, directors and executive officers of PSB and their affiliates beneficially owned and were entitled to vote approximately 836,374 shares of PSB common stock, which represented approximately 16.3% of the shares of PSB common stock outstanding on the record date.
     If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received these voting instructions or require further information regarding these voting instructions, contact your broker, bank or other nominee and he or she can give you directions on how to vote your shares. Under the rules of the NASDAQ, brokers, banks or other nominees who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger agreement and thus, absent specific instructions from the beneficial owner of the shares, brokers, banks and other nominees are not empowered to vote the shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). Shares of PSB common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists.
Proxies; Revocation
     If you are a shareholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of PSB common stock will be voted “FOR” the adoption of the merger agreement, “FOR” any postponement or adjournment of the special meeting to solicit additional proxies and “FOR” the election of the directors nominated for election.
     You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must do one of the following: advise our Corporate Secretary in writing prior to the voting of the proxy; submit a proxy dated after the date of the proxy you wish to revoke; or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

     If you have instructed your broker, bank or other nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker, bank or other nominee to change these instructions.
     Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:
PSB Bancorp, Inc.
1835 Market Street
Philadelphia, Pennsylvania 19103
Attention: Rosanne Pauciello
                  Corporate Secretary
     PSB does not expect that any matter other than the adoption of the merger agreement and adjournment, if necessary, and the election of directors will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.
Attending the Meeting
     If you hold your shares of PSB common stock in street name and you want to vote these shares in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.
Participants in PSB’s Employee Stock Ownership Plan
     If you are a participant in the PSB employee stock ownership plan, you will have received with this proxy statement voting instruction forms that reflect all shares you may vote under that plan. Under the terms of that plan, which is administered by Janney Montgomery Scott, LLC, the trustees, Vincent J. Fumo and Anthony DiSandro, vote all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of PSB common stock allocated to his or her plan account. If you own shares through this plan and do not vote, the plan trustee or administrator will vote the shares in accordance with the terms of the plan. The deadline for returning your voting instruction is                      ___, 2006.
Solicitation of Proxies
     PSB will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of PSB may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. PSB will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PROPOSAL NO. 1: TO APPROVE THE AGREEMENT AND PLAN OF MERGER DATED AUGUST 30, 2006 AND ENTERED INTO BY AND AMONG CONESTOGA BANCORP, INC., CONESTOGA BANK, FP ACQUISITION CORP., AND PSB BANCORP, INC.
PSB Bancorp, Inc.
          We are a bank holding company for First Penn Bank. PSB and First Penn Bank are subject to regulation by the Federal Reserve Bank of Philadelphia. Our principal business is the ownership of the stock of First Penn Bank and First Penn Bank is primarily engaged in the business of attracting deposits from the general public in its market area and investing the deposits in commercial real estate loans, commercial business loans, construction loans, residential mortgage loans, consumer loans, and mortgage-backed securities. At September 30, 2006, we had total assets of $564.1 million, total deposits of $505.2 million and shareholders’ equity of $47.9 million.
          For more information on PSB, see “Where You Can Find Additional Information” on page ___.
Conestoga Bancorp, Inc.
          Conestoga is a bank holding company for Conestoga Bank. Conestoga is subject to regulation by the Federal Reserve Bank of Philadelphia, and its principal business is the ownership of the stock of Conestoga Bank. The common stock of Conestoga is privately held. Conestoga was initially capitalized with $15 million and the principal shareholders of Conestoga, or certain of their affiliates expect to provide the majority of the capital necessary to complete the merger. At September 30, 2006, Conestoga had total assets of $26.5 million, total deposits of $12.0 million and shareholders’ equity of $14.1 million.
Conestoga Bank
          Conestoga Bank, is a newly formed, Pennsylvania chartered, full service commercial bank that commenced operations on July 28, 2006. Conestoga Bank serves the needs of individuals, small businesses, institutions and other organizations in Southeastern Pennsylvania. Conestoga Bank’s goal is to develop and manage rewarding customer relationships by obtaining an intimate knowledge of its customers, providing them with valuable solutions, information, trusted advice, extraordinary service and convenient access.
FP Acquisition Corp.
          Merger Sub is a Pennsylvania corporation and a wholly-owned subsidiary of Conestoga. Merger Sub was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

THE MERGER
Background of the Merger
          In June 2004, PSB engaged Griffin Financial Group, LLC (“Griffin”) to perform a strategic alternatives study for the Company. Griffin presented its strategic alternatives study to the PSB board of directors on September 16, 2004. As a prelude to an analysis of PSB’s strategic alternatives, the study included an overview of the banking industry, an assessment of the bank merger and acquisition environment, a review of regional economic conditions, and the competitive and regulatory environment in which PSB operated as well as a comparison of PSB to its peers. The study then reviewed four potential strategic options, including:
•	remaining independent coupled with growth through possible acquisition,

•	a sale,

•	a merger of equals, or

•	sale at a later time, with the likely time horizon being 18 to 24 months.
          The September 16, 2004, board meeting ended without reaching any conclusion. A second board meeting was held on September 30, 2004, to discuss the company’s strategic options. Each of the four options previously reviewed was discussed in detail by the board. With respect to remaining independent, the board discussed steps that would be necessary to improve performance, including improvements in the management team, asset/liability management and improved loan origination and cost controls. The board also discussed the strong competitive landscape and the challenges this presented. With respect to a merger of equals, the board took note of the fact that there were not many attractive candidates, either from a financial or cultural perspective and that therefore this alternative was probably not realistic. With respect to a sale, the board noted that the then current market was producing strong pricing. The board briefly reviewed potential candidates and the effect that any sale would have on shareholders, employees, customers and the community. Finally, the board also considered a possible sale at a later date after the company had an opportunity to further execute elements of its business plan. In this regard, the board noted that execution of the business plan entailed risk, the potential pool of possible acquirers could shrink and market pricing could change.
          At the conclusion of this discussion the consensus view of the board was not to authorize sale of the company. Instead, the board concluded that Griffin should test the market by soliciting indications of interest from potential buyers and the board would then evaluate these indications of interest to determine whether it was the appropriate time to sell the company.
          Griffin commenced this market test in February 2005 based on 2004 financial results for PSB. It presented the results of this process at a board meeting held on May 19, 2005. Griffin noted that the level of merger and acquisition activity in the banking industry had fallen precipitously since the previous year and that the convergence of short and long term interest rates was producing earnings pressure on likely buyers resulting in declining market valuations for these buyers. It was also apparent from discussions with potential buyers that ongoing litigation in which PSB was involved concerning the validity of approximately 1.4 million disputed options arising from its 1999 acquisition of First Bank of Philadelphia was having a chilling effect on interest in PSB. The result of this process was that Griffin solicited indications of interest from sixteen potential buyers and received one indication of interest at a price that Griffin and the board deemed inadequate. As a result, Griffin recommended, and the board agreed, that a sale of the bank was not appropriate at that time. However, Griffin also recommended that Griffin be authorized to stay in contact with potential buyers and explore alternative buyers such as acquirers financed by private equity.
          Griffin was authorized by the board to monitor the market for potential buyers during the balance of 2005, and Griffin continued to do so and informally contacted potential acquirers, including nontraditional acquirers such as private equity financed buyers and special acquisition corporations. Griffin informally approached Conestoga in late 2005 and preliminary discussions with Conestoga occurred in November 2005 through early January 2006. However, it quickly became apparent that the existence of the option litigation as well as different pricing expectations of the parties were a barrier to a transaction. As a result, all contact terminated and Griffin did not bring the discussions with Conestoga to the attention of PSB’s board of directors. Conestoga proceeded with its plan to open a de novo bank in Chester Springs, Pennsylvania.
          In May 2006, PSB entered into a settlement agreement with respect to the validity of approximately 1.2 million of the disputed options. As part of the settlement, PSB paid the plaintiffs the sum of $9.65 million and the plaintiffs agreed to terminate all litigation concerning these options and entered into a covenant not to sue PSB, including in the event PSB were to be sold. In June 2006, PSB purchased at a sheriff sale the rights, if any, to the remaining 343,000 options at a cost of $1.2 million. (Note, that one-half of these disputed options were also included in the settlement relating to the 1.2 million disputed options described above because of a divorce proceeding affecting two of the plaintiffs.).
          As a result of these two events, management of PSB believed that a major impediment to a sale of the company was removed. Management directed Griffin to again solicit indications of interest from potential buyers. To further facilitate a possible transaction and encourage higher pricing, the Chairman and the President of PSB indicated a willingness to consider an amendment to their supplemental executive retirement plans to reduce payments under these plans by an aggregate of $3.3 million. Griffin renewed the process in May 2006. Griffin contacted twenty potential buyers, including Conestoga, and ten of these potential bidders executed confidentiality agreements and made an evaluation of PSB. Two parties submitted indications of interest.
          In July 2006, Griffin held discussions with both parties regarding pricing, structure and related matters. Conestoga’s initial indication of interest appeared to be superior to the other proposal and Griffin asked Conestoga to perform due diligence and confirm its indication of interest. Conestoga performed its due diligence in July 2006 and continued its efforts through August 2006.
          During its due diligence, Conestoga identified seven performing construction loans with a total net commitment of $26.6 million and an outstanding net balance of $16.2 million that it believed represented a concentration in construction lending as well as a geographic concentration with which it was not comfortable. As a result, Conestoga indicated that it could not confirm its original indication of interest.
          Negotiations among the parties ensued and PSB agreed to attempt to sell these performing loans or sell a participation in these loans during the executory period between signing and closing of the transaction. The parties further agreed that if the loans were sold at par, no pricing adjustment would occur, but if the loans were sold at less than par, the price would be adjusted by the amount of an after-tax discount to par on the sale or participation of the loans that was negotiated between the parties, subject to a maximum discount of $0.66 per share. Based on these discussions, Conestoga submitted a revised indication of interest at $16.75 per share, subject to potential price adjustment as described.
          In addition, throughout the process, Conestoga had stated that it wanted the Chairman and the President of PSB to execute covenants not to compete. In early August 2006, the Chairman and the President of PSB agreed to enter into three year covenants not to compete but only if the attendant tax savings that Conestoga would realize because of the deductibility of these payments were used to increase the per share price to all shareholders. Conestoga acceded to this request and, as a result, increased the per share purchase price to $17.00, subject, as before, to a price adjustment based on the sale of the seven construction loans. Therefore, in connection with the execution of the agreement, the Chairman and President of PSB each executed an agreement containing a three year covenant not to compete that materially restricts the post-merger activity of each executive. Conestoga agreed to pay these executives $1.5 million each for these covenants not to compete. However, notwithstanding the additional obligation each executive incurred under the covenant not to compete, the total amount payable under the new agreement that each executive signed does not exceed the amount otherwise payable to each executive under his pre-existing employment agreement and supplemental executive retirement plan. Prior to the amendment of the supplemental executive retirement plans, the Chairman and President would have received $6.0 million and $5.1 million, respectively, under their pre-existing supplemental executive retirement plans. Subsequent to the amendments to the supplemental retirement plans, the Chairman and President will receive $2.6 million and $2.1 million respectively under these agreements. In addition, the Chairman and President will each receive $1.5 million as payment for the covenants not to compete.
          During the month of August 2006, the parties negotiated the material terms of the merger agreement and the related agreement for each of Messrs. Fumo and DiSandro. At a special meeting of the board of directors of PSB held on August 16, 2006, counsel for PSB, Stevens & Lee, P. C., reviewed the draft merger agreement and the fiduciary duty of directors in connection with a change in control. Griffin made a presentation to the board in which it reviewed the history of the process that began in 2004, provided its analysis of the proposed transaction with Conestoga and orally confirmed that the consideration payable by Conestoga was fair to the PSB shareholders from a financial point of view. Because Griffin had been involved in the process for a significant period of time and because its fee was contingent upon completion of the transaction, the board also retained Curtis Financial Group, LLC to provide a second opinion as to the fairness of the consideration to PSB shareholders. Accordingly, Curtis also attended the August 16, 2006 meeting and provided its analysis of the transaction. At this meeting, Curtis provided its oral opinion that the consideration payable by Conestoga was fair to PSB shareholders from a financial point of view.

          During the last two weeks of August 2006, the parties continued to negotiate the remaining issues in the merger agreement. During August 2006, Griffin was contacted by a special acquisition corporation that orally indicated a price that was within the range indicated by Conestoga. By this time, however, Conestoga had confirmed its $17.00 share price, and substantially completed its due diligence and appeared to have ready access to capital. Because the oral indication of interest from the special acquisition corporation was preliminary and conditioned upon due diligence, PSB’s management elected to continue final negotiations with Conestoga rather than pursue this other indication of interest. By the end of August, the material issues had been resolved. Conestoga’s board of directors and its shareholders approved the transaction on August 23, 2006. The following day, PSB’s board of directors met to consider the agreement. At that meeting, Stevens & Lee updated the board on the negotiations that had transpired since the August 16, 2006 meeting, and Griffin and Curtis each confirmed its oral fairness opinion. The board then unanimously voted to approve merger agreement and authorized management of PSB to execute the merger agreement and take all actions necessary to complete the transactions contemplated by the merger agreement. Conestoga intends to issue up to $25 million of trust preferred securities and sell common stock primarily to existing shareholders, or certain of their affiliates, in a private placement in order to raise sufficient funds to complete the transaction.
Reasons for the Merger
     In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that our shareholders vote to adopt the merger agreement, the PSB board of directors consulted with management and its financial and legal advisors. The board of directors considered the following factors and potential benefits of the merger, each of which it believed supported its decision:
•	the current and historical market prices of our common stock, and the fact that the $16.34 to $17.00 per share to be paid for each share of our common stock in the merger represented a substantial premium to the market price of PSB’s common stock;

•	the fact that Conestoga is a de novo institution and is expected to retain most of PSB’s employees;

•	the fact that this high employee retention should minimize disruption to our customers and the communities we serve;

•	the possible alternatives to the proposed merger, including continuing to operate PSB on a stand-alone basis, seeking to grow through acquisitions, or a merger of equals, the risks associated with such alternatives and the board’s belief that the merger would maximize shareholder value and would be more favorable to our shareholders than any other alternative reasonably available to PSB;

•	the industry trends and challenges affecting PSB, including the increasing importance of scale and scope, the need to improve lending capacity for key clients, potential challenges to earnings growth in the current economic and interest rate environment and increasing competitive challenges from continuing industry consolidation;
•	the process through which PSB, with the assistance of its financial advisors, solicited indications of interest over an extended period of time with institutions deemed to be the most likely candidates to pursue a business combination with or acquisition of PSB;

•	the determination that the likelihood of a superior offer from a potential purchaser not previously identified and contacted was insufficient to justify seeking additional proposals and risking the loss of the proposed transaction with Conestoga;

•	the fact that the merger consideration is all cash, so that the transaction will allow our shareholders to immediately realize a fair value, in cash, for their investment, pay tax at current favorable capital gains rates, and provide those shareholders with certainty of value for their shares;

•	the presentations of each of Griffin and Curtis, including their opinions that, as of the date of the applicable opinion and based upon and subject to the factors and assumptions set forth in the applicable opinion, the consideration to be received by the holders of PSB common stock in the proposed merger is fair, from a financial point of view, to those holders (see “The Merger — Opinions of Our Financial Advisors” and Annexes B and C to this proxy statement);

•	the fact that our deposit franchise, systems and infrastructure are most valuable to Conestoga now because of its de novo status and its desire to grow rapidly;

•	the fact that Conestoga, as a non-public company, is not constrained by dilution and other concerns that other potential buyers must consider;

•	the favorable impact that settlement of the prior litigation concerning the validity of disputed options had on pricing of the transaction;

•	the terms of the merger agreement, including:
•	the limited number and nature of the conditions to Conestoga’s obligation to complete the merger, including that for purposes of the merger agreement a “material adverse effect” on PSB does not include circumstances resulting from changes in interest rates or general economic or industry conditions, except for any changes that disproportionately affect PSB;

•	the provisions of the merger agreement that allow PSB, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding a business combination;

•	the provisions of the merger agreement that provide the board of directors with the ability to terminate the merger agreement in order to accept a superior proposal (subject to negotiating with Conestoga and paying Conestoga a $3.0 million termination fee); and
•	the absence of a financing condition to Conestoga’s obligation to complete the merger and the related financial resources of Conestoga’s principal shareholders.
     The board of directors also considered the following factors, among others:
•	the risk that the merger might not be completed in a timely manner or at all;

•	the potential that we may not be able to sell the seven identified loans at par, which could result in a price adjustment;

•	the interests of our executive officers and directors in the merger (see “Interests of Our Directors and Executive Officers in the Merger”);

•	the fact that a material adverse change that could give rise to a breach of the agreement includes one-time charges that could have a material adverse effect on our business, operations, results of operations or financial condition taken as a whole or our ability to complete the transaction by April 30, 2007, including potential one-time charges resulting from litigation;

•	the fact that Conestoga is newly organized and capitalized with only $15.0 million, which is far less than the merger consideration, and the fact that Conestoga’s shareholders have not guaranteed Conestoga’s performance of Conestoga’s obligations under the merger agreement;

•	the fact that our shareholders will not participate in any future earnings or growth of Conestoga and will not benefit from any appreciation in value of Conestoga following the merger;

•	the fact that Conestoga’s bid reflected a price below the median transaction to book value ratio for transactions nationwide, in the Mid-Atlantic region and in Pennsylvania, but was similar to the median transaction to book value for companies with earnings profiles which are similar to PSB’s, and the fact that Conestoga’s bid reflected a significantly higher price to earnings ratio and a substantially higher market premium than the median values of these metrics for transactions nationwide, in the Mid-Atlantic Region, and in Pennsylvania.

•	the fact that the merger consideration consists of cash and will therefore be taxable to our shareholders for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that PSB pay a $3.0 million termination fee in order to accept a superior acquisition proposal, which restrictions the board concluded were reasonable in light of the benefits of the merger;

•	the fact that, after receipt of notice from us that all conditions to closing have been satisfied, Conestoga may nevertheless fail to close and although Conestoga would be obligated to pay us a $3.0 million termination fee, we would have no other recourse;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of management and employee disruption associated with the merger.
     After taking into account all of the factors set forth above, as well as others, the board of directors determined that the potential benefits of the merger outweigh the potential risks and that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair and in the best interests of PSB. The board of directors has unanimously approved the merger agreement and the merger and recommends that you vote to adopt the merger agreement at the special meeting. The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but rather includes the material factors considered by the board of directors. The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered but, with the assistance of its advisors, conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.
Recommendation of our Board of Directors
     After careful consideration, our board of directors, by unanimous vote:
•	has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of PSB;

•	has approved the merger agreement; and

•	recommends that PSB’s shareholders vote “FOR” the adoption of the merger agreement.
Opinions of Our Financial Advisors
     Opinion of Griffin Financial Group, LLC
     PSB engaged Griffin to act as its financial advisor in connection with the merger and to render an opinion as to whether the merger consideration to be paid in the merger is fair, from a financial point of view, to the holders of PSB common stock.
     At separate meetings of PSB’s board of directors on August 16, 2006 and August 30, 2006, Griffin rendered its oral opinion, subsequently confirmed in writing, that, as of August 30, 2006, and based upon and subject to assumptions made, matters considered and qualifications and limitations set forth in the written opinion, the merger consideration to be paid in the merger was fair, from a financial point of view, to the holders of PSB common stock.
     The full text of the written opinion of Griffin, dated August 30, 2006, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Griffin in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated in this document by reference. The summary of Griffin’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. PSB shareholders are urged to, and should, read Griffin’s opinion carefully and in its entirety. Griffin’s opinion was delivered to the PSB board of directors for the use and benefit of the PSB board of directors, and is directed only to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of PSB common stock, and it is not intended to be and does not constitute a recommendation to any shareholder of PSB as to how any shareholder should vote with respect to the merger or any related matter. Griffin was not requested to opine as to, and Griffin’s opinion does not address, PSB’s underlying business decision to proceed with or effect the merger, the likelihood of the completion of the merger or the funds to be used by Conestoga to finance the merger transaction, nor does Griffin’s opinion address the relative merits of the merger compared to any other business strategies or alternatives that might be available to PSB. The merger consideration to be paid in the merger and other terms of the merger were determined through arms-length negotiations between PSB and Conestoga and were approved by the PSB board of directors. Griffin did not recommend any specific price per share or other form of consideration to PSB or that any specific price per share or other form of consideration constituted the only appropriate consideration for the merger. The analysis of Griffin summarized below should not be viewed as determinative of the opinion of the PSB board of directors with respect to the value of PSB or of whether the PSB board of directors would have been willing to agree to a different price per share or other forms of consideration.
     For purposes of providing its opinion, Griffin:
•	reviewed certain publicly available financial statements and other information of PSB which it believed to be relevant;

•	reviewed certain internal financial statements and other financial and operating data concerning PSB;

•	discussed the past and current operations, financial condition and the prospects of PSB with senior executives of PSB;

•	reviewed the publicly reported historical price and trading activity for PSB common stock, including a comparison of certain financial and stock market information for PSB with similar publicly available information for certain other financial institutions the securities of which are publicly traded;

•	participated in discussions and negotiations between Conestoga and PSB;

•	reviewed a draft of the merger agreement, dated August 30, 2006;

•	reviewed the results of its efforts to solicit indications of interest from third parties with respect to an acquisition of PSB;

•	considered the competitive environment for financial institutions; and

•	performed comparable company, selected reference transaction, and discounted dividend analyses.
     In arriving at its opinion, Griffin assumed and relied upon, the accuracy and completeness of the information reviewed by it for the purposes of its opinion, without independent verification. Griffin also relied upon assurances from management of PSB that they are not aware of any facts and circumstances that may cause the information reviewed by it to contain a misstatement or omission of a fact material to its opinion. In arriving at its opinion, upon advice of PSB, Griffin assumed that the future prospects of PSB discussed with management of PSB were reasonable and reflected the best available estimates and judgments of the management of PSB as to the future prospects of PSB. Griffin also relied upon the advice PSB each received from their respective legal counsel, tax advisors, and independent public accountants as to all legal, tax and accounting matters relating to the merger. In arriving at its opinion, Griffin did not make any independent valuation or appraisal of PSB or its assets or liabilities (including any hedge, swap, foreign exchange, derivative or off-balance sheet assets or liabilities), nor was it furnished with any such appraisals and Griffin did not review any of the loans, loan loss reserves or individual loan credit files of PSB including, without limitation, the seven loans which are the subject of a possible reduction in the merger consideration. In addition, Griffin did not conduct a physical inspection of any of the properties or facilities of PSB. Griffin’s opinion was based upon market, economic and other conditions as they existed on, and could be evaluated, as a practical matter, as of the date of Griffin’s opinion. Griffin assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct and will be true and correct as of the closing date, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement have not been nor will be waived. Griffin also assumed that there has been no material change in PSB’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to it.
Financial Analyses of Griffin
     In performing its analyses, Griffin made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Griffin and PSB. Any estimates contained in the analyses performed by Griffin are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by Griffin’s analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty. Griffin’s opinion was among a number of factors taken into consideration by PSB’s board of directors in making its determination to approve the merger agreement. In addition, PSB’s board of directors did not rely on any single analysis in making its determination. Consequently, the analyses described below should not be viewed as determinative of the decision of PSB’s board of directors or management with respect to the fairness of the merger consideration to be paid in the merger.
     At the August 16, 2006 meeting of PSB’s board of directors, Griffin made a presentation of certain financial analyses of the merger. Griffin performed each of the financial analyses summarized below and updated such analyses for purposes of delivering its oral opinion on August 30, 2006, which was subsequently confirmed in writing as of that date. The summary below does not purport to be a complete description of the analyses performed by Griffin and underlying its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.
     In arriving at its opinion, Griffin considered the results of all of its analyses and did not attribute any particular weight to any analysis or factor that it considered. The financial analyses summarized below include information presented in tabular format. Griffin believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.
     Comparable Companies Analysis
     Griffin analyzed the public market statistics of certain comparable publicly traded companies and examined various trading statistics and information. In choosing companies comparable to PSB to analyze, Griffin selected publicly traded bank holding companies headquartered in Pennsylvania with assets between $500 million and $1 billion. These banks included: ACNB Corporation, American Bank Incorporated, Bryn Mawr Bank Corporation, Citizens Financial Services, Inc., CNB Financial Corporation, Comm Bancorp, Incorporated, Ephrata National Bank, Fidelity D&D Bancorp, Inc., First Keystone Corporation, First Chester County Corporation, FNB Bancorp, Incorporated, IBT Bancorp, Inc., Leesport Financial Corp., Orrstown Financial Services, Inc., Penns Woods Bancorp, Inc., Penseco Financial Services Corporation, QNB Corp. and Republic First Bancorp, Inc.
     Griffin selected these companies because their businesses and operating profiles are reasonably similar to those of PSB. None of the comparable companies identified above is identical to PSB. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies. Mathematical analysis (such as determining the mean and median) is not by itself a meaningful method of using the selected comparable companies data.
     As part of its analysis, Griffin examined public market data, including the following market statistics for each of the selected comparable companies:

•	the multiple of market price per share to earnings per share for the last twelve months;

•	the premium of market price per share to book value per share and tangible book value per share; and

•	the dividend yield and the dividend payout ratio.
     In addition, Griffin also compared certain financial metrics of PSB at or for the last twelve months ended June 30, 2006 to the mean and median of those ratios for the selected comparable companies. The information was obtained from publicly available financial information at or for the last twelve months ended June 30, 2006 and SNL Financial’s online database. SNL Financial is a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the industries that it covers. The stock price data used for this analysis was the closing price for the selected companies on August 25, 2006.
     This analysis yielded the following results:

Comparable
Companies
PSB	Median
Performance
Return on Average Equity	4.63%	11.87%
Return on Tangible Equity	4.76%	13.22%
Return on Average Assets	0.39%	1.16%
Net Interest Margin	3.55%	3.93%
Yield on Interest Earning Assets	6.30%	6.34%
Cost of Funds	2.89%	2.39%
Non-interest Income/Operating Revenue	10.87%	21.44%
Non-interest Expense/Average Assets	3.02%	2.77%
Efficiency Ratio	80.27%	59.12%

Condition
Equity + Trust Preferred/Tangible Assets	8.11%	9.01%
Borrowings/Assets	0.20%	14.67%
Loans/Deposits	78.55%	86.27%
Reserves/Loans	0.88%	1.07%
Nonperforming Assets + 90/Assets	0.51%	0.40%
Reserves/Nonperforming Assets + 90	120.16%	148.65%

Trading Statistics
Market Price/LTM EPS	25.00	x	14.60	x
Market Price/Book Value	120.68%	170.20%
Market Price/Tangible Book	124.26%	182.45%
Current Dividend Yield	—	3.25%
Dividend Payout Ratio	—	46.56%
One Year Market Price Change	-23.88%	0.53%

     Selected Reference Transaction Analysis
     Griffin noted the transaction value to PSB shareholders of $17.00 per share of PSB common stock is subject to a downward price adjustment of up to $0.66 per share of PSB common stock based upon the potential sale of, or sale of a participation interest in, seven identified construction loans. Griffin also noted that each of the maximum transaction value of $17.00 per share of PSB common stock and the minimum transaction value of $16.34 per share of PSB common stock represents a premium to PSB’s closing price per share of common stock on August 25, 2006 (two trading days preceding the public announcement of the merger).
     Griffin also calculated:
•	the multiples for each of the maximum transaction value per share and the minimum transaction value per share to PSB’s normalized earnings per share for the last twelve months ending June 30, 2006;

•	the premiums for each of the maximum transaction value per share and the minimum transaction value per share to PSB’s book value per share and tangible book value per share at June 30, 2006;

•	the premiums for each of the maximum transaction value and the minimum transaction value to PSB’s total assets at June 30, 2006; and

•	the premiums to core deposits (total deposits minus all time deposits), based on the difference between each of the maximum transaction value and the minimum transaction value and PSB’s tangible book value at June 30, 2006, divided by PSB’s core deposits at June 30, 2006.
     Griffin compared the foregoing calculations to similar calculations for selected transactions which were grouped as follows:
•	Group 1. Transactions valued at less than $200 million which were announced after January 1, 2005 and involved target companies headquartered in Pennsylvania.

Acquiror	Target
Centura Financial Holdings	Smithfield State Bank
Franklin Financial Services	Fulton Bancshares Corp.
F.N.B. Corp.	Legacy Bank
Orrstown Financial	First National Bank of Newport
Tower Bancorp, Inc.	FNB Financial Corp.

Acquiror	Target
Standard Mutual Holding Co.	Hoblitzell National Bank of Hyndman
F.N.B. Corp.	North East Banchshares Inc.
Willow Grove Bancorp Inc.	Chester Valley Bancorp Inc.
•	Group 2. Transactions valued at less than $200 million which were announced during 2003 and 2004 and involved target companies headquartered in Pennsylvania.

Acquiror	Target
F.N.B. Corp.	NSD Bancorp Inc.
Sterling Financial	Pennsylvania State Banking Co.
F.N.B. Corp.	Slippery Rock Financial Corp.
Omega Financial Corp.	Sun Bancorp, Inc.
Leesport Financial Corp.	Madison Bancshares Group Ltd.
Community Bank System Inc.	First Heritage Bank
National Penn Bancshares Inc.	Peoples First Inc.
Harleysville National Corp.	Millennium Bank
Community Bank System Inc.	Grange National Banc Corp.
Univest Corp. of Pennsylvania	Suburban Community Bank
National Penn Bancshares Inc.	HomeTowne Heritage Bank
KNBT Bancorp Inc.	First Colonial Group Inc.
Fulton Financial Corporation	Premier Bancorp Inc.
Univest Corp. of Pennsylvania	First County Bank
•	Group 3. Transactions (20 in the mid-Atlantic region and 117 nationwide) valued at less than $200 million which were announced after January 1, 2001 and involved target companies with positive earnings whose returns on average assets were less than 0.50%.
     Griffin considered these selected transactions to be reasonably similar, but not identical, to the merger. The selected transactions differed in that they were not all cash-out mergers but included cash and stock mergers, all stock mergers, and reorganizations. Additionally, these selected transactions differ as to the characteristics of the target entity’s market area, business model, lending concentration, and asset size. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the premiums paid in those comparable transactions to which the merger is being compared. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected merger transaction data.
     For each of these selected transactions, Griffin used publicly available financial information, including information obtained from the online databases of SNL Financial, to calculate:

•	the multiples of the implied transaction value per share to the target company’s earnings per share for the last twelve months using the target company’s most recent financial reports at the time of announcement of the comparable transaction;

•	the premium of the implied transaction value per share to the target company’s book value per share and tangible book value per share using the target company’s most recent financial reports at the time of announcement of the comparable transaction;

•	the premium of the implied transaction value to the target company’s total assets using the target company’s most recent financial reports at the time of announcement of the comparable transaction;

•	the implied premium to total core deposits of the target company using the target company’s most recent financial reports at the time of announcement of the comparable transaction; and

•	the premium per share paid by the acquiror compared to the share price of the target company prevailing two trading days prior to the announcement of the comparable transaction.
     The mean and median values of these premiums and multiples for the selected comparable transactions were then compared to those calculated for the merger. The following table compares the foregoing calculations for the merger and the mean of the foregoing calculations for the selected comparable transactions.

	Conestoga/PSB				Selected Reference Transactions
	Maximum		Minimum
	($17.00		($16.34
	per share)		per share)						Group 3
	Transaction		Transaction		Group 1		Group 2		Mid-Atlantic		Nationwide
	Value		Value		Mean		Mean		Mean		Mean
Implied Transaction Value as a Multiple of:
Last Twelve Months EPS	40.5	x	38.88	x	24.84	x	26.48	x	28.72	x	34.26	x

Implied Transaction Value as a Premium to:
Book Value	186.44%		179.21%		206.08%		269.43%		199.06%		195.72%
Tangible Book Value	191.97%		184.52%		216.72%		286.33%		206.13%		205.08%
Closing Price - 2 Trading Days Prior to Announcement	54.55%		48.55%		43.56%		49.75%		34.81%		34.95%

Transaction Value as a Percentage of Assets	16.70%		15.99%		20.32%		23.69%		17.36%		17.28%
Implied Core Deposit Premium	11.26%		10.34%		16/09%		22.47%		15.38%		13.60%

     Discounted Dividend Analyses.
     Griffin performed two separate discounted dividend analyses to estimate a range of the present values per share of PSB common stock, assuming PSB’s normalized earnings per share for the twelve month period ended December 31, 2006 are equal to PSB’s earnings per share as of June 30, 2006, annualized on a twelve month basis. After 2006, net income is estimated to (a) increase, in the moderate growth model, at a rate of 10% per year which yields estimated earnings per share of $0.49 in 2007, $0.54 per share in 2008, $0.59 per share in 2009, $0.65 per share in 2010 and $0.72 per share in 2011, and (b) increase, in the aggressive growth model, at a rate of 20% per year which yields estimated earnings per share of $0.53 in 2007, $0.64 per share in 2008, $0.77 per share in 2009, $0.92 per share in 2010 and $1.11 per share in 2011. The cash flows, in both models, were modeled assuming that PSB continues to operate as an independent entity. The valuation range, for both models, was determined by adding (i) the present value of PSB’s earnings available for dividends, net of earnings necessary to maintain a common equity to assets ratio of 8.5%, through December 31, 2011 and (ii) the present value of the “terminal value” of PSB common stock. In calculating the terminal value of PSB common stock, Griffin applied, in both models, multiples ranging from 20.0x to 26.0x to 2011 estimated earnings. The dividend stream and the terminal value were then discounted back using discount rates ranging from 11.0% to 15.0% in the moderate growth model and 16.0% to 20.0% in the aggressive growth model, which are rates Griffin viewed as the appropriate range for a company with PSB’s risk characteristics in light of the growth rates and estimates applied in the respective models.
     Based on the above assumptions, Griffin determined that the present value of the PSB common stock ranged from $7.15 per share to $11.08 per share in the moderate growth model and from $9.36 to $14.24 in the aggressive growth model.
     Fees Payable by PSB to Griffin.
     PSB has agreed to pay Griffin a $50,000 retainer (which amount has been paid) and a transaction fee in connection with the merger of $934,000 (1.0% of the aggregate merger consideration), payable one quarter upon execution of the merger agreement (which amount has been paid), one quarter upon the earlier of shareholder or regulatory approval and the balance upon closing of the merger. PSB has also agreed to reimburse certain of Griffin’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Griffin and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws. Griffin is an affiliate of Stevens & Lee, PSB’s legal counsel.
     Opinion of Curtis Financial Group LLC
     In a letter agreement dated August 9, 2006, PSB retained Curtis Financial Group, LLC to render a fairness opinion in connection with a possible transaction with Conestoga in accordance with the Agreement and Plan of Merger. Curtis is a regional investment banking firm with particular experience in the financial services industry. Curtis, and its affiliates, as part of its investment banking business, are engaged in the valuation of securities and companies for a variety of purposes and in connection with various types of transactions including mergers and acquisitions. Curtis was selected by PSB because of its knowledge of, expertise with and reputation in the financial services industry. No limitations were imposed by the PSB board of directors upon Curtis with respect to the investigation made or procedures followed by it in arriving at its opinion. In rendering its opinion, Curtis does not admit that it is an expert within the meaning of the term “expert” as used within the Securities Act of 1933 and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.
     Curtis rendered a fairness opinion to PSB in connection with the proposed transaction, but the terms and conditions of the transaction, including pricing, were determined through arm’s length negotiations between PSB and Conestoga. At the August 30, 2006 meeting of the board of directors of PSB at which the board considered and approved the transaction, Curtis delivered to the board its written opinion that, as of such date, the merger consideration, as defined in the Curtis opinion letter, was fair to the holders of PSB common stock from a financial point of view. The full text of that opinion is attached as Annex C to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Curtis in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion attached as Annex C. Curtis urges PSB shareholders to read the entire opinion carefully in connection with their consideration of the proposed transaction.
     Curtis’s opinion was directed to the PSB board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to PSB shareholders as of August 30, 2006. It does not address the underlying business decision of PSB to engage in the transaction or any other aspect of the transaction and is not a recommendation to any PSB shareholder as to how that shareholder should vote at the special meeting with respect to the transaction, or any other matter.
     In connection with rendering its opinion, Curtis has, among other things:
•	reviewed the historical financial performance, recent financial position and general prospects of PSB using publicly available information;

•	reviewed certain internal financial statements and other financial and operating data concerning PSB prepared by PSB’s management team;

•	discussed certain forward looking financial information prepared by PSB’s management team;

•	held discussions with the senior management of PSB concerning the business, past and current operations, financial condition and future prospects of PSB;

•	reviewed the financial terms and conditions set forth in the draft transaction agreements;

•	compared the financial and stock market performance of PSB with that of certain other publicly traded companies we deemed similar to PSB;

•	compared the financial terms of the transaction with the financial terms, to the extent publicly available, of other transactions that Curtis deemed relevant;

•	prepared a discounted dividend analysis of PSB using data and projections supplied by PSB management; and,

•	made such inquiries and took into account such other matters as Curtis deemed relevant, including Curtis’ assessment of general economic, market and monetary conditions.
     In its review and analysis, and in arriving at its opinion, Curtis assumed and relied upon the accuracy and completeness, without further due diligence or independent confirmation, of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by PSB management as well as information provided by recognized independent sources) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of that information. Curtis relied upon the assurances of PSB’s management that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, Curtis did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets (including loans) or liabilities (contingent or otherwise including any derivatives or off-balance sheet assets and liabilities) of PSB, nor was Curtis furnished with any such evaluation or appraisal. Curtis did not make any independent evaluation of the adequacy of PSB’s allowance for loan losses nor did it review any individual credit files. Curtis assumed, with PSB’s consent, that PSB’s allowance for loan losses is adequate to cover such losses. Curtis assumed that the amount of the merger consideration will not be reduced as a result of indemnification, escrow or other provisions of the agreement.
     With respect to the status of PSB’s financial forecasts and projections (and the assumptions and bases therefore) that Curtis reviewed, upon the advice of PSB management, Curtis assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of PSB, and Curtis has further assumed that those projections and forecasts will be realized in the amounts and in the time periods currently estimated. Curtis assumed that the merger will be consummated upon the terms set forth in the merger agreement without material alteration thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on PSB or the contemplated benefits of the merger. Curtis assumed that all of the representations and warranties contained in the merger agreement are true and correct and that PSB and Conestoga will each perform the covenants required by the merger agreement. We have assumed, with your consent, that there are no legal issues with regard to PSB. In addition, Curtis has assumed that the historical financial statements of PSB reviewed by it have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. Curtis also assumed, with the consent of PSB, that the merger will be treated as a qualified stock purchase for federal income tax purposes. Finally, with PSB’s consent Curtis relied upon the advice PSB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.
     In performing its analyses, Curtis also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of PSB and Curtis. The analyses performed by Curtis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Curtis prepared its analyses solely for purposes of rendering its opinion and provided its analyses to the PSB board at the board of director’s meeting on August 16, 2006. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different.
     PSB does not publicly disclose internal management projections of the type discussed with Curtis in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.
     In rendering its opinion, Curtis performed a variety of financial analyses and considered a variety of factors that impacted these analyses as well as the process undertaken by the financial advisor of PSB in connection with the sale of PSB. The following is a summary of the material analyses performed by Curtis, but is not a complete description of all the analyses and considerations underlying Curtis’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process, involving numerous subjective judgments relating to the most relevant and / or appropriate methods of corporate and financial analysis and the application of those methods and analysis to the subject circumstances. The process, therefore, is not necessarily susceptible to partial analysis or summary description. Curtis believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Curtis’s comparative analyses described below is identical to PSB and no transaction is identical to the merger with Conestoga. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of PSB and the companies to which it is being compared.
     Summary of Transaction
     Curtis reviewed the financial terms of the proposed merger. Based upon the merger agreement Curtis calculated a transaction value of $17.00 per share of PSB common stock (and

$16.34 per share assuming the maximum adjustment for certain loans, per Section 2.1 of the merger agreement). Based upon financial information for PSB as of or for the twelve-month period ended June 30, 2006, Curtis calculated the following ratios with respect to the transaction value per share of PSB common stock:
     Transaction Ratios

	$17.00		$16.34
Transaction value/Last twelve month’s adjusted earnings	43.1	x	41.3	x
Transaction value/Book value	200.3%		191.8%
Transaction price/Tangible book value	206.4%		197.6%
     For purposes of Curtis’s analyses, earnings per share were based on net earnings adjusted upward for the elimination of certain one time expenses including a 2006 litigation settlement and related costs. The aggregate transaction value was approximately $93.9 million ($89.9 million at $16.34 per share) based upon 5,142,526 shares of PSB common stock outstanding plus the intrinsic value of outstanding options to purchase an aggregate of 906,434 shares of PSB common stock having a weighted average exercise price of $9.87.
     Comparable Company Analysis
     Curtis used publicly available information to compare selected financial, operating and market trading information for PSB and a group of commercial banking institutions selected by Curtis. The peer group consisted of the following publicly traded commercial banks headquartered in the eastern part of Pennsylvania with total assets between $300 million and $800 million:

American Bank Incorporated	First Keystone Corporation
Bryn Mawr Bank Corporation	FNB Bancorp, Inc.
Comm Bancorp, Inc.	Honat Bancorp, Inc.
Dimeco, Inc.	Mauch Chunk Trust Financial Corp.
DNB Financial Corporation	Norwood Financial Corp.
East Penn Financial Corporation	Penseco Financial Services Corporation
Ephrata National Bank	Peoples Financial Services Corp.
Fidelity D & D Bancorp, Inc.	QNB Corp.
     The analysis compared publicly available financial, operating and market trading information for PSB and the data for the peer group as of and for the twelve-month period ended June 30, 2006. The table below compares the data for PSB and the peer group.

     Comparable Group Analysis

	Peer	Peer	Peer
	Group	Group	Group
	Minimum	Median	Maximum	PSB
Total assets (in millions)	$305	$524	$751	$562
Equity/assets	5.4%	9.6%	12.0%	8.3%
Tangible equity/assets	5.4%	9.5%	12.0%	8.1%
Loans/ Deposits	59.6%	85.5%	100.8%	78.9%
NCOs/ Average Loans	(0.26)%	0.02%	0.36%	(0.02)%
NPAs+ 90 day past due /Total Assets	0.01%	0.32%	1.36%	0.53%
Loan Loss Reserves/ NPAs+ 90 day past due	76.2%	169.0%	898.3%	118.3%
Three year CAGR in Loans	2.9%	8.7%	26.4%	13.5%
Three year CAGR in Deposits	(0.8)%	4.6%	15.2%	5.3%
Three year CAGR in Assets	(1.5)%	3.8%	12.6%	4.8%
Most recent annualized Return on average assets	0.39%	1.08%	2.58%	(0.45)%
Most recent annualized Return on average equity	6.50%	10.94%	23.87%	(5.28)%
Most recent annualized Net Interest Margin	1.90%	3.71%	5.03%	3.38%
Most recent annualized Efficiency Ratio	36.0%	61.5%	88.3%	114.4%
Three year average — Return on average assets	0.30%	1.15%	1.58%	0.34%
Three year average — Return on average equity	4.98%	12.2%	15.3%	3.52%
Three year average — Net Interest Margin	1.83%	3.81%	4.81%	3.86%
Three year average — Efficiency Ratio	46.0%	56.7%	80.5%	86.5%
Price/Book Value	136.9%	170.3%	254.3%	120.8%
Price/Tangible book value	136.9%	172.5%	254.3%	124.4%
Price/LTM earnings per share	10.5%	15.5%	26.3%	NM
Dividend Yield	0.64%	2.61%	4.57%	0.00%
     Analysis of Selected Merger Transactions
     Curtis reviewed three sets of merger transactions it deemed comparable to the merger. Importantly, no transaction or group of transactions is the same as the merger. The selected transactions were based on acquisitions of banks similar to PSB in terms of size and geography. However, the acquired banks differ from PSB in many ways, including profitability, specific markets served, lending focus, leverage, and potentially other financial and operational characteristics. In addition, the transaction valuations capture synergies unique to each transaction. Curtis identified three different transaction groups to compare to the PSB transaction, one of which was selected based on performance as PSB had negative latest twelve months earnings per share. The first group of transactions involved target banks which were Mid-Atlantic region based banks with assets between $250 million and $1 billion where the transaction was announced since July 1, 2003 (the “Mid-Atlantic transactions”, 32 transactions). The second group of transactions involved a subset of the Mid-Atlantic Transactions in which the target banks were based in Pennsylvania (the “PA transactions”, 13 transactions). The third group of transactions involved a subset of the Mid-Atlantic Transactions in which the target banks produced an ROAA of 0.65% or less in the year prior to the announcement of the transaction (the “Performance transactions”, 9 transactions). The Performance transactions consisted of nine transactions and represented the lower quartile of the Mid-Atlantic transactions in terms of ROAA in the year prior to the announcement date. The median ROAA for the

Performance transactions (0.59%) more closely resembled the ROAA of PSB (-0.45%) than did the ROAA of the two other groups; therefore, this data may better reflect the manner in which such banks can be valued. The PSB transaction multiples compared favorably to the Performance transaction multiples despite PSB ranking the lowest in terms of profitability. The PSB transaction multiples were higher than the median Performance transaction multiples for all of those compared: premium to market value, price to book value, price to tangible book value, and price to assets. The price to earnings multiple could not be calculated for the PSB transaction as it exhibited negative earnings for the latest twelve month period. The table labeled “Transaction Multiples” compares the PSB transaction multiples to those of each of the transaction groups. The performance of the companies in the Performance transactions group most closely resemble the performance of PSB, and therefore provides the most relevant transaction multiples for comparative purposes. The PSB transaction multiples exceeded the median of the Performance transactions in each valuation category and exceeded the maximum premium to market value of the Performance transactions (54.4% vs. 38.2%).
Transaction Multiples

	Mid-Atlantic			PA			Performance			PSB
	transactions			transactions			transactions			Transaction(1)
	Max	Med	Min	Max	Med	Min	Max	Med	Min
Transaction price/ LTM EPS (x)	41.7	25.3	13.0	41.7	27.4	18.3	41.7	27.4	13.0	NM
Transaction price/ Book value (%)	373.9	245.8	124.8	373.9	201.5	124.8	316.2	174.9	124.8	200.3
Transaction price/ Tangible book value (%)	404.2	253.1	125.6	404.2	227.5	125.6	316.2	197.9	125.6	206.4
Transaction price/ Assets (%)	33.2	23.4	8.2	32.8	23.3	8.2	19.5	12.9	8.2	16.7
Premium to market (%)	79.4	27.5	(4.2)	63.5	30.6	19.3	38.2	26.7	9.3	54.4

(1)	Transaction multiples assume no loan adjustment
     Present Value Analysis
     Curtis performed an analysis that estimated the present value of PSB’s future common stock price based on a stream of earnings through June 2011 under various circumstances, assuming PSB performed in accordance with management’s earnings estimates for 2006. For periods after 2006, Curtis assumed annual growth rates of earnings per share of 5% to 20%. To approximate the future value of PSB common stock at June 30, 2011, Curtis applied price/earnings multiples ranging from 23x to 27x. The future values were then discounted to present values using different discount rates ranging from 10% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PSB common stock.

Assumes Midpoint of Earnings Growth (12.5%)

Discount
Rate	23x	24x	25x	26x	27x
10%	$10.90	$11.38	$11.85	$12.32	$12.80
11%	$10.42	$10.87	$11.33	$11.78	$12.23
12%	$9.96	$10.40	$10.83	$11.26	$11.70
13%	$9.53	$9.94	$10.36	$10.77	$11.19
14%	$9.12	$9.52	$9.91	$10.31	$10.71
15%	$8.73	$9.11	$9.49	$9.87	$10.25
     In connection with its analyses, Curtis considered and discussed with the PSB board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Curtis noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
     Compensation of Curtis Financial Group
     PSB paid Curtis a fairness opinion fee of $75,000. PSB has also agreed to reimburse Curtis for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Curtis and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.
Interests of our Directors and Executive Officers in the Merger
     In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. These interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.
     Pursuant to the merger agreement, Messrs. Vincent J. Fumo and Anthony DiSandro have each executed an agreement with PSB dated as of August 30, 2006. These agreements contain provisions that provide for:
•	as of the closing of the merger, the resignation of each executive as a director and officer of PSB and its subsidiaries;

•	as of the closing of the merger, the termination of all agreements between the executive and PSB, including the executive’s employment agreement and supplemental executive retirement plan;

•	as of the closing of the merger, the termination of the executive as a participant in any employee benefit plan or program;

•	a covenant not to compete with PSB or solicit PSB’s customers or solicit or hire any of PSB’s or Conestoga’s employees for the period commencing on the date of the agreement and ending three years from the date of the closing of the merger;

•	a general release from the executive in favor of PSB for any claims the executive may have against PSB for any matter that arose prior to the signing of the agreement, including under any contract or agreement between the executive and PSB or under any federal or state employment or discrimination law; and

•	in consideration for the foregoing, and in lieu of payments under each executive’s existing employment agreement and supplemental retirement plan, upon closing of the merger, PSB will make the following payments:
•	to Mr. Fumo, the sum of $4.73 million in lieu of payments under his employment agreement and supplemental executive retirement plan, $1.5 million in exchange for his agreement to the three year covenant not to compete and $100,000 in exchange for his execution of a general release in favor of PSB; and

•	to Mr. DiSandro, the sum of $4.68 million in lieu of payments under his employment agreement and supplemental executive retirement plan, $1.5 million in exchange for his agreement to the three year covenant not to compete and $100,000 in exchange for his execution of a general release in favor of PSB.
     In addition, the agreement provides for the continuation of the executive’s current salary and continued participation in existing employee benefit plans, in each case, through the closing of the merger. Furthermore, the agreement provides that if the effective date of the merger occurs on or before December 31, 2006, each executive is entitled to receive a retention bonus that equals the product of $187,000 multiplied by a fraction the numerator of which is the number of days that have elapsed between January 1, 2006 and the effective date of the merger and the denominator of which is 365. If the effective date of the merger occurs after December 31, 2006, then in addition to a $187,000 bonus for 2006, each executive is entitled to receive a retention bonus that equals to the product of $187,000 multiplied by a fraction the numerator of which is the number of days that have elapsed between January 1, 2007 and the effective date of the merger and the denominator of which is 365.
     Directors and executive officers of PSB also hold options to acquire 906,434 shares of PSB common stock under our stock option and incentive plans. All options are currently vested. The merger agreement provides that all outstanding stock options will be cashed out and cancelled in connection with the completion of the merger. Each option holder will receive an amount in cash, less required withholding taxes, equal to the merger consideration minus the exercise price per share of common stock subject to the option, for each share subject to such option. Assuming a price per share of $17.00, the directors and officers of PSB and First Penn Bank will receive the following consideration pursuant to the cash out of their options:

		Consideration to be received
Name/Position	Number of options held	upon cash out of options
Vincent J. Fumo, Chairman of the Board, PSB Bancorp, Inc. and First Penn Bank	485,720	$3,400,040

Anthony DiSandro, President & CEO, Director, PSB Bancorp, Inc. and First Penn Bank	260,000	$1,820,000

James Kenney, Director, PSB Bancorp, Inc.	27,857	$209,998

S. Michael Palermo, Director, First Penn Bank	27,857	$209,998

Rosanne Pauciello, Director, Secretary, PSB Bancorp, Inc. and First Penn Bank	25,000	$175,000

Edward McBride, Director, First Penn Bank	25,000	$175,000

Dennis Wesley, Director, PSB Bancorp, Inc.	40,000	$280,000
     The merger agreement also provides that each outstanding restricted stock award will become fully vested and free of restrictions at the effective time of the merger and will be converted into the right to receive the merger consideration. Messrs. Fumo and DiSandro each hold unvested restricted stock awards of 60,000 shares. Messrs. Fumo and DiSandro each will receive $1,020,000 pursuant to the conversion of their restricted shares assuming the final price per share in the merger is $17.00.
     The merger agreement also provides for indemnification of directors and officers of PSB in connection with any threatened or actual claim arising from their service as a director or officer of PSB or its subsidiaries prior to the closing of the merger or from the merger agreement and the transactions contemplated thereby. The merger agreement also contains a covenant by Conestoga to use its reasonable best efforts to provide directors’ and officers’ liability insurance to our directors and officers for a period of six years and contains a covenant of PSB to purchase, to the extent available, additional directors’ and officers’ liability insurance, in such amount and upon such terms as may be directed by Conestoga.
     The merger agreement also provides for the delivery of a release from Conestoga to each director and officer of PSB releasing them from any and all claims, counterclaims, rights,

demands, costs, damages, losses, liabilities, actions and causes of action, including attorneys’ fees and court costs, arising out of or relating to their service as a director or officer of PSB or its subsidiaries or arising out of or relating to the merger agreement, subject, in each case, to the limitations of applicable laws, statutes or regulations.
Material United States Federal Income Tax Consequences
     The following is a general discussion of certain material U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Internal Revenue Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.
     For purposes of this discussion, we use the term “U.S. holder” to mean:
•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
     A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.
     This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you as a U.S. holder in light of your particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, shareholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local, or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. We urge you to consult your own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.
     If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
     U.S. Holders
     The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:
•	the amount of cash received in exchange for the common stock; and

•	the U.S. holder’s adjusted tax basis in the common stock.
     If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, that holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.
     Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless that U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
     Non-U.S. Holders
     Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:
•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of PSB common stock at any time during the five years preceding the merger.
     An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
     We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.
     Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
Regulatory Approvals
     Conestoga and PSB have agreed to use reasonable best efforts to obtain the regulatory approvals required to complete the merger.
     We must obtain the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Pennsylvania Department of Banking to complete the merger. An application for approval of the merger was filed with the Federal Reserve and the Pennsylvania Department of Banking on October 3, 2006 and October 6, 2006, respectively. Under applicable regulations, the Federal Reserve and the Pennsylvania Department of Banking will review the financial, managerial, and competitive aspects of the transaction, as well as the convenience and needs of the community.
     In addition, the Federal Reserve may not approve any proposed acquisition:
•	if it would result in a monopoly or further any combination or conspiracy to monopolize or to attempt to monopolize the banking business in any part of the United States; or

•	which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would restrain trade, unless the Federal Reserve finds that the anticompetitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the proposed acquisition in meeting the convenience and needs of the community to be served.
     The Federal Reserve also has the responsibility to review the performance of all institutions involved in meeting their responsibilities under the Community Reinvestment Act, which includes the record of performance of the existing institutions in meeting the credit needs of the entire community including low- and moderate-income neighborhoods. The Federal Reserve has not received any protest under the Community Reinvestment Act as of the date of this proxy statement.
     We cannot assure you that the Federal Reserve or the Pennsylvania Department of Banking will approve the merger, and, if approved, as to the date of such approval. We cannot complete the merger until 30 days (15 days if the Attorney General does not object) after the date of Federal Reserve approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of Federal Reserve approval unless a court specifically orders otherwise. In reviewing the merger, the U.S. Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve, and thus it is possible that the U.S. Department of Justice could reach a different conclusion than the Federal Reserve regarding the merger’s competitive effects. Failure of the U.S. Department of Justice to object to the merger does not prevent the filing of antitrust actions by private persons.
Source of Funds
     Conestoga, Conestoga Bank and Merger Sub have represented that they will have available to them on the effective date of the merger immediately available funds necessary to consummate the transactions contemplated by the merger agreement.
No Dissenters’ Rights of Appraisal
     Under Pennsylvania law you do not have the right to dissent from the transaction and receive cash equal to the fair value of your shares of PSB common stock.
THE MERGER AGREEMENT
     The following is a summary of certain material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.
     The merger agreement contains representations and warranties made by and to the parties to the merger agreement as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information at the time they were made or otherwise.
Structure
     Subject to the terms and conditions of the merger agreement, and in accordance with Pennsylvania law, at the completion of the merger, Merger Sub, a Pennsylvania corporation that is a direct and wholly-owned subsidiary of Conestoga, will merge with and into PSB with PSB being the surviving corporation. As soon as practicable following completion of the merger, PSB Bancorp will merge with and into Conestoga with Conestoga surviving the merger, and Conestoga Bank will merge with and into First Penn Bank and the separate existence of Conestoga Bank will terminate. Contemporaneously with the merger of the banks, First Penn Bank will change its name to Conestoga Bank.
Effective Time and Closing
     The merger will be completed and become effective when PSB and Merger Sub file articles of merger with the Secretary of State of the Commonwealth of Pennsylvania. However, the parties to the merger agreement may agree to a later time for completion of the merger and specify that time in the articles of merger in accordance with Pennsylvania law.
     Subject to the terms and conditions of the merger agreement, the closing of the merger will take place as promptly as practicable after the satisfaction or waiver (subject to applicable law) of the conditions set forth in the merger agreement, other than conditions which by their terms are to be satisfied at the closing, but subject to satisfaction or waiver of such conditions.
Treatment of Common Stock, Stock Options and Restricted Stock Awards
     Common Stock
     At the effective time of the merger, each share of PSB common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled, will cease to exist, and will be converted into the right to receive up to $17.00 in cash. This amount may be reduced based upon the results of the possible sale of seven identified, performing loans on seven construction projects. Four of these projects are in Philadelphia, two are in Wildwood, New Jersey, and one is in Downingtown, Pennsylvania. We are obligated to lend up to $26.6 million on these projects and we currently have an outstanding principal balance of $16.2 million. Because Conestoga wanted to reduce both geographic and construction lending concentration, we have agreed to use our reasonable best efforts to sell these performing loans or sell a participation in these loans prior to closing. The result of this agreement between the parties means that the $17.00 per share purchase price may be reduced by the sum of the following quotients:

•	with respect to each of the identified loans that is sold or in which a participation interest is sold (regardless of the actual percentage participation interest of such loan that is sold);
•	the sum of (1) the percentage of net exposure on the loan retained by PSB or its subsidiaries after the sale of the loan or a participation interest times the after tax discount associated with that loan that was negotiated between the parties, plus (2) 0.6375 times the realized net loss incurred in accordance with generally accepted accounting principles on the disposal of the loan, divided by;

•	6,048,960, plus;
•	with respect to each of the seven identified loans that is not sold or in which a participation interest is not sold prior to closing;
•	the after-tax discount negotiated between the parties with respect to that loan, divided by;

•	6,048,960.
     Application of the foregoing formula means that if all seven loans are sold at par there will be no adjustment to the $17.00 per share purchase price and if none of the seven loans are sold, the maximum per share price adjustment is $0.66, which would result in a $16.34 per share purchase price.
     After the effective time of the merger, each of our outstanding stock certificates representing shares of common stock converted in the merger will represent only the right to receive the merger consideration without any interest and less any required withholding taxes. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.
     Stock Options
     At the effective time of the merger, each outstanding and unexercised option to acquire PSB common stock will be cancelled, and, in exchange for such cancellation, the holder of each stock option will receive an amount in cash, less required withholding taxes, equal to the excess of the merger consideration over the exercise price per share of common stock subject to such option, for each share subject to such option.
     Restricted Stock Awards
     At the effective time of the merger, each outstanding restricted stock award will become fully vested and free of restrictions and will be converted into the right to receive the merger consideration.

Exchange and Payment Procedures
     At or prior to the effective time of the merger, Conestoga will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of PSB common stock with an exchange agent reasonably acceptable to PSB. No later than ten business days after the effective time, the exchange agent will mail a letter of transmittal and instructions to you and the other PSB shareholders. The letter of transmittal and instructions will tell you how to surrender PSB common stock certificates in exchange for the merger consideration.
     You should not return PSB stock certificates with the enclosed proxy card, and you should not forward PSB stock certificates to the exchange agent without a letter of transmittal.
     You will not be entitled to receive the merger consideration until you surrender your PSB stock certificate or certificates to the exchange agent, together with a duly completed and executed letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders the certificate must either pay any transfer or other applicable taxes to the exchange agent or establish to the satisfaction of the exchange agent that those taxes have been paid or are not applicable.
     No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Conestoga or the exchange agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is properly withheld and paid to a taxing authority by Conestoga or the exchange agent will be deemed to have been paid to the person with regard to whom it is withheld.
     None of the exchange agent, Conestoga, or PSB will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. Any portion of the merger consideration deposited with the exchange agent that remains undistributed to the holders of certificates evidencing shares of our common stock for six months after the effective time of the merger, will be delivered, upon demand, to Conestoga. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to Conestoga may only look to Conestoga for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Conestoga free and clear of any claims or interest of any person previously entitled to the merger consideration.
     If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements contained in the letter of transmittal, including, if required by Conestoga, the posting of a bond in a customary amount sufficient to protect Conestoga against any claim that may be made against it with respect to that certificate.

Representations and Warranties
     You should be aware that the below representations and warranties are made by PSB to Conestoga, may be subject to important limitations and qualifications agreed to by Conestoga, may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.
     We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:
•	our and our subsidiaries’ proper organization, good standing, valid existence and qualification to do business;

•	our capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	the absence of required consents and approvals of governmental entities or third parties in connection with the transactions contemplated by the merger agreement;

•	our SEC filings since December 31, 2003, including the financial statements contained in those filings;

•	the absence of undisclosed liabilities since June 30, 2006;

•	the accuracy of our books and records and the effectiveness of our internal controls;

•	the absence of undisclosed broker’s fees;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since December 31, 2005;

•	legal proceedings and governmental orders;

•	taxes;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	compliance with applicable legal requirements;

•	designation of First Penn Bank as “well-capitalized” under applicable banking regulations;

•	accuracy and compliance as to form with applicable securities law of this proxy statement;

•	our material contracts;

•	our owned and leased property;

•	environmental matters;

•	our and our subsidiaries’ insurance policies;

•	the receipt by us of fairness opinions from each of Griffin Financial Group LLC and Curtis Financial Group LLC;

•	our intellectual property;

•	our loan portfolio and related matters;

•	our investment portfolio;

•	our related party transactions;

•	the inapplicability of Pennsylvania anti-takeover statutes and similar provisions in our articles of incorporation and bylaws to the merger;

•	interest rate risk management instruments; and

•	compliance with the Community Reinvestment Act, the USA Patriot Act, and privacy laws.
     Certain of the representations and warranties made by PSB are qualified as to “material adverse effect”. For purposes of the merger agreement, “material adverse effect” means with respect to PSB a material adverse effect on the business, operations, results of operations in the current or any future fiscal year, or financial condition of PSB and its subsidiaries taken as a whole, or a material adverse effect on PSB’s ability to complete the merger on a timely basis. However, in determining whether a material adverse effect has occurred, there will be excluded any effect on PSB the cause of which is:
•	changes in laws, rules or regulations or published interpretations by courts or governmental authorities or in generally accepted accounting principles or regulatory accounting requirements, which are applicable to banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, except for any change that has a disproportionate impact on PSB and its subsidiaries taken as a whole relative to other participants in the industry;

•	the announcement of the merger agreement or the transactions contemplated by the merger agreement or any action of Conestoga or its subsidiaries or any action or omission of PSB or any of its subsidiaries required to be taken or omitted to be taken under the merger agreement or with the consent or at the direction of Conestoga; and

•	changes in general economic conditions or interest rates affecting banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, except for any change that has a disproportionate impact on PSB and its subsidiaries taken as a whole relative to other participants in the industry.
     Any decrease in the trading price of PSB common stock will not, by itself, constitute a material adverse effect, nor will any increase in PSB’s loan loss reserve constitute a material adverse effect solely because of its effect on PSB’s consolidated results of operation for any single year. Conversely, if a breach of a representation or warranty would result in a non-recurring or one-time charge to earnings it could nevertheless be a material adverse effect. Similarly, litigation that could reasonably be expected to result in costs, damages or other liabilities that would be material to our business, operations, results of operation or financial condition or could reasonably be expected to have a material adverse effect on our ability to complete the merger could constitute a material adverse effect. The assessment of materiality will take into account with respect to any litigation, the likelihood of whether an adverse outcome is remote and whether it is reasonably probable that the claim is covered by insurance.
     The merger agreement also contains various representations and warranties made by Conestoga that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:
•	the organization, valid existence, good standing and qualification to do business of Conestoga and Merger Sub;

•	the corporate power and authority of Conestoga and Merger Sub to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with the governing documents or applicable law as a result of entering into the merger agreement and completing the merger;

•	the absence of required consents and approvals of governmental entities or third parties in connection with the transactions contemplated by the merger agreement;

•	the absence of undisclosed broker’s fees;

•	the accuracy of information supplied for inclusion in this proxy statement;

•	the availability of funds to complete the merger; and

•	the purpose of the formation and prior activities of Merger Sub.

     The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.
Conduct of Business of PSB Pending the Merger
     Under the merger agreement, we have agreed that, subject to certain exceptions or unless Conestoga gives its prior written consent, prior to the completion of the merger:
•	we and our subsidiaries will conduct business in the ordinary course of business consistent with past practice; and

•	we will use reasonable best efforts to maintain and preserve intact our business organization and preserve our advantageous business relationships with customers, vendors and others doing business with us.
     We have also agreed that during the same time period, and again subject to certain exceptions or unless Conestoga gives its prior written consent, we and our subsidiaries will not:
•	adjust, split, combine or reclassify any of our capital stock;

•	repurchase, redeem or otherwise acquire any of our capital stock;

•	make, declare or pay any dividend or distribution on our capital stock, or grant any person any right to acquire any shares of our capital stock or any stock appreciation rights, other than dividends paid by any of our subsidiaries to us or any of our other subsidiaries;

•	issue or commit to issue any additional shares of our capital stock, bonds, debentures, notes or other indebtedness having the right to vote or any options or other securities convertible into or exercisable for any additional shares of our capital stock or voting debt, other than the issuance of our shares of common stock upon the exercise of outstanding options;

•	amend or reprice any outstanding right, warrant or option to acquire any shares of capital stock or voting debt;

•	enter into any new line of business;

•	sell, lease, transfer, mortgage, encumber or otherwise dispose of any of our material assets or properties except as expressly required by the terms of any contracts or agreements in force at the date of the merger agreement;

•	make any acquisition or investment or material purchases of any property or assets, other than in connection with foreclosures or troubled loan or debt restructuring in the ordinary course of business;

•	increase the compensation or fringe benefits of any our present or former directors or officers;

•	increase the compensation or fringe benefits of any our present or former employees except in the ordinary course of business, and provided that any such increase shall not exceed more three percent (3%) per employee;

•	establish, adopt, enter into, amend or terminate any employment benefit plans;

•	make capital expenditures in excess of $25,000 in the aggregate;

•	except with respect to the establishment of a branch in Blue Bell, Pennsylvania, make application for the opening or relocation of any, or open or relocate any, branch office;

•	enter into or renew any lease for real property;

•	except in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money, or guarantee or endorse or otherwise become responsible for the obligations of another person other than a wholly-owned subsidiary;

•	amend our articles of incorporation or bylaws or authorize any action to wind up our affairs, liquidate or dissolve or change our corporate form;

•	change our accounting or tax accounting methods except as may be required under GAAP;

•	grant any retention, severance, or termination pay or enter into any new, or amend any existing, employment, severance or change in control agreement with, any of our employees, officers or directors;

•	materially change our investment securities portfolio policy;

•	except for outstanding commitments, make or acquire any new loan in excess of $500,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan in excess of $500,000 or make any loans that would require an exception to our loan policy;

•	make any material change in our policies with respect to the extension of credit, or the establishment of reserves, charge offs, investments, deposits, asset and liability management, or other banking policies;

•	pay, discharge, settle or compromise any legal proceedings or any governmental or regulatory investigation, other than any in the ordinary course of business consistent with past practices that involves money damages not in excess of $25,000 individually or $50,000 in the aggregate;

•	waive or release any material right or materially modify any existing material agreement or enter into any agreement not made in the ordinary course of business, consistent with past practice;

•	take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied (or being materially delayed) or in a regulatory approval not being obtained (or being materially delayed); or

•	agree to, or make any commitment to, take any of the foregoing actions.
Shareholders Meeting and Duty to Recommend
     We agreed to call a meeting of our shareholders as promptly to obtain shareholder approval of the merger agreement and to take all lawful action to solicit the approval of the merger agreement by our shareholders. Our board of directors agreed to recommend the adoption of the merger agreement by our shareholders. Our board, however, can fail to make, withdraw or modify in any manner adverse to Conestoga its recommendation, in each case if our board determines in good faith, after consultation with its outside financial and legal advisors, that the failure to do so would or could reasonably be expected to breach its fiduciary duties under applicable law.
No Solicitation of Transactions
     We have agreed that we and our subsidiaries will not and will not authorize our respective directors, officers, employees and representatives to, directly or indirectly:
•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal;

•	engage in any negotiations or discussions concerning, or provide confidential information or data to, any person relating to an acquisition proposal;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

•	approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent or other agreement related to any acquisition proposal or publicly propose or agree to do any of the foregoing.
     An “acquisition proposal” is any proposal or offer to effect a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction, or any purchase or sale of 15% or more of the consolidated assets (including the stock of any subsidiary) of PSB and its subsidiaries, taken as a whole, in a single or series of related transactions, or any issuance or sale of, or tender or exchange offer for, in a single transaction or series of related transactions, PSB’s voting securities that, if consummated, would result in any person or the person’s shareholders beneficially owning 15% or more of the total voting power of PSB (or of the surviving company in the transaction) or any of our subsidiaries.

     In spite of the foregoing, prior to the adoption of the merger agreement by our shareholders, we or our board of directors are permitted, in response to an unsolicited acquisition proposal, to provide confidential information and data or to engage in discussions or negotiations with a third party in connection with the unsolicited bona fide acquisition proposal, and approve or recommend any acquisition proposal, if our board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, that the applicable acquisition proposal constitutes or is reasonably likely to constitute a “superior proposal.”
     For purposes of the merger agreement, “superior proposal” means any bona fide written acquisition proposal which our board of directors concludes in good faith, after consultation with its financial advisors and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the shareholders of PSB from a financial point of view than the transactions contemplated by the merger agreement and that the failure to pursue this acquisition proposal would or could reasonably be expected to be a breach of fiduciary duty by our board of directors.
     Furthermore, if, at any time prior to the adoption of the merger agreement by our shareholders, our board of directors determines in its good faith judgment, after consultation with its financial advisors and outside legal counsel, that an acquisition proposal that did not result from a material breach of the provisions described in the previous paragraphs is a superior proposal, we may terminate the merger agreement, but only if:
•	we give Conestoga at least 72 hours prior written notice of our intention to accept the superior proposal and the material terms and conditions of the superior proposal;

•	during this 72-hour period, we negotiate in good faith with Conestoga to determine if improvements can be made to the merger agreement such that the competing acquisition proposal is no longer a superior proposal; and

•	we concurrently pay to Conestoga the $3,000,000 termination fee referred to under “—Termination Fees” below.

•	We have also agreed:

•	to terminate immediately any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed;

•	to promptly advise Conestoga, following our receipt of an acquisition proposal or of any inquiry that could reasonably be expected to lead to an acquisition proposal, of the material terms of the acquisition proposal; and

•	to keep Conestoga reasonably apprised of any material developments related to any acquisition proposal.

Employee Benefits
     With respect to our employees we have agreed that, among other things:
•	Conestoga will decide at least sixty (60) days prior to closing of the merger whether our employee pension and welfare benefit plans and arrangements will continue to be maintained after closing or whether these plans will be amended, frozen, and/or terminated prior to or as of closing and we will cooperate with Conestoga to implement its decision;

•	as of the effective time of the merger, the PSB employee stock ownership plan will be terminated;

•	in the event of any termination of, or consolidation of, a PSB welfare plan with any Conestoga welfare plan, all our employees who become employees of Conestoga and who are eligible for coverage under the PSB welfare plan will have immediate coverage under any successor welfare plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition and will become participants in the Conestoga welfare benefit plans;

•	we will continue to maintain, without change other than change required by law, our defined benefit pension plan in accordance with all requirements of applicable law;

•	we will, to the extent it has not already done so, freeze participation and benefit accruals in our defined benefit pension plan effective as of the earlier of the closing of the merger or December 31, 2006, and we will make any required contributions through the closing of the merger;

•	Conestoga will honor obligations under the First Penn Bank severance plan;

•	we may continue to administer our employee bonus program;

•	we will not make available any further benefits, grants or awards under any benefit plans; and

•	Conestoga will use its reasonable best efforts to inform our employees, at least thirty (30) days prior to closing of the merger, of the likelihood of continued employment with Conestoga and, where appropriate in Conestoga’s judgment, it will consider for employment opportunities at Conestoga each of our employees.
Indemnification and Insurance
     Conestoga has agreed to indemnify and hold harmless all past and present officers, directors, employees and agents of PSB and its subsidiaries against any expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened or actual claim, action, suit or proceeding, arising by reason of the fact that such person is or was a director, officer, employee or agent of PSB, or, based in whole or in part, or arising out of, the merger agreement. Such indemnification is subject to applicable limitations under Pennsylvania law. In this regard, Conestoga has agreed to advance expenses to an indemnified officer, director, employee or agent, provided that the person to whom expenses are advanced provides an undertaking to repay those advances if it is ultimately determined that this person is not entitled to indemnification.
     The merger agreement provides that Conestoga will use its reasonable best efforts to cause the persons covered by PSB’s directors’ and officers’ liability insurance policy prior to the closing of the merger to be covered for a period of six years after completion of the merger by Conestoga’s directors’ and officers’ liability insurance policies that provide at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, subject to specified cost limitations. In addition, the merger agreement calls for PSB to purchase, to the extent available, additional directors’ and officers’ liability insurance or transaction insurance in such reasonable amounts and on such reasonable terms as directed by Conestoga.
Bank Merger
     As soon as practical following the effective time, Conestoga and PSB will take all reasonable action necessary to complete the merger of Conestoga Bank with and into First Penn Bank. Contemporaneously with the bank merger First Penn Bank will change its name to Conestoga Bank.
Conditions to the Merger
     The obligations of the parties to complete the merger are subject to the satisfaction of the following mutual conditions:
•	The adoption of the merger agreement by our shareholders.

•	No order, injunction or decree having been issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger and no statute, rule, regulation, order, injunction or decree having been entered by any governmental entity that prohibits or makes illegal the completion of the merger.

•	All regulatory approvals required to complete the merger and the bank merger having been obtained without any material conditions, limitations or restrictions unacceptable to Conestoga and remaining in full force and effect and all statutory waiting periods having expired.
     The obligations of Conestoga to effect the merger are subject to the satisfaction or waiver by Conestoga at or prior to the effective time of the merger of the following conditions:
•	The accuracy of PSB’s representations and warranties, subject to the materiality standard contained in the merger agreement.

•	The performance, in all material respects, by PSB of all obligations required to be performed under the merger agreement.

•	The agreements with each of Messrs. Fumo and DiSandro will be in full force and effect without waiver or amendment and Mr. Fumo or Mr. DiSandro will not have asserted that any provision of the agreements is unenforceable.

•	Mr. Gary Polimeno, the Vice President and Treasurer of PSB, will have executed and delivered to PSB a severance agreement and release in a form reasonably satisfactory to Conestoga.
     The obligations of PSB to effect the merger are subject to the satisfaction or waiver by PSB at or prior to the effective time of the merger of the following conditions:
•	The accuracy of Conestoga’s representations and warranties, subject to the materiality standard contained in the merger agreement.

•	The performance, in all material respects, by Conestoga and Merger Sub of all obligations required to be performed under the merger agreement.

•	Conestoga will have executed and delivered a release in favor of directors and officers of PSB.
Termination
     The merger agreement may be terminated whether before or after shareholder approval has been obtained, as follows:
•	by mutual written consent of the parties;

•	by either Conestoga or PSB, if:
•	any governmental entity that must grant a requisite regulatory approval denies approval of the merger and the denial has become final and nonappealable; however, neither Conestoga nor PSB may terminate the merger agreement for this reason if its failure to perform or observe its covenants in the merger agreement has resulted in the denial;

•	any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the merger; however, neither Conestoga nor PSB may terminate the merger agreement for this reason if its failure to perform its covenants in the merger agreement has resulted in the order enjoining or prohibiting the merger;

•	the merger is not completed by April 30, 2007, however, PSB may not terminate the merger agreement for this reason if its failure to perform its covenants in the merger agreement has resulted in the failure of the merger to occur on or before that date;

•	subject to a limited exception in the case of Conestoga, if the terminating party is not in material breach of the merger agreement and there is a material breach by the non-terminating party of any of its representations, warranties, covenants or other agreements in the merger agreement, and such breach (i) is not cured within 30 days following written notice to the party committing such breach specifying in reasonable detail the nature of such breach, or which breach, by its nature, cannot be cured prior to the closing, and (ii) would entitle the non-breaching party not to consummate the transactions contemplated by the merger agreement;

•	our shareholders do not adopt the merger agreement at the special meeting or any postponement or adjournment of the special meeting;
•	by Conestoga, if our board of directors has breached its non-solicitation obligations with respect to an acquisition proposal any respect adverse to Conestoga, or our board has failed to recommend the merger to our shareholders or withdraws, modifies or changes our recommendation of the merger or we recommend or resolve to recommend an acquisition proposal other than the merger, or we fail to call, give notice of, convene and hold a meeting of our shareholders to consider the merger within six months after the date of the merger agreement;

•	by us, prior to the adoption of the merger agreement by our shareholders, if we receive a superior proposal, but only after we have complied with the conditions described in the paragraph under the caption “No Solicitation of Transactions” above.

•	by us, if all of the conditions to closing have been satisfied (other than conditions which by their terms are to be satisfied at closing), we deliver written notice to Conestoga of the satisfaction of all conditions to closing and the obligation of the parties to close the merger in accordance with the merger agreement, and Conestoga elects not to close the merger within fifteen (15) days of the date of this written notice.
Effect of Termination
     In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Conestoga nor PSB or any of their directors or officers will have any liability under the merger agreement, except that:
•	both Conestoga and PSB will remain liable for any willful breach of any provision of the merger agreement; and

•	designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information, and, if applicable, the termination fees described below, will survive the termination.

Termination Fees
     The merger agreement provides that PSB will be required to pay a termination fee of $3,000,000 in the following circumstances:
•	if PSB terminates the merger agreement in order to accept a superior proposal;

•	if Conestoga terminates the merger agreement due to our breach of our non-solicitation obligation or our board of directors:
•	fails to recommend the merger to our shareholders,

•	withdraws, modifies or changes its recommendation of the merger,

•	recommends or resolves to recommend an acquisition proposal other than the merger, or

•	materially breaches our obligation to call and hold a meeting of PSB shareholders within six months after the date of the merger agreement.
•	if Conestoga or PSB terminates the merger agreement due to the failure to obtain PSB shareholder approval at the special meeting, and a proposal from a third party with respect to a business combination has been publicly announced or communicated to our shareholders prior to the date of our special meeting, then if within 18 months after such termination we enter into a definitive agreement with respect to, or consummate, a business combination with the third party that made the public announcement or communication; or

•	if Conestoga or PSB terminates the merger agreement because the closing has not occurred by April 30, 2007, and within six months following such termination we enter into a definitive agreement with respect to, or consummates, a business combination.
     A “business combination” means (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PSB or any of its subsidiaries as a result of which the holders of the PSB common stock prior to such transaction cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction, (ii) any sale in a single transaction or series of transactions of more than 50% of the consolidated assets of PSB and its subsidiaries, taken as a whole, or (iii) any issuance or sale of, or tender or exchange offer for, in a single transaction or series of transactions, voting securities of PSB or First Penn Bank resulting in the ownership by any person of more than 50% of the voting power of PSB or by any person (other than PSB or any of its affiliates) of more than 50% of the voting power of First Penn Bank.
     The merger agreement provides that Conestoga will be required to pay a termination fee of $3,000,000 if we terminate the merger agreement because all conditions to closing have been satisfied (other than conditions which by their terms are to be satisfied at closing), we deliver written notice to Conestoga of the satisfaction of all conditions to closing and the obligation of the parties to close the merger in accordance with the merger agreement, and Conestoga elects not to close the merger within fifteen (15) days of the date of this written notice.
Amendment, Waiver and Extension of the Merger Agreement
     Conestoga and PSB may amend the merger agreement by action taken or authorized by their respective Boards of Directors. However, after the adoption of the merger agreement by the shareholders of PSB, no amendment may be made that requires the approval of the shareholders of PSB unless the required approval is obtained.
     At any time prior to the completion of the merger, Conestoga and PSB, to the extent legally allowed, may:
•	extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement;

•	waive any inaccuracies in the other parties’ representations and warranties contained in the merger agreement; and

•	waive the other parties’ compliance with any of the agreements or conditions contained in the merger agreement.
Fees and Expenses
     In general, except with respect to the termination fee described under “—Termination Fees,” all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the expense.
MARKET PRICE AND DIVIDENDS OF THE PSB COMMON STOCK
     Our common stock is quoted on the NASDAQ Global Market under the symbol “PSBI.” The following table sets forth the high and low reported closing sales prices per share of our common stock on the NASDAQ Global Market. We have never declared any dividends.
Market Information

	Price Range of Common Stock
	High	Low
Fiscal Year Ended December 31, 2004
1st Quarter	$11.20	$9.70
2nd Quarter	10.36	9.67
3rd Quarter	15.80	9.75
4th Quarter	16.35	13.30

	Price Range of Common Stock
	High	Low
Fiscal Year Ended December 31, 2005
1st Quarter	$15.85	$13.52
2nd Quarter	15.94	11.40
3rd Quarter	14.60	12.45
4th Quarter	14.00	11.07

Fiscal Year Ending December 31, 2006
1st Quarter	$12.92	$10.46
2nd Quarter	12.39	10.83
3rd Quarter	15.93	10.08
4th Quarter
     The closing sale price of our common stock on the NASDAQ Global Market on August 30, 2006, which was the last trading day prior to published news reports regarding the merger, was $11.07 per share. On _________ ___, 2006, the last trading day before the date of this proxy statement, the closing price for PSB common stock on the NASDAQ Global Market was $___. You are encouraged to obtain current market quotations for PSB common stock in connection with voting your shares.
     As of _________ ___, 2006, the last trading day before the date of this proxy statement, there were ___ record holders of PSB common stock.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Common Stock
     The following table sets forth certain information furnished to PSB as of October ___, 2006 with respect to the beneficial ownership of common stock by: (i) each shareholder known to PSB to be the beneficial owner of five percent (5%) or more of the outstanding shares of common stock; (ii) each director of PSB; (iii) the executive officers named in the Summary Compensation Table below; and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons and entities named have sole voting and investment power with respect to all shares of common stock of which they are the respective beneficial owners.

			Percent of
	Amount and		Outstanding
	Nature of		Shares
	Beneficial		of Common
Name of Beneficial Owner	Ownership		Stock
5% Shareholders
American Bank Incorporated 4029 West Tilghman Street, Allentown, Pennsylvania 18104	347,643		6.8%
Directors
Vincent J. Fumo	982,938	(1)	17.5%
Rosanne Pauciello	42,799	(2)	*
Anthony DiSandro	455,7523	(3)	8.4%
James W. Eastwood	58,805		1.1%
James F. Kenney	30,404	(2)	*
Edward J. Reitmeyer	0
Dennis P. Wesley	40,000	(2)	*
Named Executive Officers
Gary Polimeno	51,362		*
Stephen Gaulberti	0
All executive officers and directors as a group (10 persons)	1,662,060	(4)	27.8%

*	Ownership percentage is less than 1%.

(1)	Amount includes 73,284 shares held through the First Penn Bank 401(k) Plan, 399,827 shares directly held by Mr. Fumo, 24,107 shares held in the ESOP, and 485,720 shares subject to immediately exercisable options. Amount does not include all shares held by the ESOP. Mr. Fumo is a trustee of the ESOP and as such votes shares held by the ESOP. The ESOP voting provisions require the holders of allocated shares to direct the trustee as to how to vote their shares on all matters presented to the shareholders of PSB. The trustee is required to vote the unallocated shares in proportion to the direction received from the holders of the allocated shares.

(2)	Rosanne Pauciello, James Kenney and Dennis Wesley, hold immediately exercisable options to acquire 25,000, 27,857 and 40,000 shares, respectively.

(3)	Amount includes 76,426 shares held indirectly through the First Penn Bank 401(k) Plan, 94,583 shares directly held by Mr. DiSandro, 24,743 shares held in the First Penn Bank Employee Stock Ownership Plan (“ESOP”), and 260,000 shares subject to immediately exercisable options. Amount does not include all shares held by the ESOP. Mr. DiSandro is a trustee of the ESOP and as such votes shares held by the ESOP. The ESOP voting provisions require the holders of allocated shares to direct the trustee as to how to vote their shares on all matters presented to the shareholders of PSB. The trustee is required to vote the unallocated shares in proportion to the direction received from the holders of the allocated shares.

(4)	Includes 906,434 shares subject to immediately exercisable options.

PROPOSAL NO. 2
TO ADJOURN THE MEETING, IF NECESSARY, IF MORE TIME IS NEEDED TO SOLICIT PROXIES
     In the event that we do not have sufficient votes for a quorum or to adopt the merger agreement at the special meeting, we intend to adjourn the meeting to permit further solicitation of proxies. We can only use proxies received by us at the time of the special meeting to vote for adjournment, if necessary, by submitting the question of adjournment to you as a separate matter for consideration.
     The board of directors of PSB recommends that you vote your proxy in favor of the adjournment proposal so that your proxy may be used to vote for an adjournment if necessary. If you properly executed your proxy, we will consider that you voted in favor of the adjournment proposal unless your proxy indicates otherwise. If we adjourn the special meeting, we will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the special meeting.
PROPOSAL NO. 3
Election of three (3) Class II directors of PSB Bancorp, Inc. to serve until either the completion of the transactions contemplated by the merger agreement or for a term of three years and until their successors have been elected and qualified
General.
     PSB’s articles of incorporation provide that its business shall be managed by a board of directors of not less than six and not more than 25 persons. The board, as provided in the bylaws, is divided into three classes: Class I, Class II, and Class III with each class being as nearly equal in number as possible. As of November 27, 2006, the board consisted of seven members, with two members in Class I, three members in Class II, and two members in Class III.
     Three current directors have been nominated by the board for election as Class II directors at the special meeting. The three nominees receiving the highest number of votes at the special meeting will be elected to serve as directors. The term of office for those nominees elected as Class II directors will end upon the earlier of the completion of the transactions contemplated by the merger agreement or upon the expiration of a three year term and until their successors are elected and qualified.
     The bylaws permit nominations for election to the board to be made by the board or by any shareholder entitled to vote for the election of directors. Shareholders may nominate persons for election as directors in accordance with the procedures set forth in Section 2.03 of PSB’s bylaws as follows. Nominations for directors made by shareholders must be made by notice in writing, delivered by First Class U.S. Mail, postage prepaid, to the Secretary of PSB no less than 90 days prior to the annual meeting (unless less than 21 days prior notice of the annual meeting is given, in which case the nomination must be delivered within seven days of the mailing of the meeting notice). The notification should contain the following information: (1) the name, age, and business and residence addresses of each proposed nominee; (2) the principal occupation of each proposed nominee; and (3) the number of shares of capital stock of PSB owned by the nominee. The board will consider nominees recommended by shareholders and, in considering such candidates, the board will apply the same criteria it applies in connection with the Corporate Governance Committee recommended candidates.
     As of the date of this proxy statement, PSB has not received a notice of nomination for election as a director from any shareholder. If a nomination is attempted at the special meeting that does not comply with the procedures required by the bylaws or if any votes are cast at the special meeting for any candidate not duly nominated, then such nomination or such votes will be disregarded.
     Any shareholder who wishes to withhold authority from the proxy holders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect in accordance with the instructions on the proxy card. No proxy may be voted for a greater number of persons than the number of members of the class standing for election. If any nominee should become unable to serve, the persons named in the proxy may vote for another nominee. PSB’s management presently has no reason to believe that any nominee if elected will be unable to serve as a director.
     Under the bylaws of PSB, a vacancy in the board is filled by appointment by the remaining members of the board. If the vacancy occurs other than from an increase in the size of the board, the director appointed to fill the vacancy will become a member of the same class of directors in which the vacancy existed. By comparison, persons appointed by the board in connection with an increase in the size of the board would be designated by the board as belonging to either Class I, Class II, or Class III. In either case, the articles of incorporation provide that each director so appointed holds office for the unexpired term of the Class to which he or she was appointed.

Nominees for Election as Director and Continuing Directors
     The following table sets forth information, as of the record date, with respect to the nominees for director of PSB and all continuing directors of PSB.
Nominees for Class II Director

		Year First Elected	Principal Occupation
Name/Position	Age	Director	During Past Five Years
James W. Eastwood, Director	61	1997	President of Granary Associates, Inc. (architectural design and consulting firm)

Edward J. Reitmeyer, Director	43	2005	Managing Member, Wynnewood Financial Partners, LLC, Consulting Firm for Real Estate Developers and Investors; Former Partner, Drucker & Scaccetti, CPA and Consulting Firm

Dennis P. Wesley, Director	54	2003	Manager, Business Processes, PECO Energy
Continuing Directors
Class I directors (Term expiring 2008)

		Year First Elected	Principal Occupation
Name/Position	Age	Director	During Past Five Years
Anthony DiSandro, Director, President and Chief Executive Officer	58	1997	President and Chief Executive Officer of PSB Bancorp, Inc.

Rosanne Pauciello, Director and Corporate Secretary	62	1997	Corporate Secretary of PSB Bancorp, Inc. Pennsylvania State Senate Office Administrator

Continuing Directors
Class III directors (Term expiring 2007)

		Year First Elected	Principal Occupation
Name/Position	Age	Director	During Past Five Years
Vincent J. Fumo, Chairman of the Board	63	1997	Pennsylvania State Senator

			Chairman of the Board of PSB Bancorp, Inc.

James F. Kenney, Director	48	2003	Councilman-at-Large for the City of Philadelphia, Pennsylvania

			Director of Business Development, Vitetta Architects and Engineers
Executive Officers Who Are Not Directors

		Principal Occupation
Name/Position	Age	During Past Five Years
Gary Polimeno, Vice President and Treasurer of PSB Bancorp, Inc.	54	Vice President and Treasurer of PSB Bancorp, Inc.
Meetings and Committees of the Board of Directors
     The board has various standing committees including an Audit Committee, a Compensation and Benefits Committee (the “Compensation Committee”), and a Corporate Governance Committee. During 2005, the Audit Committee held ___ meetings, the Compensation Committee held ___ meetings and the Corporate Governance Committee held ___ meetings. Each director attended at least 75% of the combined total of meetings of the board and of each committee of which he/she was a member.
     Audit Committee - The Audit Committee is comprised of directors Eastwood (Chair), Reitmeyer, and Wesley, each of whom in the judgment of the board is “independent” as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee is responsible for the appointment, compensation, oversight, and termination of PSB’s independent auditors. The Audit Committee is required to pre-approve audit and certain non-audit services performed by the independent auditors. The Audit Committee is charged by the board with providing oversight with respect to the integrity of PSB’s financial statements, PSB’s compliance with applicable legal and regulatory requirements and the performance of PSB’s internal audit function. The Audit Committee also is responsible for, among other things, reporting to PSB’s board on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in PSB’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Audit Committee is expected to evaluate the independent auditors’ independence from PSB and PSB’s management, including approving consulting and other legally permitted, non-audit services provided by PSB’s auditors and the potential impact of the services on the auditors’ independence. The Audit Committee meets periodically with PSB’s independent auditors and PSB’s internal auditors outside of the presence of PSB’s management and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management. The Audit Committee also is expected to (i) review and discuss with management PSB’s earnings releases, including the use of pro forma information, (ii) address with management and the independent auditors the effect of accounting initiatives and off-balance sheet transactions, and (iii) receive and retain complaints and concerns relating to accounting and auditing matters.
     Compensation Committee - The Compensation Committee is comprised of directors Eastwood (Chair), Kenney, and Reitmeyer, each of whom is independent in the judgment of the board. The Compensation Committee is responsible for reviewing and making recommendations regarding the compensation of corporate officers.
     Corporate Governance Committee - The Corporate Governance Committee is comprised of directors Reitmeyer (Chair), Kenney, and Wesley, each of whom is independent in the judgment of the board. The Corporate Governance Committee is responsible for: (i) identifying qualified individuals to become members of the board; (ii) recommending that the board elect or nominate for election at annual meetings of shareholders such qualified individuals; (iii) recommending to the board a set of corporate governance principles applicable to PSB; and (iv) reviewing matters involving PSB’s articles of incorporation, bylaws, shareholder proposals, board committee responsibilities, and other corporate governance subjects, and recommending appropriate actions with respect thereto to the board. The Corporate Governance Committee has the responsibility to develop and recommend criteria for the selection of director nominees to the board, including, but not limited to diversity, age, skills, experience, and time availability (including consideration of the number of other boards on which the proposed director sits) in the context of the needs of the board and PSB and such other criteria as the Corporate Governance Committee determines to be relevant at the time. The Corporate Governance Committee has the power to apply this criterion in connection with the identification of individuals to be board members, as well as to apply the standards for independence imposed by PSB’s listing agreement with NASDAQ and all applicable federal laws in connection with such identification process. The Corporate Governance Committee will consider nominees recommended by shareholders and, in considering such candidates, the Committee will apply the same criteria it applies in connection with the Corporate Governance Committee recommended candidates.
Director Compensation
     For the year ended December 31, 2005, with the exception of Messrs. Kenney and Wesley, both of whom were paid $1,459 per board meeting attended (due to additional committee responsibilities), the other directors of PSB were paid $1,250 per board meeting attended. The directors of PSB were paid no additional remuneration for committee meetings. For the year ended December 31, 2005, the directors of First Penn Bank were paid $1,667 per board meeting attended; there was no additional remuneration paid for committee meetings.

Directors of First Penn Bank’s subsidiaries and affiliates, PSA Service Corp. and Transnational Mortgage Corp., were paid $150 and $250, respectively, per board meeting attended.
Summary Compensation Table
     The following table sets forth for the years ended December 31, 2005, 2004, and 2003 certain information as to the total compensation paid by PSB to executive officers who received salary and bonuses in excess of $100,000 during such fiscal year.

				Long Term
				Compensation
				Awards
				Restricted	Securities
Name and				Stock	Underlying	All Other
Principal Position	Year	Salary[1]	Bonus[2]	Awards[3]	Options	Compensation[4]
Vincent J. Fumo,	2005	$270,000	$100,000			$504,804
Chairman of the Board	2004	$240,000	$450,000	$1,000,000		$252,804
	2003	$223,000	$0		$500,000	$22,800

Anthony DiSandro,	2005	$290,000	$100,000			$208,961
President and Chief	2004	$263,000	$375,000	$1,000,000		$123,961
Executive Officer	2003	$247,000	$0		$300,000	$50,537

Gary Polimeno,	2005	$126,450	$15,000			$10,272
Vice President and	2004	$120,428	$30,000			$10,272
Treasurer	2003	$116,920	$30,000			$10,272

(1)	Includes the portion of salary deferred by the executive pursuant to the 401(k) Plan.

(2)	Pending resolution of the First Penn Bank’s Memorandum of Understanding, at the direction of the board, bonuses accrued for Messrs. Fumo and DiSandro in 2003 were not paid until 2004. As a result the table reflects no 2003 bonus and the payment of two bonuses in 2004.

(3)	Restricted stock award consisted of 100,000 shares of common stock at a price of $10.00 per share vesting over a five year period, which were granted on June 17, 2004. On December 31, 2005, the market value of each 100,000 award was $1,150,000.

(4)	Includes directors fees of $39,804, $39,804, and $4,800 paid to Mr. Fumo, Mr. DiSandro and Mr. Polimeno, respectively, for the year ended December 31, 2005. Includes directors fees of $39,804, $39,804, and $4,800 paid to Mr. Fumo, Mr. DiSandro and Mr. Polimeno respectively, for the year ended December 31, 2004. Includes directors fees of $22,800, $37,200, and $4,800 paid to Mr. Fumo, Mr. DiSandro and Mr. Polimeno respectively, for the year ended December 31, 2003. Amounts attributable to Messrs. Fumo and DiSandro related to the Supplemental Executive Retirement Plan (the “SERP”) were $465,000 and $156,000, respectively, for the year ended December 31, 2005. For the year ended December 31, 2004, the amounts attributable to Messrs. Fumo and DiSandro related to the SERPs were $213,000 and $71,000, respectively.

     The following table provides certain information with respect to the number of shares of common stock represented by outstanding options and the number of options exercised by the named executive officers for the year ended December 31, 2005.
Aggregated Option/SAR Exercises
in Last Fiscal Year and FY-End Option/SAR Values

				Value of
			Number of	Unexercised
			Securities	In-the-Money
	Shares Acquired		Underlying	Options/SARs
	on		Unexercised	at
Name	Exercise	Value Realized	Options/SARs	FY-End
Vincent J. Fumo Chairman of the Board	0	$0	485,720	$758,580
Anthony DiSandro President and Chief Executive Officer	0	$0	260,000	$390,000
Gary Polimeno Vice President & Treasurer	0	$0	6,876	$48,132
Employment Agreements
     On April 1, 2003, PSB and First Penn Bank entered into employment agreements (the “Employment Agreements”) with Vincent J. Fumo, Chairman and Chief Executive Officer of PSB and Anthony DiSandro, President of PSB. Under the terms of his Employment Agreement, Mr. Fumo serves as Chairman of PSB and First Penn Bank at a base salary of $270,000. Under the terms of his Employment Agreement, Mr. DiSandro serves as President and Chief Executive Officer of PSB and First Penn Bank at a base salary of $290,000. Each Employment Agreement provides for an initial term of three years, which will thereafter be automatically renewed for an additional year on each anniversary date unless terminated pursuant to its terms by the respective parties.
     Each Employment Agreement provides for the payment of certain severance benefits in the event of the executive’s resignation for specified reasons or as a result of his termination by PSB or First Penn Bank without “Cause” (as defined in each Employment Agreement). The executive would be entitled to severance payments if: (1) he terminates employment following any breach of the Employment Agreement by First Penn Bank or PSB, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of the executive’s principal place of employment by more than a specified number of miles from PSB or First Penn Bank, or (2) if First Penn Bank or PSB terminates his employment, other than for Cause.
     If either Mr. Fumo or Mr. DiSandro becomes entitled to receive severance payments under his Employment Agreement, he would receive, over a period of 36 months, a cash payment equal to three times his average annual compensation during the five-year period preceding termination of employment. Payments would be made in equal monthly installments. In addition to the severance payments, the executive would be entitled to continue to receive life, medical, dental and other insurance coverages (or a dollar amount equal to the cost of obtaining each such coverage) for a period of up to 36 months from the date of termination. Payments under the Employment Agreements are limited, however, to the extent that they would not be permitted under the Federal Deposit Insurance Act. The Employment Agreements are superseded by the agreements executed by Messrs. Fumo and DiSandro contemporaneously with the execution of the merger agreement, but if, for any reason, the merger is not completed, those agreements terminate and the Employment Agreements will remain in full force and effect.

Supplemental Retirement Plan
     PSB maintains a nonqualified Supplemental Retirement Plan for the benefit of certain executive officers and directors. The Supplemental Retirement Plan (“SRP”) has been adopted by the Company to provide supplemental retirement benefits to Messrs. Fumo and DiSandro. The SRP provides a defined benefit payable in 240 monthly installments of an amount based on a percentage of the executive’s highest base salary and bonus during the year of retirement or the four years prior to retirement. The participants under the SRP are Messrs. Fumo and DiSandro. The SRP provides that payments begin after termination of employment and attainment of age 65. The SRP provides for an early start for payment of the installments in the event of disability and that upon death prior to retirement, payment will be made in a lump sum as of the date the participant would have attained age 65. Benefits under the SRP are increased and are subject to acceleration upon a change in control. The SRPs are superseded by the agreements executed by Messrs. Fumo and DiSandro contemporaneously with the execution of the merger agreement, but if, for any reason, the merger is not completed, those agreements terminate and the SRPs will remain in full force and effect.
Equity Compensation Plans
     The following chart presents summary information with respect to all of PSB’s and First Penn Bank’s equity compensation plans in effect as of the date of this proxy statement.

Plan Category	Number of Securities to be Issued Upon Exercise of o/s Options, Warrants & Rights	Weighted Average Exercise Price of o/s Options, Warrants & Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Sec in Column (a))
Equity compensation plans approved by security holders	906,434	$9.97	246,384
Equity compensation plans not approved by security holders	8,571	$4.75	0

Total	915,005	$9.87	246,384

     The 1999 Director Stock Option Plan included in this chart is the only equity compensation plan adopted without shareholder approval
Compensation Committee Report on Executive Compensation
     Under rules established by the Securities and Exchange Commission (“SEC”), PSB is required to provide certain information regarding the compensation and benefits provided to PSB’s Chief Executive Officer and other executive officers of PSB. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to the fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee, at the direction of the board, has prepared the following report for inclusion in this proxy statement:
     The Compensation Committee policy for executive compensation is designed to: (i) provide compensation opportunities that are consistent with those available to executives in other financial services companies; (ii) support PSB’s goal setting and strategic planning process; (iii) motivate the executive management of PSB to achieve profit and other key goals of the institution, including but not limited to PSB’s commitment to the communities it serves, to its employees, customers, and investors; and (iv) motivate the executive management to operate PSB and First Penn Bank in a safe and sound manner and in compliance with all relevant governmental and regulatory requirements.
     The Compensation Committee utilized SNL Financial data, the BAI Compensation Survey, and America’s Community Banker’s Annual Compensation Survey as independent third-party sources of comparative data for similarly sized financial services companies as a baseline in setting the executive compensation salary levels.
     During the course of 2005, the Compensation Committee took into account both objective and subjective criteria in evaluating the performance of the executive management of PSB. The Compensation Committee also assessed the various challenges facing PSB and the significant competitive pressures within PSB’s market area. The specific performance objectives were: (i) the financial performance of First Penn Bank in a period of increasing interest rates and a flattening yield curve, and the effect of non-discretionary costs attributable to the ongoing option litigation; (ii) the initiation of a review of the strategic alternatives of PSB and the related time commitment required of management; and (iii) the completion of a strategic personnel and compensation structure review of senior and middle management.
     Additionally, the Compensation Committee utilized a number of subjective elements as part of the decision-making process regarding executive compensation. The long tenure of the two senior executives and the individual skills and talents of the executive managers of PSB, including their leadership ability, planning and organizational skills, administrative talent, and vision for the future, and work ethic were given consideration in establishing executive compensation.
     Mr. Vincent J. Fumo was the Chairman of the Board of PSB and First Penn Bank and Mr. Anthony DiSandro was the President and Chief Executive Officer of PSB and First Penn Bank in 2005. Messrs. Fumo’s and DiSandro’s compensation for 2005 were determined by the Compensation Committee after consideration of the factors discussed above. Specific additional elements of the compensation of Messrs. Fumo and DiSandro are discussed below:
•	The Compensation Committee recommended no stock based compensation for Mr. Fumo or Mr. DiSandro for 2005.

•	The Compensation Committee recommended that the bonus amounts paid to executive management be reduced by 56% and 50% from 2004 levels for Mr. Fumo and Mr. DiSandro, respectively. This recommendation was made based upon the

Committee’s opinion that until First Penn Bank reestablished satisfactory earning levels, bonus amounts should be reduced for all levels of management.

•	The Compensation Committee recommended an immediate salary freeze for senior management (includes all Vice Presidents and above) until such time that earning levels are satisfactorily reestablished.
Respectfully submitted,
James W. Eastwood,
Chairman of Compensation Committee.
Edward J. Reitmeyer
James F. Kenney
Compensation Committee Interlocks and Insider Participation.
     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Compensation of Officers and Directors through Defined Benefit Plans.
     First Penn Bank has maintained a non-contributory defined benefit retirement plan (“Retirement Plan”). The Retirement Plan was “frozen” as of September 30, 1994 and benefits no longer accrue thereunder. Under the terms of the Retirement Plan, all employees age 21 or older who had worked at First Penn Bank for a period of one year and had been credited with 1,000 or more hours of employment with First Penn Bank during the year were eligible to accrue benefits under the Retirement Plan. First Penn Bank would annually contribute an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Employee contributions were not permitted under the Retirement Plan. The Retirement Plan is fully funded, under the Internal Revenue Code of 1986, as amended (the “Code”). Because the Retirement Plan is fully funded, First Penn Bank will generally not be required to make any additional contributions unless asset depreciation occurs. Participants will continue to vest in accordance with the provisions of the Retirement Plan. No new employees will be eligible for participation. The Plan, however, remains subject to all other requirements of the Code.
     The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 2005, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

Years of Service and Benefits Payable at Retirement

Final
Average
Compensation	15	20	25	30	35	40
$50,000	$13,000	$17,400	$21,700	$26,000	$26,000	$26,000
$75,000	$20,900	$27,900	$34,800	$41,800	$41,800	$41,800
$100,000	$28,800	$38,400	$47,900	$57,500	$57,500	$57,500
$125,000	$36,600	$48,900	$61,100	$73,300	$73,300	$73,300
$150,000 *	$44,500	$44,500	$74,200	$89,000	$89,000	$89,000

*	Effective for retirements on or after January 1, 1994, annual compensation for Bank Plan purposes could not exceed $150,000 plus any increases indexed to cost of living adjustments. Employees with compensation exceeding $150,000 in years before 1994 may have larger “preserved benefits.” Due to the Economic Growth and Tax Relief Reconciliation Act of 2001, the annual compensation limit increased to $200,000 plus any increases indexed to cost of living adjustments.
     As of December 31, 2005, Mr. Fumo, Mr. DiSandro, and Mr. Polimeno had 16, 15 and 18 years of credited service (i.e., benefit service), respectively.
Section 16(a) Beneficial Ownership Reporting Compliance
     Based upon a review of the information provided to PSB for the twelve month period ended December 31, 2005, no director, officer, or beneficial owner of more than ten percent of Common Stock, has failed to file a required Form 3, 4, or 5, in a timely fashion.
Stock Performance Graph
     The following graph shows a comparison of total shareholder return on the common stock of PSB, based on the market price of the common stock, with the cumulative total return of companies on The NASDAQ Stock Market (U.S.) Index (“CCMP”) and The NASDAQ Banking Index (U.S.) (“CBNK”) for the period beginning on January 1, 2000, through December 31, 2005.
Total Return Performance

Notes:
A.	The lines represent annual index levels derived from compounded daily returns that include all dividends.

B.	The indexes are reweighed daily, using the market capitalization on the previous trading day.

C.	If the fiscal year-end is not a trading day, the preceding trading day is used.

D.	The index level for all the series was set to 100.00 on December 31, 2000.
Certain Transactions
     Certain directors and executive officers of PSB, and associates of such persons (including corporations of which such persons are officers or 10% beneficial owners), were customers of and had transactions with PSB and its subsidiaries in the ordinary course of business during 2005. All loans made to such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. It is expected that any other transactions with directors and officers and their associates in the future will be conducted on the same basis.
Independent Public Accountants
     The firm of Grant Thornton LLP performed certain accounting services for PSB, including the audit of the annual financial statements and the reviews of the unaudited financial statements included in PSB’s quarterly reports for the years ended December 31, 2005 and 2004.
     The following tables set forth the aggregate fees to PSB for the fiscal years ended December 31, 2005 and 2004 by Grant Thornton LLP.

December 31, 2005
Audit fees	$176,105
Audit-related fees	6,373
Tax fees	26,865
All other fees	44,403

Total	$253,746

December 31, 2004
Audit fees	$128,655
Audit-related fees	23,655
Tax fees	37,230
All other fees	45,339

Total	$234,879

     Audit fees included the audit of PSB’s annual financial statements, reviews of PSB’s quarterly financial statements and comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.
     Audit-related fees principally included audits of employee benefit plans and certain internal audit services, which were allowable by law at the time the services were provided.
     Tax fees included tax compliance services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of federal, state and local income tax return assistance and assistance with tax audits and appeals.
     The Audit Committee may, from time to time, grant pre-approval to those permissible non-audit services classified as “all other services” that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has not currently pre-approved any such services.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors
     The Audit Committee pre-approves all audit and non-prohibited, non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. The Audit Committee may delegate pre-approval authority to one or more of its members. This member must report any decisions to the Audit Committee at the next scheduled meeting. There were no waivers by the Audit Committee of the pre-approval requirement for permissible non-audit services in 2005.
Appointment of Auditors for PSB’s 2006 Audit
     If for any reason the merger is not completed, the Audit Committee has selected Grant Thornton LLP to conduct the audit of the financial statements of PSB and its subsidiaries for the year ending December 31, 2006. Representatives of Grant Thornton LLP are not expected to be present at the special meeting.
Report of the Audit Committee
     The members of the PSB Audit Committee are Messrs. Eastwood, Reitmeyer, and Wesley, each of whom is an independent director in the judgment of the board. The board, in the exercise of its business judgment and with the assistance of legal counsel, has determined that Mr. Wesley meets the qualifications as an “audit committee financial expert” as that term is defined in the rules promulgated by the Securities and Exchange Commission.
     The PSB Audit Committee operates under a written charter adopted by the board.
     The Audit Committee has reviewed the audited financial statements of PSB for the fiscal year ended December 31, 2005, and discussed them with management and PSB’s independent accountants for the year ended December 31, 2005, Grant Thornton LLP. The Audit Committee

also has discussed with the independent accountants the matters required to be discussed by the U.S. Statement of Auditing Standards No. 61.
     The Audit Committee has received the written disclosures and letter from the independent accountants required by Independence Standard Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, has considered whether the provision of any non-audit services by the independent auditors to PSB would be compatible with maintaining the auditors’ independence, and has discussed with the auditors the auditors’ independence.
     Based on the review and discussions described above, the Audit Committee recommended to the board that PSB’s audited financial statements for the fiscal year ended December 31, 2005, be included in PSB’s Annual Report on Form 10-K for the year ended December 31, 2005.
The Audit Committee
James W. Eastwood, Chairman
Edward J. Reitmeyer
Dennis P. Wesley
Shareholder Communications
     Shareholders and other interested parties who desire to communicate directly with PSB’s independent, non-management directors should submit communications in writing addressed to Audit Committee Chair, PSB Bancorp, Inc., 1835 Market Street, Philadelphia, Pennsylvania 19103.
     Shareholders, employees, and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with PSB’s Audit Committee in writing addressed to Audit Committee Chair Audit Committee Chair, PSB Bancorp, Inc., 1835 Market Street, Philadelphia, Pennsylvania 19103.
OTHER MATTERS
     Management knows of no business other than as described above that is planned to be brought before the special meeting.
MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS
     In accordance with Rule 14a-3(e)(1) under the Securities and Exchange Act, of 1934, as amended, one proxy statement will be delivered to two or more shareholders who share an address, unless PSB has received contrary instructions from one or more of the shareholders. PSB will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to PSB Bancorp, Inc., 1835 Market Street, Philadelphia, Pennsylvania 19103, Attention: Investor

Relations, telephone: (215) 979-7900. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting PSB at the address and phone number set forth in the prior sentence.
SUBMISSION OF SHAREHOLDER PROPOSALS
     If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings and we will hold a 2007 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of shareholders. We must receive any proposals of shareholders intended to be presented at our annual meeting of shareholders in 2007 on or before _________ ___, 2007 in order for the proposals to be eligible for inclusion in our proxy statement and proxy for that meeting. Any other shareholder proposals to be considered for presentation at our annual meeting of shareholders in 2007, although not included in our proxy statement and proxy for that meeting, also must be received on or before _________ ___, 2007 and be submitted in accordance with the requirements set forth in our bylaws. Shareholder proposals should be sent to PSB Bancorp, Inc., 1835 Market Street, Philadelphia, Pennsylvania 19103, Attention: Secretary. We urge that any shareholder proposals be sent certified mail, return-receipt requested.
CORPORATE GOVERNANCE DOCUMENTS
     A copy of the PSB’s Code of Ethics is available its website under Investor Relations at www.firstpennbank.com and any shareholder may obtain a printed copy of these documents by writing to Investor Relations, PSB Bancorp, Inc., 1835 Market Street, Philadelphia, Pennsylvania 19103 or by calling Investor Relations at (215) 979-7900.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     PSB files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
     Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at PSB Bancorp, Inc., 1835 Market Street, Philadelphia, Pennsylvania 19103, Attention: Investor Relations. If you would like to request documents, please do so by ___, in order to receive them before the special meeting.

     No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated _________ ___2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CONESTOGA BANCORP, INC.
CONESTOGA BANK
FP ACQUISITION CORP.
AND
PSB BANCORP, INC.
DATED AS OF AUGUST 30, 2006

Page

ARTICLE I THE MERGER	2
1.1 The Merger	2
1.2 Effective Time	2
1.3 Effects of the Merger	2
1.4 Closing of the Merger	2
1.5 Articles of Incorporation	2
1.6 Bylaws	3
1.7 Board of Directors and Officers	3
1.8 Change to Structure of Merger	3
1.9 Adjustments	3
1.10 Parent/Sub Merger; Bank Merger	3
ARTICLE II CONSIDERATION; EXCHANGE PROCEDURES	4
2.1 Conversion of PSB Common Stock	4
2.2 Treatment of PSB Stock Options and Restricted Shares	5
ARTICLE III EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION	6
3.1 Conestoga to Make Merger Consideration and Option Consideration Available	6
3.2 Exchange of Shares and Options	6
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PSB	8
4.1 Disclosure Schedule; Disclosure Standard	8
4.2 Corporate Organization	10
4.3 Capitalization	11
4.4 Authority; No Violation	12
4.5 Consents and Approvals	13
4.6 SEC Documents; Other Reports	13
4.7 Financial Statements; Undisclosed Liabilities	14
4.8 Books and Records; Internal Controls	14
4.9 Broker’s Fees	15
4.10 Absence of Certain Changes or Events	15
4.11 Legal Proceedings	15

i

4.12 Taxes	16
4.13 Employees; Employee Benefit Plans	18
4.14 Compliance With Applicable Law	20
4.15 Certain Contracts	20
4.16 Agreements With Regulatory Agencies	21
4.17 PSB Information	21
4.18 Title to Property	22
4.19 Environmental Liability	23
4.20 Derivative Instruments	23
4.21 Opinion of Financial Advisor	23
4.22 Intellectual Property	24
4.23 Labor Matters	24
4.24 Loan Matters	25
4.25 Investment Portfolio	26
4.26 Related Party Transactions	26
4.27 Takeover Laws; Liquidation Account	27
4.28 Community Reinvestment Act, Anti-Money Laundering and Customer Information Security	27
4.29 Quality of Representations	28
ARTICLE V REPRESENTATIONS AND WARRANTIES OF CONESTOGA	28
5.1 Disclosure Schedule; Disclosure Standard	28
5.2 Corporate Organization	28
5.3 Authority; No Violation	29
5.4 Consents and Approvals	29
5.5 Broker’s Fees	30
5.6 Conestoga Information	30
5.7 Financing	30
5.8 Operations of Merger Sub	30
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS	30
6.1 Conduct of Business of PSB Prior to the Effective Time	30
6.2 PSB Forbearances	31
ARTICLE VII ADDITIONAL AGREEMENTS	33

7.1 Regulatory Matters	33
7.2 Access to Information	34
7.3 Shareholder Approval	35
7.4 Acquisition Proposals	35
7.5 Legal Conditions to Merger	37
7.6 Employee Benefits	38
7.7 Indemnification; Directors’ and Officers’ Insurance	40
7.8 Advice of Changes	41
7.9 Bank Merger	41
7.10 Current Information	41
7.11 Undertakings by PSB	42
ARTICLE VIII CONDITIONS PRECEDENT	44
8.1 Conditions to Each Party’s Obligation to Effect the Merger	44
8.2 Conditions to Obligations of Conestoga	44
8.3 Conditions to Obligations of PSB	45
ARTICLE IX TERMINATION AND AMENDMENT	45
9.1 Termination	45
9.2 Effect of Termination	47
9.3 Amendment	48
9.4 Extension; Waiver	48
ARTICLE X GENERAL PROVISIONS	49
10.1 Nonsurvival of Representations, Warranties, and Agreements	49
10.2 Expenses	49
10.3 Notices	49
10.4 Interpretation	50
10.5 Counterparts	50
10.6 Entire Agreement	50
10.7 Governing Law	50
10.8 Severability	51
10.9 Publicity	51
10.10 Assignment; Third Party Beneficiaries	51
10.11 Specific Performance; Jurisdiction	51

10.12 Guarantee by Conestoga and Conestoga Bank	52

EXHIBITS:
Exhibit 1	Parent/Sub Plan of Merger
Exhibit 2	Bank Plan of Merger
Exhibit 3	PSB Affiliate Letter
Exhibit 4A	Agreement and General Release for Mr. Fumo
Exhibit 4B	Agreement and General Release for Mr. DiSandro
Exhibit 5	Loan Schedule
Exhibit 6	Articles of Surviving Corporation
Exhibit 7	Bylaws of Surviving Corporation
Exhibit 8	Form of Release Delivered to PSB Directors and Officers

index of defined terms

Acquisition Proposal	35
Agreement	1
Articles of Merger	2
Authorizations	20
Bank Merger	1
Bank Plan of Merger	1
BHCA	10
BIF	10
Business Combination	46
Business Day	5
Certificate	5
Change in PSB Recommendation	34
Closing	2
Closing Date	2
Code	1
Conestoga	1
Conestoga Bank	1
Conestoga Disclosure Schedule	27
Conestoga Termination Fee	46
Confidentiality Agreement	34
Effective Time	2
Environmental Laws	23
ERISA	17
ERISA Affiliate	18
Exchange Act	13
Exchange Agent	6
Exchange Fund	6
FDIC	10
FHLB	10
First Penn Bank	1
FRB	13
GAAP	9
Governmental Entity	13
Griffin	15
Indemnified Parties	39
Insurance Amount	40
Liens	11
Loan	25
Material Adverse Effect	8
Merger	1
Merger Consideration	4
Merger Sub	1
Option	5
Option Consideration	5
PABCL	2
Parent/Sub Merger	1
Parent/Sub Plan of Merger	1
Per Share Price Adjustment	4
Plans	18
Proxy Statement	32
PSB	1
PSB Common Stock	4
PSB Contract	20
PSB Disclosure Schedule	8
PSB ESOP	37
PSB Preferred Stock	11
PSB Recommendation	34
PSB Regulatory Agreement	21
PSB Regulatory Reports	13
PSB Reports	13
PSB Shareholder Approval	12
PSB Shareholders Meeting	34
PSB Stock Plans	11
PSB Termination Fee	46
Requisite Regulatory Approvals	43
Restricted Share	5
SEC	13
Securities Act	13
Subsidiary	10
Superior Proposal	36
Surviving Corporation	2
Tax Return	17
Taxes	17
USA Patriot Act	27
Voting Debt	11

v

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER, dated as of August 30, 2006 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among Conestoga Bancorp, Inc., a Pennsylvania corporation (“Conestoga”), Conestoga Bank, a Pennsylvania bank and a wholly-owned subsidiary of Conestoga (“Conestoga Bank”), FP Acquisition Corp., a Pennsylvania corporation and a direct wholly-owned subsidiary of Conestoga (“Merger Sub”), and PSB Bancorp, Inc., a Pennsylvania corporation (“PSB”).
BACKGROUND
          The respective Boards of Directors of each of Conestoga, Merger Sub and PSB have determined that it is in the best interests of their respective companies to consummate the business combination transaction provided for herein in which Merger Sub would merge with and into PSB with PSB being the surviving corporation (the “Merger”), and such Boards of Directors have approved the Merger (and, in the case of the Board of Directors of PSB, have declared this Agreement advisable and recommended that it be adopted by PSB’s shareholders), upon the terms and subject to the conditions set forth in this Agreement.
          The parties contemplate that promptly after the Effective Time (as hereinafter defined): (i) PSB will merge with and into Conestoga, with Conestoga surviving the merger (the “Parent/Sub Merger”) in accordance with the plan of merger attached hereto as Exhibit 1 (the “Parent/Sub Plan of Merger”), and (ii) First Penn Bank (“First Penn Bank”), a Pennsylvania-chartered bank and a wholly-owned subsidiary of PSB, will merge with and into Conestoga Bank, with Conestoga Bank surviving such merger (the “Bank Merger”) in accordance with the plan of merger attached hereto as Exhibit 2 (the “Bank Plan of Merger”).
          The parties intend that: (i) the Merger will be treated for federal income tax purposes as a purchase by Conestoga for cash of all of the issued and outstanding stock of PSB, that the Merger will be a “qualified stock purchase” within the meaning of Internal Revenue Code (the “Code”) section 338(d)(3), and that this Agreement will constitute a plan of merger with respect thereto; (ii) the subsequent Parent/Sub Merger will qualify as either (or as both) a tax-free liquidation of PSB within the meaning of Code section 332 and/or a reorganization within the meaning of Code section 368(a), and that this Agreement, together with the Parent/Sub Plan of Merger, will constitute a plan of liquidation and/or plan of reorganization with respect thereto; and (iii) the Bank Merger, will qualify as a reorganization within the meaning of Code section 368(a), and that this Agreement, together with the Bank Plan of Merger, will constitute a plan of reorganization with respect thereto.
          At or prior to the execution and delivery of this Agreement, each director and each executive officer of PSB has executed a letter agreement dated as of August 30, 2006, in the form attached hereto as Exhibit 3.
          At or prior to the execution and delivery of this Agreement, Messrs. Vincent J. Fumo and Anthony DiSandro, both directors and officers of PSB, have each executed an agreement and release dated as of August 30, 2006, in the forms attached hereto as Exhibits 4A and 4B, respectively.

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          Conestoga, Merger Sub and PSB desire to make certain representations, warranties, covenants, and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.
          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
THE MERGER
               The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Business Corporation Law of the Commonwealth of Pennsylvania (the “PABCL”), at the Effective Time, Merger Sub shall merge with and into PSB. PSB shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.
               Effective Time. Merger Sub and PSB shall prepare the articles of merger for the Merger (the “Articles of Merger”), which they shall file with the Secretary of State of the Commonwealth of Pennsylvania on the Closing Date (as hereinafter defined). The term “Effective Time” shall mean the time when the Merger becomes effective, which shall be upon the filing of the Articles of Merger or at such later time as the parties may agree and as is set forth in the Articles of Merger.
               Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the PABCL.
               Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place as promptly as practicable on such date, time and place as shall be agreed to by the parties after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing, but subject to satisfaction or waiver of such conditions. Notwithstanding the satisfaction or waiver of all conditions to Closing (other than conditions which by their terms are to be satisfied at Closing), PSB shall not be required to close the Merger until the earlier of the sale or participation of all the Loans (as hereinafter defined) listed on Exhibit 5 or December 31, 2006. The actual date of the Closing is hereinafter referred to as the “Closing Date”.
               Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended so as to read in their entirety in the form annexed hereto as Exhibit 6 and shall continue as the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

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               Bylaws. At the Effective Time, the by-laws of the Surviving Corporation shall be amended so as to read in their entirety in the form annexed hereto as Exhibit 7 and shall continue as the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
               Board of Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall continue to be the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation, until their respective successors are duly elected or appointed (as the case may be) and qualified.
               Change to Structure of Merger. The parties may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent requested by any party and consented to by the other parties (such consent not to be unreasonably withheld); provided, however, that no such change shall: (i) alter or change the amount or kind of Merger Consideration (as hereinafter defined), (ii) adversely affect the tax treatment or consequences of the business combination to any party to this Agreement or to PSB’s shareholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay completion of the transactions contemplated by this Agreement.
               Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of PSB shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange, subdivision or readjustment of shares, or any stock dividend thereon with a record date during such period or other similar transaction, the Merger Consideration and the Option Consideration (as hereinafter defined) shall be appropriately adjusted. In addition, the Merger Consideration and the Option Consideration have been calculated based on the representations and warranties made by PSB in Section 4.3. Without limiting the effect of the failure of the representations and warranties made by PSB in Section 4.3 to be true and correct, in the event that, at the Effective Time, the actual number of shares of PSB Common Stock (as hereinafter defined) outstanding and/or the actual number of shares of PSB Common Stock issuable upon exercise of outstanding Options (as hereinafter defined) is more than as described in Section 4.3 (except as may result from the exercise of any outstanding Options described in Section 4.3), the Merger Consideration and the Option Consideration shall be appropriately adjusted downward.
               Parent/Sub Merger; Bank Merger. Conestoga and PSB shall use their reasonable best efforts to cause PSB to merge with and into Conestoga, with Conestoga surviving such merger, and First Penn Bank to merge with and into Conestoga Bank, with Conestoga Bank surviving such merger, as soon as practicable after the Effective Time. Concurrently with the execution and delivery of this Agreement, Conestoga shall cause Conestoga Bank, and PSB shall cause First Penn Bank, to execute and deliver the Bank Plan of Merger.

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CONSIDERATION; EXCHANGE PROCEDURES
          Conversion of PSB Common Stock. At the Effective Time, by virtue of the Merger:
               Each share of common stock, no par value per share, of PSB (“PSB Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled as provided in Section 2.1(d)), shall, by virtue of the Merger, be converted into the right to receive $17.00 in cash, less the Per Share Price Adjustment, if any (as hereinafter defined) (the “Merger Consideration”), payable to the holder thereof in accordance with Article III hereof, less any required withholding of Taxes (as hereinafter defined).
               The dollar amount of cash that each share of PSB Common Stock shall be converted into pursuant to Section 2.1(a) shall be reduced by the sum of the following quotients (the “Per Share Price Adjustment”):
                    with respect to each Loan identified on Exhibit 5 that is sold or in which a participation interest is sold (regardless of the actual percentage participation interest of such Loan that is sold):
     the sum of (1) the percentage of net exposure on the Loan retained by PSB or its Subsidiaries after the sale of the Loan or a participation interest therein times the after tax discount associated with that Loan on Exhibit 5, plus (2) 0.6375 times the realized net loss incurred in accordance with generally accepted accounting principles on the disposal of the Loan, divided by;
     6,048,960, plus:
                    with respect to each Loan identified on Exhibit 5 that is not sold or in which a participation interest is not sold prior to closing, the after-tax discount set forth opposite such Loan on Exhibit 5, divided by:
     6,048,960.
     If any Loan identified on Exhibit 5 is sold or a participation interest in such a Loan is sold as part of a pool with other Loans identified on Exhibit 5, then for purposes of clause (i), the adjustment, if any, shall be determined on an aggregate basis. PSB shall not, and shall not allow First Penn Bank to, sell any Loan identified on Exhibit 5 or a participation interest in any such Loan as part of a pool containing any Loans or other assets other than Loans identified on Exhibit 5 or participations in such Loans without Conestoga’s written consent. The sale of any Loan identified on Exhibit 5 or the sale of any participation interest in any such Loan shall be on a non-recourse basis (except for liability, if any, retained by First Penn Bank solely in its

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capacity as agent bank in exchange for a customary servicing fee) and shall not obligate PSB or First Penn Bank to pay to the purchaser a rate of interest different than the rate of interest paid by the borrower under the Loan identified on Exhibit 5.
               All shares of PSB Common Stock (other than shares to be canceled pursuant to Section 2.1(d)) shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of PSB Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of PSB Common Stock, except the right to receive the Merger Consideration upon the surrender of such Certificate.
               Each share of PSB Common Stock owned directly by Conestoga, any Subsidiary (as hereinafter defined) of Conestoga, PSB, or any Subsidiary of PSB (other than shares held in trust accounts, managed accounts, custodial or nominee accounts and the like for the benefit of customers or shares held as security for a debt previously contracted) immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and no Merger Consideration or other consideration shall be delivered in exchange therefor.
               Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.
          Treatment of PSB Stock Options and Restricted Shares.
               As of the Effective Time, each option to purchase PSB Common Stock (each, an “Option”) that is outstanding and unexercised, whether vested or unvested, shall be canceled, and, in exchange for the cancellation of such Option, the holder thereof shall be entitled to receive a payment in cash in accordance with Article III hereof, less any required withholding of Taxes, in an amount equal to the excess, if any, of: (i) the Merger Consideration, over (ii) the exercise price or other amount that would have to be paid in order to receive the PSB Common Stock that is subject to such Option (the “Option Consideration”). In connection therewith, PSB shall provide written notice to each holder of a then outstanding Option (whether or not such Option is then vested or exercisable), that: (A) such Option shall be, as at the date of such notice, exercisable in full, (B) such Option shall terminate at the Effective Time, and (C) if such Option is not exercised or otherwise terminated on or before the fifth Business Day prior to the Effective Time, such Option shall be treated as set forth in the immediately preceding sentence. From and after the Effective Time, other than as expressly set forth in this Section 2.2(a), the holders of Options shall cease to have any rights in respect to such Options other than to receive payment of the Option Consideration. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in the City of Philadelphia are required or authorized by law to be closed.
               Each share of PSB Common Stock granted subject to vesting or other lapse restrictions (each, a “Restricted Share”)pursuant to any PSB Stock Plan (as hereinafter

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defined) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Restricted Share in accordance with Section 2.1.
               Prior to the Effective Time, PSB shall take such actions as are necessary and/or desirable, if any, to give effect to the transactions contemplated by this Section 2.2.
EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION
          Conestoga to Make Merger Consideration and Option Consideration Available. Conestoga shall appoint an agent, who shall be reasonably acceptable to PSB (the “Exchange Agent”), for the purpose of exchanging PSB Common Stock for the Merger Consideration and Options for the Option Consideration. Prior to the Effective Time, Conestoga shall deposit with the Exchange Agent, for the benefit of the holders of PSB Common Stock and Options, for exchange in accordance with this Article III, an amount of cash sufficient to make all payments pursuant to Article II (such cash amount, the “Exchange Fund”). The cash deposited with the Exchange Agent pursuant to this Section 3.1 shall be invested by the Exchange Agent as directed by Conestoga; provided that: (i) no such investment or losses thereon shall affect the Merger Consideration or the Option Consideration payable to the holders of shares of PSB Common Stock or Options, respectively, and following any losses Conestoga shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of PSB Common Stock and Options in the amount of any such losses, and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 90 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to or at the direction of Conestoga.
          Exchange of Shares and Options.
               As soon as reasonably practicable after the Effective Time, and in no event more than ten Business Days thereafter, Conestoga shall cause the Exchange Agent to mail to each holder of record of PSB Common Stock or Options a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the PSB Common Stock and Options shall pass, only upon delivery of the Certificates representing the PSB Common Stock or the documents representing the Options to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration therefor and for use in effecting the surrender of the documents representing the Options in exchange for payment of the Option Consideration therefor. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and any other documentation reasonably requested by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange

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therefor the Merger Consideration for each share formerly represented by such Certificate, and such Certificate so surrendered shall forthwith be canceled. Upon proper surrender of documents representing Options for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and any other documentation reasonably requested by the Exchange Agent, the holder of such Option shall be entitled to receive in exchange therefor the Option Consideration for each share of PSB Common Stock issuable upon exercise of such Option, and such documents representing the Options so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of holders of Certificates on the Merger Consideration payable upon the surrender of the Certificates or for the benefit of holders of Options on the Option Consideration payable upon the surrender of the documents representing such Options. Until surrendered as contemplated by this Article III, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1 and any document representing Options shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Option Consideration as contemplated by Section 2.2.
               If the payment of the Merger Consideration or the Option Consideration is to be made to a person other than the registered holder of the PSB Common Stock or the Options surrendered in exchange therefor, it shall be a condition of payment that the Certificate or Option documentation so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.
               Any portion of the Exchange Fund that remains unclaimed by the holders of PSB Common Stock and Options for six months after the Effective Time shall be paid, at the request of Conestoga, to Conestoga. Any holders of PSB Common Stock and Options who have not theretofore complied with this Article III shall thereafter look only to Conestoga for payment of the Merger Consideration and the Option Consideration as determined pursuant to this Agreement, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Conestoga, Merger Sub, PSB, the Exchange Agent or any other person shall be liable to any former holder of shares of PSB Common Stock or Options for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws. Any amounts remaining unclaimed by holders of PSB Common Stock or Options immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority shall become, to the extent permitted by applicable law, the property of Conestoga free and clear of any claims or interest of any person previously entitled thereto.
               In the event any Certificate or Option documentation shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Option documentation to be lost, stolen or destroyed and, if required by Conestoga, the posting by such person of a bond in such amount as Conestoga may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate or Option documentation, the Exchange Agent will issue in

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exchange for such lost, stolen or destroyed Certificate or Option documentation the Merger Consideration or the Option Consideration, respectively, deliverable in respect thereof pursuant to this Agreement.
               Conestoga or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of PSB Common Stock or Options such amounts as Conestoga or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Conestoga or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the PSB Common Stock or Options in respect of whom such deduction and withholding were made by Conestoga or the Exchange Agent.
REPRESENTATIONS AND WARRANTIES OF PSB
          Disclosure Schedule; Disclosure Standard. As of the date hereof, PSB has delivered to Conestoga a schedule (the “PSB Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more covenants contained in Article VI. No representation or warranty of PSB contained in this Article IV shall be deemed untrue or incorrect, and PSB shall not be deemed to have breached a representation or warranty, or to have failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with that or any other representation or warranty, has had or is reasonably likely to have a Material Adverse Effect (as hereinafter defined). Each section of the PSB Disclosure Schedule qualifies the correspondingly numbered representation or warranty and any other representation or warranty contained in this Article IV if it is reasonably apparent that the disclosure set forth in the PSB Disclosure Schedule is applicable to such other representation or warranty.
          As used in this Agreement, the term “Material Adverse Effect” means a material adverse effect on the business, operations, results of operations in the current or any future fiscal year, or financial condition of PSB and its Subsidiaries taken as a whole or a material adverse effect on PSB’s ability to consummate the transactions contemplated hereby on or before March 31, 2007, in each case as determined from the perspective of a reasonable person in Conestoga’s position. For purposes of the preceding sentence, the fact that any costs, damages or other liabilities or reasonably expected costs, damages or other liabilities arising from or related to any representation or warranty of PSB being untrue or incorrect may be non-recurring or result in only a one-time charge to earnings shall not affect the assessment of their materiality to the results of operations of PSB and its Subsidiaries taken as a whole; provided, that any increase in PSB’s provision for loan losses shall not be considered to cause a Material Adverse Effect solely by reason of the effect such increases have on PSB’s consolidated results of

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operations for any single fiscal year. In determining whether a Material Adverse Effect has occurred, there shall be excluded any effect resulting from or attributable to: (i) any change after the date of this Agreement in laws, rules or regulations or published interpretations thereof by courts or governmental authorities or in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, in any such case applicable to banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, except for any such change that has a disproportionate impact on PSB and its Subsidiaries, taken as a whole, relative to the other participants in their industry, (ii) the announcement of this Agreement or the transactions contemplated hereby, any action of Conestoga or its Subsidiaries or any action or omission of PSB or its Subsidiaries taken or omitted to be taken, pursuant to the terms of this Agreement or with the consent or at the direction of Conestoga, or (iii) changes after the date of this Agreement in general economic conditions or interest rates affecting banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, except for any such change that has a disproportionate impact on PSB and its Subsidiaries, taken as a whole, relative to the other participants in their industry and provided, further, that a decrease in the trading or market price of the PSB Common Stock shall not be considered, by itself, to constitute a Material Adverse Effect. Notwithstanding the foregoing, a “Material Adverse Effect” shall be deemed to have occurred if one or more suits, actions or proceedings are instituted or threatened subsequent to the date of this Agreement against PSB or its Subsidiaries or their respective directors or officers in their capacities as such and such suits, actions or proceedings result in or could reasonably be expected to result in costs, damages or other liabilities that would be material relative to the business, operations, results of operations in the current or any future fiscal year, or financial condition of, PSB and its Subsidiaries taken as a whole, or any such suit, action or proceeding could reasonably be expected to have a material adverse effect on PSB’s ability to consummate the transactions contemplated hereby on or before April 30, 2007; in each case as determined from the perspective of a reasonable person in Conestoga’s position. For purposes of the preceding sentence, (x) if the likelihood of an adverse outcome resulting from or arising out of any actual or threatened suit, action or proceeding is more than remote (as defined in Statement of Financial Accounting Standards No. 5 “Accounting of Contingencies”), then, for the avoidance of doubt, it is understood that the full amount of any costs, damages or other liabilities that PSB or its Subsidiaries (or Conestoga or its Subsidiaries as successors thereto following the transactions contemplated by this Agreement) could reasonably be expected to incur or become subject to as a result of such adverse outcome shall be factored into the assessment of the materiality of such suit, action or proceeding, without any discount based on or related to the probability of such adverse outcome in fact occurring, (y) the fact that any costs, damages or other liabilities or reasonably expected costs, damages or other liabilities may be non-recurring or result in only a one-time charge to earnings shall not affect the assessment of their materiality to the results of operations of PSB and its Subsidiaries taken as a whole, and (z) the amount of any insurance proceeds or other amounts that PSB, Conestoga or their respective Subsidiaries may be entitled to recover from third parties in connection with any actual or threatened suit, action or proceeding shall not offset the assessment of costs, damages or other liabilities that PSB, Conestoga or their respective Subsidiaries could reasonably be expected to incur or become subject to as a result of such suit, action or proceeding, unless, in the reasonable judgment of Conestoga, such recoveries are reasonably probable.
          PSB hereby represents and warrants to Conestoga that, except (i) as set forth in the PSB Disclosure Schedule or (ii) as disclosed in the PSB Reports (as hereinafter defined)

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filed prior to the date hereof, but only to the extent the exception is reasonably apparent from such disclosure:
          Corporate Organization.
               PSB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. PSB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. PSB is duly registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”). The copies of the articles of incorporation and bylaws of PSB which have previously been made available to Conestoga are true, complete, and correct copies of such documents as in effect as of the date of this Agreement.
               Each Subsidiary of PSB: (i) is duly organized and validly existing and in good standing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. The copies of the articles of incorporation and bylaws of each Subsidiary of PSB which have previously been made available to Conestoga are true, complete, and correct copies of such documents as in effect as of the date of this Agreement. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity: (i) of which such person or a subsidiary of such person is a general partner, or (ii) of which securities or other interests having the power to elect a majority of the Board of Directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof.
               Except for its ownership of First Penn Bank, PSB does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). There are no PSB Subsidiaries other than First Penn Bank and those identified in Section 4.2(c) of the PSB Disclosure Schedule. First Penn Bank’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund (the “BIF”) and the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by First Penn Bank. Neither PSB nor First Penn Bank has received any notice that such premiums or assessments will be increased, other than any premium or assessment increase applicable to the industry as a whole. First Penn Bank is a member in good standing of the Federal Home Loan Bank (“FHLB”) of Pittsburgh.

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          Capitalization.
               The authorized capital stock of PSB consists of 15,000,000 shares of PSB Common Stock and 5,000,000 shares of preferred stock, no par value per share, of PSB (the “PSB Preferred Stock”). As of the date hereof, there were 5,142,526 shares of PSB Common Stock outstanding (including 250,190 unallocated shares of PSB Common Stock held in the PSB employee stock ownership plan and 120,000 unvested Restricted Shares), no shares of PSB Preferred Stock outstanding and 83,283 shares of PSB Common Stock held in PSB’s treasury. As of the date of this Agreement, no shares of PSB Common Stock or PSB Preferred Stock were reserved for issuance, except for an aggregate of 906,434 shares of PSB Common Stock reserved for issuance upon the exercise of stock options issued pursuant to the 1999 Director Stock Option Plan and the 2001 PSB Stock Incentive Plan (collectively, the “PSB Stock Plans”). All of the issued and outstanding shares of PSB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above or in Section 4.3(a) of the PSB Disclosure Schedule, PSB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, redemption, sale or issuance of any shares of PSB Common Stock or PSB Preferred Stock or any other equity securities of PSB or any securities representing the right to purchase or otherwise receive any shares of PSB capital stock or any other equity security of PSB (including any rights plan or agreement). Section 4.3(a) of the PSB Disclosure Schedule contains a true, correct, and complete list as of the date hereof of the number of outstanding Options, the exercise price of such Options and the number of shares of PSB Common Stock issuable at such exercise price.
               Except as set forth in Section 4.3(b) of the PSB Disclosure Schedule, PSB owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of PSB’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares or other equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither PSB nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, redemption, sale or issuance of any shares of capital stock or any other equity security of any PSB Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary. There are no outstanding obligations of PSB or its Subsidiaries to provide funds or make investments in any of PSB’s Subsidiaries or any other entity, nor has PSB or any of its Subsidiaries granted or agreed to grant to any person any stock appreciation rights or similar equity based rights.
               No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which PSB’s shareholders may vote (“Voting Debt”) have been issued by PSB and are outstanding.

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               Except as set forth in Section 4.3(d) of the PSB Disclosure Schedule and except for the PSB Subsidiaries, neither: (i) PSB, (ii) First Penn Bank, nor (iii) any other PSB Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of PSB Subsidiaries, equity interests held by the PSB Subsidiaries in a fiduciary capacity, equity interests held in connection with the commercial loan activities of the PSB Subsidiaries, or other securities and interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted. PSB or a PSB Subsidiary has good, valid, and marketable title, free and clear of all Liens, to any such interests disclosed on the PSB Disclosure Schedule, including, without limitation, the interests held in Iron Bridge Holdings, Inc. There are no subscriptions, options, warrants, calls, commitments, agreements or other rights outstanding and held by PSB, First Penn Bank or any other PSB Subsidiary with respect to any other company’s capital stock or the equity of any other person.
               PSB has provided true, correct and complete copies of all agreements related to its ownership interest in Iron Bridge Holdings, Inc., including any agreements related to (i) the voting or transferability of PSB’s ownership interest in such entity, (ii) PSB’s rights to acquire any portion of the ownership interest in such entity held by a third person, or (iii) PSB’s rights in the management of such entity.
          Authority; No Violation.
               PSB has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the shareholders of PSB under the PABCL and in accordance with PSB’s articles of incorporation and bylaws (the “PSB Shareholder Approval”), to consummate the transactions contemplated hereby. The Board of Directors of PSB, by resolutions duly adopted by a unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of PSB, and (ii) adopted and approved this Agreement and approved the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement have been duly and validly approved by all necessary corporate action and, except for the PSB Shareholder Approval, no other corporate or shareholder proceedings on the part of PSB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PSB and (assuming due authorization, execution and delivery by Conestoga and Merger Sub) constitutes a valid and binding obligation of PSB, enforceable against PSB in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
               Neither the execution and delivery of this Agreement by PSB nor the consummation by PSB of the transactions contemplated hereby, nor compliance by PSB with any of the terms or provisions hereof, will: (i) violate any provision of the articles of incorporation or bylaws of PSB or any of the similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.5 are

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duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PSB or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of PSB or any of its Subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PSB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
          Consents and Approvals. Except for: (i) the approval of the Merger and the Bank Merger by the Board of Governors of the Federal Reserve System (“FRB”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement (as hereinafter defined), other filings or approvals as may be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or applicable state securities laws, (iii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PABCL, (iv) the PSB Shareholder Approval, and (v) the consents and approvals set forth in Section 4.5 of the PSB Disclosure Schedule, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or of or with any other third party are necessary in connection with (A) the execution and delivery by PSB of this Agreement, and (B) the consummation by PSB of the Merger, the consummation by First Penn Bank of the Bank Merger, and the consummation of the other transactions contemplated hereby. As of the date of this Agreement, PSB does not know of any reason why any Requisite Regulatory Approval (as hereinafter defined) should not be obtained on a timely basis, or will be received with conditions, limitations or restrictions unacceptable to it or Conestoga or that would adversely impact PSB’s or First Penn Bank’s ability to complete the transactions contemplated by this Agreement.
          SEC Documents; Other Reports.
               PSB has timely filed or furnished all required reports, schedules, registration statements and other documents with the SEC since December 31, 2003 (the “PSB Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the PSB Reports complied with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such PSB Reports, and none of the PSB Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the PSB Reports. None of PSB’s Subsidiaries is required to file periodic reports with the SEC pursuant to section 13 or 15(d) of the Exchange Act.

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               PSB and each of its Subsidiaries have timely filed all reports, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2003, with any Governmental Entity (other than the SEC) (“PSB Regulatory Reports”) and have paid all fees and assessments due and payable in connection therewith and none of such PSB Regulatory Reports, or any amendments thereto, when filed contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of PSB and its Subsidiaries or as set forth in Section 4.6(b) of the PSB Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of PSB, threatened an investigation into the business or operations of PSB or any of its Subsidiaries since December 31, 2003. Except as set forth in Section 4.6(b) of the PSB Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any PSB Regulatory Report filed by, or relating to any examinations by any such Governmental Entity of, PSB or any of its Subsidiaries.
          Financial Statements; Undisclosed Liabilities.
               The financial statements of PSB (including any related notes and schedules thereto) included or incorporated by reference in the PSB Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present the consolidated financial position of PSB and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, and have been derived from the accounting books and records of PSB and its Subsidiaries.
               Except for: (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of PSB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, as filed with the SEC, or (ii) liabilities incurred since June 30, 2006, in the ordinary course of business consistent with past practice, neither PSB nor any of its Subsidiaries since June 30, 2006, has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement.
          Books and Records; Internal Controls.
               PSB has maintained records of the proceedings of its governing body and each committee thereof, and of the owners of shares of its capital stock, and has caused such records or comparable records to be maintained for each of its Subsidiaries, whether a corporation or any other form of entity. The minute books of PSB and each Subsidiary

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contain complete and accurate records of all meetings held of, and action taken by, the shareholders, the board of directors and each committee of the board of directors or other governing body of each such entity, and no meetings of such shareholders or of any such board of directors, body or committee have been held for which minutes have not been prepared and included in such minute books. True, correct, and complete copies of all such minute books have been made available to Conestoga.
               The books, records, and accounts of PSB and its Subsidiaries accurately and fairly reflect its income, expense, assets, liabilities, transactions, and dispositions of its assets in reasonable detail. PSB and its Subsidiaries maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of PSB and its Subsidiaries and to maintain accountability for the assets of PSB and its Subsidiaries, (iii) access to the assets of PSB and its Subsidiaries is permitted only in accordance with management’s authorization, and (iv) the reporting of the assets of PSB and its Subsidiaries is compared with existing assets at regular intervals.
               PSB maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning PSB and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of PSB’s filings with the SEC and other public disclosures.
          Broker’s Fees. Except for Griffin Financial Group, LLC (“Griffin”), neither PSB nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability, contingent or otherwise, for any broker’s fees, commissions, or finder’s fees in connection with any of the transactions contemplated by this Agreement. The engagement letter between PSB and Griffin relating to Griffin’s engagement as PSB’s financial advisor in connection with the transactions contemplated by this Agreement has been made available to Conestoga.
          Absence of Certain Changes or Events. Except as set forth in Section 4.10 of the PSB Disclosure Schedule or as disclosed in any filing made by PSB with the SEC since December 31, 2005 and prior to the date hereof, (i) since December 31, 2005, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) from December 31, 2005 to the date hereof, neither PSB nor any of its Subsidiaries have taken any action that would have been prohibited by Section 6.2 if taken after the date of this Agreement.
          Legal Proceedings. Except as set forth in Section 4.11 of the PSB Disclosure Schedule, there are no pending or, to the best of PSB’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting PSB or any of its Subsidiaries. No notice has been received that such a legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation is likely to be asserted, commenced, taken, or otherwise pursued in the future. None of PSB, or any of its

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Subsidiaries or any of their affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, or award of any governmental authority, or has entered into any settlement agreement, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Taxes. Except as set forth in Section 4.12 of the PSB Disclosure Schedule:
               (x) Each of PSB and its Subsidiaries has: (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete, and (ii) paid in full or made adequate provision in the financial statements of PSB (in accordance with GAAP) for all Taxes, whether or not shown as due on such Tax Returns; (y) no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by, or Tax Returns of, PSB or any of its Subsidiaries; and (z) there are no Liens for Taxes upon the assets of either PSB or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.
               Neither PSB nor any of its Subsidiaries: (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is PSB) filing a consolidated tax return, or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.
               None of PSB or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.
               No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local, or foreign law) has been entered into by or with respect to PSB or any of its Subsidiaries.
               None of PSB or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which section 355 of the Code is applicable.
               All Taxes required to be withheld, collected or deposited by or with respect to PSB and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
               Neither PSB nor any of its Subsidiaries has granted any waiver of any federal, state, local, or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

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               Except as set forth in Section 4.12(h) of the PSB Disclosure Schedule, neither PSB nor any PSB Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of section 280G of the Code, and neither PSB nor any of its Subsidiaries are required to “gross up” or otherwise compensate any individual because of the imposition of any excise tax (and related interest or penalties) on any such individual resulting from the applicability of sections 280G and 4999 of the Code.
               Neither PSB nor any PSB Subsidiary filed a consent prior to January 1, 2005, to the application of section 341(f) of the Code.
               PSB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “qualified stock purchase” within the meaning of section 338(d)(3) of the Code.
               Neither PSB nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.
               The unpaid Taxes of PSB and its Subsidiaries (i) did not, as of June 30, 2006, exceed the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the June 30, 2006 consolidated balance sheet of PSB (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of PSB and its Subsidiaries in filing their Tax Returns.
               Neither PSB nor any of its Subsidiaries has agreed to make any adjustments under section 481(a) of the Code as a result of a change in accounting methods.
               None of the assets PSB or of its Subsidiaries are treated as “tax exempt use property” within the meaning of section 168(h) of the Code.
               The tax basis in the assets of PSB and its Subsidiaries, for purposes of determining its future amortization, depreciation and other federal income tax deductions, is accurately reflected on the tax books and records PSB and its Subsidiaries.
               PSB and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to substantial understatement of Tax within the meaning of section 6662 of the Code.
               For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

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               For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
          Employees; Employee Benefit Plans.
               Section 4.13 of the PSB Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, restricted stock, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation under which any current or former employee, director or independent contractor of PSB or any of its Subsidiaries has any present or future right to benefits or under which PSB or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans.”
               With respect to each Plan, PSB has made available to Conestoga a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter and any current application for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications; (iv) the Form 5500 and attached schedules for the three most recent plan years; (v) audited financial statements for the most recent plan year; (vi) actuarial valuation reports; (vii) service provider contracts; (viii) contracts providing fiduciary or other party in interest insurance; and (ix) contracts providing bonding.
               (i) Each Plan has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Code section 401(a) has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Code section 401(b) has closed, any amendments required by such determination letter were made as and when required by such determination letter, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject PSB or any of its Subsidiaries, solely by reason of their affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any Tax, fine, lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in Section 4.13 of the PSB Disclosure Schedule, no Plan provides, and neither PSB nor any of its Subsidiaries have any obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the

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employee’s termination of employment and/or the service provider’s termination of service other than as required by section 4980B of the Code; and (v) PSB has made or provided for all contributions required under the terms of each Plan and all contributions have been made within the time required by applicable law.
               None of the Plans is a multiemployer plan (within the meaning of ERISA section 3(37)) and none of PSB, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.
               Except as set forth in Section 4.13 of the PSB Disclosure Schedule, with respect to each Plan that is subject to Title IV of ERISA, the present value of the accrued benefits under each such plan, calculated on a plan termination basis (using appropriate or required annuity purchase rates and lump-sum distribution assumptions), based on such plan’s most recent valuation date and determined as of such date, did not exceed the then-current value of the assets of such plan allocable to such accrued benefits. Since the date of such most recent actuarial valuation, there has been no adverse change in the funding status of any such Plan as reflected in the actuarial report for such valuation.
               Except as set forth in Section 4.13 of the PSB Disclosure Schedule, with respect to any Plan, the assets of any trust under such Plan, Plan sponsor, Plan fiduciary or Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of PSB or any of its Subsidiaries, threatened and, (ii) no facts or circumstances exist to the knowledge of PSB or any of its Subsidiaries that could reasonably be expected to give rise to any such actions, suits or claims.
               No Plan which is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or subject to Code section 412, has incurred any “accumulated funding deficiency” within the meaning of section 302 of ERISA or Code section 412 and there has been no waived funding deficiency within the meaning of section 303 of ERISA or Code section 412.
               There are no unsatisfied liabilities to participants, the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or to any other person or entity as the result of the termination of any plan previously maintained, or contributed to, by PSB or any of its Subsidiaries.
               Except as set forth in Section 4.13 of the PSB Disclosure Schedule, the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of PSB or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director.
               All Plans which provide for the deferral of compensation, within the meaning of Code section 409A, have been administered in good faith compliance with Code section 409A and the guidance and regulations issued thereunder. Except as set forth in Section 4.13 of the Disclosure Schedule, no outstanding stock options and no shares of

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restricted stock are subject to Code section 409A. In addition, Section 4.13 of the Disclosure Schedule sets forth the amounts of unfunded deferred compensation.
               Except with respect to amendments or modifications required solely to avoid early recognition of income and the additional Taxes imposed under section 409A of the Code or required by applicable law, none of PSB or any of its Subsidiaries has communicated to any current or former employee thereof any intention or commitment to modify any Plan or contract or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.
          Compliance With Applicable Law. Except as disclosed in Section 4.14 of the PSB Disclosure Schedule:
               PSB and each of its Subsidiaries hold all licenses, franchises, permits and authorizations (“Authorizations”)necessary for the lawful conduct of their respective businesses under all, and are not in violation of any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to PSB or any of its Subsidiaries or their businesses. All Authorizations are in full force and effect without any default or violation thereunder. Neither PSB nor any PSB Subsidiary has received any written notice of any claim or charge that PSB or any PSB Subsidiary is in potential violation of or in default under any such Authorization, or of any actual, proposed, or potential revocation, suspension, termination or limitation of, or refusal to grant, any such Authorization that has not been fully resolved. No event has occurred or circumstance exists that may (with or without notice or passage of time) constitute or result directly or indirectly in a violation of or a failure to comply by PSB or any PSB Subsidiary with any term or requirement of any Authorization.
               Each of PSB and its Subsidiaries has complied in all respects with all laws applicable to it or to the operation of its business. Neither PSB nor any of its Subsidiaries has received any notice of any alleged or threatened claim, violation, or liability under any such laws that has not heretofore been cured and for which there is no remaining liability.
               First Penn Bank is “well capitalized” under the Federal Deposit Insurance Improvement Act of 1991, as amended, and the regulations thereunder.
          Certain Contracts.
               Except as set forth in Section 4.15(a) of the PSB Disclosure Schedule, as of the date of this Agreement, neither PSB nor any of its Subsidiaries is a party to or is bound by any contract, written arrangement, commitment or understanding (whether written or oral): (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement, (ii) which is with any entity in which PSB holds an equity investment that is accounted for using the equity method of accounting, or (iii) which limits the freedom of PSB or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires PSB or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis. Each contract, arrangement,

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commitment or understanding of the type required to be listed in Section 4.15(a) of the PSB Disclosure Schedule, whether or not set forth in Section 4.15(a) of the PSB Disclosure Schedule, is referred to herein as a “PSB Contract.”
               Except as set forth in Section 4.15(b) of the PSB Disclosure Schedule: (i) each PSB Contract is legal under applicable law, valid and binding on PSB or its applicable Subsidiary and in full force and effect, except to the extent such PSB Contract or any portion thereof has expired in accordance with its terms, (ii) PSB and each of its Subsidiaries has performed all obligations required to be performed by it to date under each PSB Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of PSB or any of its Subsidiaries or, to the knowledge of PSB, any other party thereto, under any such PSB Contract, and (iv) the execution of this Agreement and the consummation of the transactions contemplated hereby will not give rise to any right of termination or any other material right under any PSB Contract or otherwise require any consent under any PSB Contract. To the extent that execution of this Agreement and the consummation of the transactions contemplated hereby will give rise to any right of termination under any PSB Contract or otherwise require any consent under any PSB Contract, PSB has no reason to believe that such right of termination will be exercised or such consent will not be given.
          Agreements With Regulatory Agencies. Except as set forth in Section 4.16 of the PSB Disclosure Schedule, neither PSB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Entity (each, whether or not set forth in Section 4.16 of the PSB Disclosure Schedule, a “PSB Regulatory Agreement”), that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has PSB or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting PSB or any PSB Subsidiary to enter into or become bound by any PSB Regulatory Agreement.
          PSB Information. The information contained in the Proxy Statement (other than any information relating to Conestoga and its Subsidiaries provided by Conestoga for inclusion in the Proxy Statement) and the information relating to PSB and its Subsidiaries to be provided by PSB for inclusion in any filing pursuant to Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof as relate only to Conestoga or any of its Subsidiaries) will comply as to form with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

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          Title to Property.
               Except as disclosed in Section 4.18(a) of the PSB Disclosure Schedule, PSB and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially interfere with the present or proposed use of such properties. All real property and fixtures material to the business, operations, or financial condition of PSB and its Subsidiaries are in good condition and repair. Section 4.18(a) of the PSB Disclosure Schedule identifies by street address each parcel of real property (whether owned or leased by PSB or any of its Subsidiaries) and the lessor and lessee of each parcel of leased real property and the parties to any agreement (other than a lease) under which any such property is held by PSB or any of its Subsidiaries. Such real property and the premises located thereon are: (i) sufficient for the operational requirements of the business conducted thereon and are expected to continue to be sufficient for the continued conduct of such business after the Closing in substantially the same manner as conducted before the Closing, and (ii) comply with all applicable laws, ordinances and regulations, including, without limitation, all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment located thereon. A copy of each deed and each lease, to the extent available, and other material contracts relating to such real property has been furnished to or made available to Conestoga.
               PSB and its Subsidiaries have good, valid, and marketable title to all tangible personal property owned by them, free and clear of all Liens except as disclosed in Section 4.18(b) of the PSB Disclosure Schedule. All tangible personal property material to the business, operations or financial condition or PSB and its Subsidiaries is in good condition and repair (ordinary wear and tear excepted).
               All leases of real property and all other leases material to PSB and its Subsidiaries under which PSB or a Subsidiary, as lessee, leases real or other personal property are in full force and effect in accordance with their respective terms, and there is not under such lease any existing default by PSB or such Subsidiary or, to the knowledge of PSB, any other party thereto, or any event which with notice or lapse of time, or both, would constitute such a default.
               PSB and its Subsidiaries currently maintain insurance considered by PSB to be reasonably prudent for their respective operations in accordance with industry practice and sufficient for compliance by PSB and its Subsidiaries with all requirements of law and agreements to which PSB or any of its Subsidiaries are party. Neither PSB nor any Subsidiary has received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or that PSB or any PSB Subsidiary is in default thereunder, or (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) that a policy will not the renewed upon expiration thereof. Except with regard to ordinary course claims under PSB’s medical insurance plans, and except as disclosed in the PSB Disclosure Schedule, there are presently

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no material claims pending under such policies of insurance and no notices have been given by PSB or its Subsidiaries under such policies during the past two (2) years with respect to any potential material claims. All such insurance is valid and enforceable and in full force and effect, and within the last three years PSB, First Penn Bank and each of its Subsidiaries has received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any claims submitted under any of their insurance policies. Section 4.18(d) of the PSB Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by PSB and any PSB Subsidiary as of the date hereof, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds are in full force and effect and have been in full force and effect since their respective dates of inception. True, correct, and complete copies of all such policies and bonds reflected in Section 4.18(d) of the PSB Disclosure Schedule have been furnished to or made available to the Conestoga.
               Environmental Liability. Except as set forth in Section 4.19 of the PSB Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or, to the knowledge of PSB, threatened against PSB or any of its Subsidiaries, or seeking to impose, or that reasonably could be expected to result in the imposition, on PSB or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal statute, regulation or ordinance, relating to pollution or the discharge of, or exposure to hazardous materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”). To the knowledge of PSB, there is no reasonable basis for any such proceeding, claim, action, or governmental investigation that would impose any liability or obligation. To the knowledge of PSB, during the period of: (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property. Since December 31, 2003, PSB and its Subsidiaries have complied with all applicable Environmental Laws. PSB has previously made available to Conestoga copies of any and all environmental reports, studies, assessments, and information regarding underground storage tanks or relating to the environmental condition of any property owned or operated by PSB or any PSB Subsidiary.
               Derivative Instruments. Neither PSB nor any of its Subsidiaries is party to any equity, interest rate or other swaps, caps, floors, option agreements, futures, and forward contracts and other similar risk management arrangements, whether entered into for the account of PSB, or for the account of one or more of its Subsidiaries or their customers.
               Opinion of Financial Advisor. PSB has received the opinion of Griffin and Curtis Financial Group, LLC dated as of the date of this Agreement, to the effect that,

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as of such date, the consideration to be paid to the shareholders of PSB in the Merger is fair from a financial point of view to such holders of PSB Common Stock and Griffin and Curtis Financial Group, LLC have consented to the inclusion of their opinions in the Proxy Statement.
          Intellectual Property. PSB and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all patents, trademarks, trade names, service marks and copyrights, necessary for the conduct of their existing businesses and, to the knowledge of PSB, the use of such proprietary rights by PSB and its Subsidiaries does not infringe on or otherwise violate the rights of any person. Except for the agreements listed in Section 4.22 of the PSB Disclosure Schedule, neither PSB nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any patents, trademarks, trade names, service marks or copyrights which it claims to own. Section 4.22 of the PSB Disclosure Schedule lists all (i) material trademarks, trade names, service marks and copyrights owned by PSB and any of its Subsidiaries, indicating for each whether or not it is registered or is the subject of a pending application with the U.S. Patent and Trademark Office, (ii) material software owned or licensed by PSB and any of its Subsidiaries that is material to the operation of the business of PSB and any of its Subsidiaries, (iii) material patents and patent applications owned or filed by or on behalf of PSB and any of its Subsidiaries, other than commonly available, off-the-shelf software, and (iv) material licenses and other agreements relating to the foregoing (whether as licensor or licensee). Neither PSB nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or otherwise challenges or questions the validity or effectiveness of any of PSB’s or its Subsidiaries’ proprietary rights.
          Labor Matters.
               Neither PSB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is PSB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or violated any law relating to labor or employment or seeking to compel PSB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any work stoppage, strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to PSB’s knowledge, threatened, nor is PSB aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
               Section 4.23(b) of the PSB Disclosure Schedule contains the following true, correct and complete information for each current full-time employee, including each employee on leave of absence or layoff status, of PSB or its Subsidiaries: employer; name; job title; date of commencement of employment; current compensation paid or payable and any change in compensation since December 31, 2005, sick and vacation leave that is accrued but

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unused; and service credited for purposes of vesting and eligibility to participate under any Plan.
               PSB has previously provided the following true, correct and complete information for each retired employee of PSB or its Subsidiaries (and his or her dependents) who is receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits, showing the amount of each such benefit paid to or on behalf of such persons in the most recent fiscal year and for the current year through June 30, 2006.
               Except for any PSB Contract, and except as set forth on Section 4.23(d) of the PSB Disclosure Schedule, there is no contract, agreement, commitment, or understanding with any independent contractor, consultant, or agent for PSB or any of its Subsidiaries that is not terminable upon 30 days notice.
               To the knowledge of PSB, no officer, director, agent, employee, consultant or contractor of PSB or any of its Subsidiaries is bound by any contract that purports to limit the ability of such person (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of PSB and its Subsidiaries or (ii) to assign to PSB or any of its Subsidiaries or to any other person any rights to any invention, improvement, or discovery. To the knowledge of PSB, no former or current employee of PSB or any of its Subsidiaries is a party to, or is otherwise bound by, any contract that in any way adversely affected, affects, or will affect the ability of the PSB or any of its Subsidiaries or the Surviving Corporation to conduct their respective businesses as heretofore carried on.
          Loan Matters.
               The allowance for loan losses reflected, and to be reflected, in the PSB Regulatory Reports has been, and will be, established in compliance with the requirements of all applicable regulatory criteria, and the allowance for loan losses shown, and to be shown, on the balance sheets contained in the PSB Reports have been, and will be, established in compliance with the applicable requirements of GAAP.
               Each outstanding extensions of credit (including commitments to extend credit) (a “Loan” (including Loans held for resale to investors)) has been solicited and originated and is administered and serviced, and the relevant Loan files are being maintained in accordance with the relevant loan documents, PSB’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules. To the knowledge of PSB, each Loan constitutes the legal, valid, and binding obligation of the obligor named therein.
               All Loans owned by PSB or any PSB Subsidiary, or in which PSB or any PSB Subsidiary has an interest, comply with all laws, including, without limitation, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection laws and the regulations thereunder.

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               Section 4.24(d) of the PSB Disclosure Schedule lists, as of the most recently available date (and in no event earlier than June 30, 2006) all Loans where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms.
               All Loans receivable and accrued interest entered on the books of PSB and First Penn Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of their respective businesses, and the notes or other evidences of indebtedness with respect to such Loans (including discounts) are true and genuine and are what they purport to be.
               With respect to each Loan owned by PSB or First Penn Bank, in whole or in part that has a balance of unpaid principal and accrued and unpaid interest as of the date hereof in excess of $1,000,000:
                    the note and the related security documents, copies of which are included in the applicable Loan file, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;
                    the notes and other evidences of indebtedness evidencing the Loan, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be;
                    with respect to any Loan held in the form of a participation, the participation documentation is legal, valid, binding, and enforceable and the interest in such Loan of PSB or First Penn Bank created by such participation would not be a part of the insolvency estate of the Loan originator or other third party upon the insolvency thereof.
          Investment Portfolio. PSB has furnished or made available to Conestoga true, correct, and complete information concerning its investments, or investments made by entities managed by it, in any securities held for sale or in private equity, venture capital, or similar types of investments. All such investments are owned by PSB, directly or indirectly, free and clear of all Liens and there have been no adverse events or developments with respect to any such investment since March 31, 2006.
          Related Party Transactions. Except as disclosed in the PSB Reports, in the PSB financial statements, or in Section 4.26 of the PSB Disclosure Schedule, PSB is not a party to any transaction (excluding deposits in the ordinary course of business) with any affiliate of PSB (except a PSB Subsidiary), including, without limitation, any Loan. Except as listed in the PSB Disclosure Schedule, all such Loans and other transactions are and were made or entered into in compliance with all applicable laws and regulations. All such transactions were: (i) made in the ordinary course of business, (ii) made on substantially the same terms, including, with respect to Loans, interest rates and collateral, as those prevailing at the time for comparable transactions with other persons or entities, and (iii) with respect to Loans, did not involve more than the normal risk of collectibility or

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present other risks or unfavorable features. No Loan to any affiliate of PSB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified, or extended. Neither PSB nor First Penn Bank has been notified that principal and interest with respect to any such Loan will not be paid when due or that the Loan grade classification accorded such Loan by First Penn Bank is inappropriate. Section 4.26 of the PSB Disclosure Schedule lists all Loans to all directors, officers, and employees, or any other person covered by Regulation O of the Board of Governors of the Federal Reserve System.
          Takeover Laws; Liquidation Account. PSB has taken all action required to be taken by it in order to exempt the Merger, this Agreement, and the transactions contemplated hereby from, and the Merger, this Agreement, and the transactions contemplated hereby, are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other anti-takeover laws and regulations of any jurisdiction, including, without limitation, the Commonwealth of Pennsylvania. The Merger will not be deemed a liquidation that would require distribution of any liquidation account created in connection with the mutual to stock conversion of the predecessor of First Penn Bank. The Board of Directors of PSB has determined that Conestoga is not, and by virtue of being the beneficiary of the letter agreements executed and delivered by certain directors and officers of PSB in the form attached hereto as Exhibit 3 (the “Letter Agreements”) will not be, the beneficial owner of shares of capital stock of PSB entitled to cast 5% or more of the votes which all shareholders of PSB are entitled to cast for purposes of Article TENTH of PSB’s Articles of Incorporation. In addition, 80% or more of the directors of PSB’s Board of Directors has approved the acquisition of beneficial ownership by Conestoga (by virtue of being the beneficiary of the Letter Agreements if that would be sufficient for purposes of establishing beneficial ownership) of shares of capital stock of PSB having the right to cast in the aggregate 25% or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of PSB for purposes of Article FOURTEENTH of PSB’s Articles of Incorporation.
          Community Reinvestment Act, Anti-Money Laundering and Customer Information Security. Each of PSB and its applicable Subsidiaries received a rating of at least “Satisfactory” in connection with its last Community Reinvestment Act examination. Except as set forth in the PSB Disclosure Schedule, neither PSB nor First Penn Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist, that would cause First Penn Bank to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory.” PSB and each of its Subsidiaries are operating in compliance with: (i) the federal Bank Secrecy Act, as amended, (the “USA Patriot Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, statute, rule or regulation, and (ii) applicable privacy or customer information requirements contained in any federal or state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions

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of the information security program adopted by First Penn Bank pursuant to 12 C.F.R. Part 364. Except as set forth in Section 4.28 of the PSB Disclosure Schedule, the board of directors of PSB and each of its Subsidiaries that qualifies as a “financial institution” under applicable anti-money laundering laws has (x) adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective by any Regulatory Authority and that meets the requirements of Section 352 of the USA Patriot Act and the regulations thereunder, and (y) during the past three years, have implemented such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, applicable anti-money laundering laws.
               Quality of Representations. The representations and warranties made by PSB in this Agreement and the PSB Disclosure Schedule in connection with the transactions contemplated hereby are true, correct and complete and do not omit statements necessary to make the representations and warranties or such PSB Disclosure Schedules not misleading under the circumstances.
REPRESENTATIONS AND WARRANTIES OF CONESTOGA
               Disclosure Schedule; Disclosure Standard. As of the date hereof, Conestoga has delivered to PSB a schedule (the “Conestoga Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V or to one or more covenants contained in Article VI. No representation or warranty of Conestoga contained in this Article V shall be deemed untrue or incorrect, and Conestoga shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with that or any other representation or warranty, has had or is reasonably likely to have a material adverse effect on Conestoga’s ability to consummate the transactions contemplated by this Agreement on a timely basis.
          Conestoga hereby represents and warrants to PSB that, except as set forth in the Conestoga Disclosure Schedule:
               Corporate Organization.
                    Each of Conestoga and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of Conestoga and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which

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the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Conestoga is duly registered with the Board of Governors of the Federal Reserve System as a bank holding company under the BHCA. The copies of the articles of incorporation and bylaws of each of Conestoga and Merger Sub that have previously been made available to PSB are true, complete, and correct copies of such documents as in effect as of the date of this Agreement.
                    Conestoga Bank: (i) is duly organized and validly existing as a bank under the laws of the Commonwealth of Pennsylvania, (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Conestoga Bank’s deposits are insured by the FDIC through the BIF to the fullest extent permitted by law. Conestoga Bank is a member in good standing of the FHLB of Pittsburgh.
                    Conestoga owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.
               Authority; No Violation.
                    Each of Conestoga and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly and validly approved by board and shareholder action of the Boards of Directors and shareholders, respectively, of each of Conestoga and Merger Sub, and no other corporate or shareholder proceedings on the part of Conestoga or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Conestoga and Merger Sub and (assuming due authorization, execution and delivery by PSB) constitutes a valid and binding obligation of each of Conestoga and Merger Sub, enforceable against each such corporation in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
                    Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance with any of the terms or provisions hereof, in each case by each of Conestoga and Merger Sub will: (i) violate any provision of the articles of incorporation or bylaws of Conestoga or Merger Sub, or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Conestoga, Merger Sub or any of Conestoga’s other Subsidiaries or any of their respective properties or assets.
               Consents and Approvals. Except for: (i) the approval of the Merger and the Bank Merger by the FRB, (ii) the making of any filings or the receipt of any approvals

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under applicable state securities laws, (iii) the filing by Merger Sub of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PABCL, and (iv) the consents and approvals set forth in Section 5.4 of the Conestoga Disclosure Schedule, no consents or approvals of, or filings or registrations with, any Governmental Entity or of or with any other third party must be obtained or made by Conestoga or Merger Sub in connection with (A) the execution and delivery by each of Conestoga and Merger Sub of this Agreement, and (B) the consummation by Merger Sub of the Merger and the consummation by each of Conestoga and Merger Sub of the other transactions contemplated hereby. Except as set forth in Section 5.4 of the Conestoga Disclosure Schedule, as of the date of this Agreement, Conestoga does not know of any reason related to Conestoga or its Subsidiaries, directors, officers, or affiliates why any Requisite Regulatory Approval should not be obtained on a timely basis.
               Broker’s Fees. None of Conestoga, Merger Sub nor any other Subsidiary of Conestoga, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
               Conestoga Information. The information relating to Conestoga and its Subsidiaries to be provided by Conestoga to be contained in the Proxy Statement, any filing pursuant to Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
               Financing. Conestoga and Merger Sub will have available to them at the Effective Time immediately available funds necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses.
               Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.
COVENANTS RELATING TO CONDUCT OF BUSINESS
               Conduct of Business of PSB Prior to the Effective Time. Except as otherwise contemplated or permitted by this Agreement, as required by applicable law or regulation or with the prior written consent of Conestoga, during the period from the date of this Agreement to the Effective Time, PSB shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the usual, regular and ordinary course consistent with past practice, and (ii) use reasonable best efforts to (A) maintain and preserve intact its business organization, and its material rights, franchises and other Authorizations issued by Governmental Entities, and (B) preserve its advantageous business relationships with customers, vendors and others doing business with it.

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               PSB Forbearances. Except as otherwise contemplated or permitted by this Agreement, as set forth in Section 6.2 of the PSB Disclosure Schedule, or as required by applicable law or regulation or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement to the Effective Time, PSB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Conestoga:
                    (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or grant any person any right to acquire any shares of its capital stock or any stock appreciation rights, other than dividends paid by any of the Subsidiaries of PSB so long as such dividends are only paid to PSB or any of its other wholly-owned Subsidiaries; (iii) issue or commit to issue any additional shares of capital stock, Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or Voting Debt, other than the issuance of shares of PSB Common Stock upon exercise and in accordance with the terms of outstanding Options; or (iv) amend or reprice any outstanding right, warrant or option to acquire any shares of capital stock or Voting Debt;
                    enter into any new line of business;
                    sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material assets or properties to any person, corporation or other entity (other than a direct wholly-owned Subsidiary), except as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and specifically identified as subject to this Section 6.2(c) in Section 4.15 of the PSB Disclosure Schedule;
                    acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business organization or division thereof other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;
                    (i) increase the compensation or fringe benefits of any present or former director or officer of PSB or its Subsidiaries, (ii) increase the compensation or fringe benefits of any present or former employee of PSB or its Subsidiaries (excluding for this purpose any current or former director or officer), except in the ordinary course of business, and provided that any such increase shall not exceed more three percent (3%) per employee, or (iii) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement;
                    make capital expenditures in excess of $25,000 in the aggregate;

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                    except with respect to establishment of a branch in Blue Bell, Pennsylvania, make application for the opening or relocation of any, or open or relocate any, branch office;
                    enter into or renew any lease for real property;
                    except in the ordinary course of business consistent with past practices, (i) incur any indebtedness for borrowed money, or (ii) guarantee or agree to guarantee, or endorse or assume responsibility for, the obligations of any person other than any wholly owned Subsidiary of PSB (other than the endorsement of checks and other negotiable instruments in the normal process of collection);
                    amend its articles of incorporation, bylaws or similar governing documents or take or authorize any action to wind up its affairs, liquidate or dissolve or change its corporate or other organizational form;
                    make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under GAAP as concurred in by PSB’s independent public accountants;
                    grant any retention, severance, or termination pay (other than pursuant to written policies or agreements of PSB or PSB Subsidiaries in effect on the date hereof) or enter into any new or amend any existing employment, severance or change in control agreement with, any employee, officer or director of PSB or any PSB Subsidiary, except to the extent any amendment is required to comply with section 409A of the Code;
                    materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported or make any investment inconsistent with its investment securities portfolio policy;
                    make or acquire any new Loan (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $500,000 in the aggregate, or increase, compromise, extend, renew or modify any existing Loan in excess of $500,000, except for any commitment disclosed in Section 6.2(n) of the PSB Disclosure Schedule or make any Loan having exceptions to PSB’s loan policy as in effect on the date hereof;
                    make any change in policies in any material respect with respect to the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investments, deposits, asset and liability management, or other banking policies;
                    pay, discharge, settle or compromise any legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigation, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practices that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate;

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                    except as set forth in Section 6.2(q) of the PSB Disclosure Schedule, waive, release, terminate, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which PSB or any PSB Subsidiary is a party, or enter into any agreement, arrangement or commitment not made in the ordinary course of business, consistent with past practice;
                    take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Sections 8.1 or 8.2 not being satisfied (or in the satisfaction thereof being materially delayed) or in a Requisite Regulatory Approval not being obtained (or being materially delayed); or
                    agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.
ADDITIONAL AGREEMENTS
               Regulatory Matters.
                    PSB shall, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC a proxy statement relating to the matters to be submitted to the PSB shareholders at the PSB Shareholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”). Prior to filing the Proxy Statement with the SEC, PSB shall provide Conestoga a reasonable opportunity to review and comment on the Proxy Statement. PSB shall notify Conestoga promptly of the receipt of any comments from the SEC or its staff on the Proxy Statement and shall respond promptly to all such comments. PSB shall use its reasonable best efforts to (i) have the Proxy Statement cleared by the SEC as promptly as practicable after the date hereof, and (ii) mail the Proxy Statement to its shareholders as promptly as practicable thereafter.
                    Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. PSB and Conestoga shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to PSB and Conestoga, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third

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parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.
                    Conestoga and PSB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Conestoga, PSB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger or the Bank Merger and the other transactions contemplated by this Agreement, and each of Conestoga and PSB will promptly correct any such information in the event it becomes materially false or misleading.
                    PSB and Conestoga shall promptly furnish each other with copies of all written communications received by PSB and Conestoga, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.
               Access to Information.
                    Upon reasonable notice and subject to applicable laws relating to the exchange of information, PSB shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Conestoga access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of PSB and its Subsidiaries, and, during such period, PSB shall, and shall cause its Subsidiaries to, make available to Conestoga all other information concerning its business, properties and personnel as Conestoga may reasonably request. Neither PSB nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule or regulation applicable to the institution in possession or control of such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In addition to the access permitted by this paragraph, from the date of this Agreement through the closing, PSB shall permit employees of Conestoga reasonable access to and participation in matters relating to problem Loans, Loan restructurings and Loan workouts, investments, and other asset/liability activities of PSB and any PSB Subsidiary, provided that nothing contained in this subparagraph shall be construed to grant Conestoga or any Conestoga employee any final decision-making authority with respect to such matters, except as may be more specifically contemplated by Section 6.2.
                    Conestoga shall hold all information furnished by PSB or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated November

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3, 2005, between Marley Partners, LP (predecessor entity to Conestoga) and PSB (the “Confidentiality Agreement”).
                    No investigation by Conestoga or its Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants, or agreements of PSB set forth herein.
               Shareholder Approval. PSB shall call a meeting of its shareholders as promptly as reasonably practicable following the date of this Agreement (the “PSB Shareholders Meeting”) for the purpose of obtaining the PSB Shareholder Approval and, except as provided hereby, shall take all lawful action to solicit the adoption of this Agreement by such shareholders. The Board of Directors of PSB shall recommend adoption of this Agreement and the transactions contemplated hereby by the shareholders of PSB (the “PSB Recommendation”); provided, however, that the Board of Directors of PSB may: (i) withdraw, modify, qualify in any manner adverse to Conestoga, condition or refuse to make such recommendation, or (ii) take any other action or make any other public statement in connection with the PSB Shareholders Meeting inconsistent with such recommendation (clause (i) and (ii) collectively, a "Change in PSB Recommendation”) if the Board of Directors of PSB determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would or could reasonably be expected to breach its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, PSB shall not be required to hold the PSB Shareholders Meeting if this Agreement is terminated prior thereto.
               Acquisition Proposals.
                    PSB agrees that neither it nor any of its Subsidiaries nor any of the officers, employees and directors of it or its Subsidiaries shall, and it shall not authorize its or its Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, directly or indirectly: (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries, or any sale of 15% or more of the consolidated assets (including stock of its Subsidiaries) of PSB and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions, or any issuance or sale of, or tender or exchange offer for, in a single transaction or series of related transactions, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 15% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Subsidiaries (any such proposal or offer (other than a proposal or offer made by Conestoga) being hereinafter referred as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt by any person to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iv) approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle,

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merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or publicly propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that, prior to the date of the PSB Shareholders Meeting, PSB receives an unsolicited bona fide Acquisition Proposal, PSB may, and may permit its Subsidiaries and its and their representatives to: (x) furnish or cause to be furnished confidential information or data, (y) participate in such negotiations or discussions and (z) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal if PSB’s Board of Directors concludes in good faith after consultation with its outside legal counsel and financial advisors that, in the case of any action described in clauses (x) or (y) above, such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as hereinafter defined) and, in the case of any action described in clause (z) above, such Acquisition Proposal constitutes a Superior Proposal; provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, PSB shall have entered into a confidentiality agreement with such third party on terms no less favorable to PSB than the Confidentiality Agreement (provided that PSB may enter into a confidentiality agreement without a standstill provision, or with standstill or other provisions less favorable to PSB, if it waives or similarly modifies the corresponding provisions in the Confidentiality Agreement).
                    Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the adoption of this Agreement by PSB’s shareholders in accordance with this Agreement, PSB’s Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Acquisition Proposal that was not solicited in material violation of Section 7.4(a), that such proposal is a Superior Proposal, PSB or its Board of Directors may terminate this Agreement; provided, however, that PSB shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless PSB prior to or concurrently with such termination pursuant to this Section 7.4(b) pays to Conestoga the fee payable pursuant to Section 9.2(b); and provided, further, however, that PSB shall not be permitted to exercise its right to terminate this Agreement pursuant to this Section 7.4(b) until after 72 hours following the provision of written notice to Conestoga advising Conestoga that PSB’s Board of Directors intends to cause PSB to accept such Superior Proposal, specifying the material terms and conditions of the Superior Proposal, during which time PSB shall negotiate in good faith with Conestoga to make such adjustments in the terms and conditions of this Agreement as would enable PSB to proceed with the Merger and the transactions contemplated by this Agreement if and to the extent Conestoga elects to make any such adjustments.
                    For purposes of this Agreement, “Superior Proposal” with respect to PSB means a bona fide written Acquisition Proposal involving, or any purchase or acquisition of, all or substantially all of the voting power of PSB’s capital stock or all or substantially all of the consolidated assets of PSB, for cash and/or readily marketable securities, which Acquisition Proposal the Board of Directors of PSB concludes in good faith, after consultation with its financial advisors and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to

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consummation), is more favorable to the shareholders of PSB from a financial point of view than the transactions contemplated by this Agreement, and that the failure to pursue such Acquisition Proposal would or could reasonably be expected to breach its fiduciary obligations under applicable law.
                    PSB will immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of this Agreement with any persons other than Conestoga with respect to any Acquisition Proposal. PSB will promptly (within one Business Day) following the receipt of any Acquisition Proposal, or of any inquiry that could reasonably be expected to lead to an Acquisition Proposal, advise Conestoga of the material terms thereof and will keep Conestoga reasonably apprised of any material developments related thereto.
                    Nothing contained in this Agreement shall prevent PSB or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to an Acquisition Proposal. Without limiting the foregoing, a communication by PSB’s board of directors pursuant to Rule 14d-9(f)(3) and any similar communication shall not be deemed to constitute a Change in PSB Recommendation.
               Legal Conditions to Merger.
                    Subject to the terms and conditions of this Agreement, each of Conestoga and PSB shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts: (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Bank Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by PSB or Conestoga or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
                    Subject to the terms and conditions of this Agreement, each of Conestoga and PSB agrees to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, in the case of PSB, using reasonable best efforts to (i) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and (ii) to fully enforce its rights under the Letter Agreement.

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               Employee Benefits.
                    Employee Benefits. Except as otherwise specifically provided in this Section 7.6, Conestoga shall decide at least sixty (60) days prior to the Effective Time whether the employee pension and welfare benefit plans and arrangements of PSB and its Subsidiaries (“PSB Plans”) will continue to be maintained after the Effective Time or whether such PSB Plans shall be amended, frozen, and/or terminated prior to or as of the Effective Time. PSB shall cooperate and shall cause its Subsidiaries to cooperate with Conestoga in implementing such decisions and in taking all actions necessary, subject to requirements of applicable law, to amend, freeze and/or terminate such PSB Plans as Conestoga shall designate.
                    PSB Employee Stock Ownership Plan (“PSB ESOP”). As of the Effective Time, the PSB ESOP shall be terminated. As soon as practicable following the execution of this Agreement, PSB shall file all necessary documents with the Internal Revenue Service for a favorable determination letter for the termination of the PSB ESOP as of the Effective Time. As soon as practicable after the receipt of a favorable determination letter for termination from Internal Revenue Service, the account balances in the PSB ESOP, including any surplus in the suspense account after full payment of the ESOP loan and all PSB ESOP administrative expenses, shall be distributed to participants and beneficiaries in accordance with applicable law and terms of the PSB ESOP. Prior to the Effective Time, contributions to, and payments on the loan of, the PSB ESOP shall be made consistent with past practices on the regularly scheduled payment dates; provided, however, that PSB may make a contribution to, and payment on the loan of, the PSB ESOP with respect to the period from January 1, 2006 through the Effective Time.
                    First Penn Bank Severance Plan. Prior to the earlier of the Effective Time or December 31, 2006, PSB shall or shall cause First Penn Bank to amend the First Penn Bank Severance Plan retroactive to January 1, 2005, in such manner such that the amounts provided thereunder do not constitute deferred compensation subject to Code section 409A in accordance with proposed Treas. Reg. §1.409A-1(b)(9) and to exclude Messrs. Fumo and DiSandro. Conestoga shall honor the terms of such Plan as so amended.
                    Nonqualified Deferred Compensation Plans. With respect to any nonqualified deferred compensation plans subject, or potentially subject, to Code section 409A which are not otherwise specifically addressed in this Section 7.6, PSB shall amend, or shall cause its Subsidiaries to amend, prior to the earlier of December 31, 2006 or the Effective Time, such deferred compensation plans to the extent necessary to comply with Code section 409A. In the event that Conestoga directs termination of such a plan, if permitted in accordance with Code section 409A, or that participation and accruals be frozen, such action shall be effected in such a manner that no person receives redundant benefits, loses existing benefits, or results in an acceleration of payment unless such acceleration is permitted under Code section 409A or a participant’s prior election form so provides.
                    Plan Amendments. Notwithstanding the provisions of this Section 7.6 to the contrary, PSB shall, at the reasonable request of Conestoga, amend prior to the Effective Time each employee benefit plan subject to Code section 409A or to cause each such plan to be amended to the extent necessary to comply with Code section 409A. Such

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amendments shall be provided to Conestoga and its counsel at least ten days prior to their proposed adoption by PSB and shall be subject to the approval of Conestoga, which approval shall not be unreasonably withheld. PSB shall, if requested by Conestoga, terminate, in whole or in part, any employee benefit plan subject to Code section 409A prior to December 31, 2006, in accordance with the requirements of Code section 409A and provide a lump sum payment to each affected participant in an amount equal to each participant’s account balance as of the termination date of such plans.
                    Welfare Benefit Plans. In the event of any termination of, or consolidation of a PSB welfare plan with, any Conestoga welfare plan, all PSB Employees who become employees of Conestoga or a Subsidiary of Conestoga and who are eligible for coverage under the PSB welfare plan shall have immediate coverage under any successor welfare plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition and shall become participants in the Conestoga welfare benefit plans, subject to the terms and conditions of such plans, including the required cost allocation between employer and employee and co-pays, deductibles and out-of-pocket expenses.
                    PSB Bonus Plans and Arrangements. PSB may continue to administer such bonus programs and arrangements as are disclosed pursuant to this Agreement through the Effective Time, with such equitable modifications as may be appropriate to take into account the circumstances of the Merger and the timing thereof, provided, however, that aggregate payments under PSB bonus plans and arrangements for the fiscal year ending December 31, 2006, shall not exceed the amount set forth in Section 7.6(a) of the PSB Disclosure Schedule.
                    PSB Employees’ Defined Benefit Retirement Plan. From the date of this Agreement, PSB shall continue to maintain, without change other than change required by law, its defined benefit pension plan in accordance with all requirements of applicable law. PSB shall, to the extent it has not already done so, effectively freeze participation and benefit accruals effective as of the earlier of the Effective Time or December 31, 2006, and shall timely make any required contributions through the Effective Time.
                    Other PSB Plans. From the date of this Agreement through the Effective Time of the Merger, without the prior written consent of Conestoga and except as otherwise expressly permitted by this Agreement, no further benefits, grants or awards shall be made available under any other PSB plans to employees or directors, including, without limitation, the granting of stock options, stock appreciation rights, Restricted Shares, re-load stock options and performance shares.
                    No Restriction on Future Amendment. Nothing in this subsection shall be construed as precluding Conestoga from amending or terminating any plan, program, or arrangement following the Effective Time of the Merger.
                    Intention Regarding Future Employment. Conestoga shall use its reasonable best efforts to inform PSB employees, at least thirty (30) days prior to the Effective Time, of the likelihood of such employees having continued employment with Conestoga or a Subsidiary of Conestoga following the Effective Time and, where appropriate in Conestoga’s

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judgment, it will consider for employment opportunities at Conestoga or a Subsidiary of Conestoga each of the employees of PSB and its Subsidiaries.
               Indemnification; Directors’ and Officers’ Insurance.
                    From and after the Effective Time, in the event of any threatened or actual claim, action, suit, or proceeding, whether civil, criminal, administrative or investigative, and whether brought by, or in the name of, PSB or any of its Subsidiaries and their respective successors or assigns, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer, employee or agent of PSB or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party: (i) by reason of the fact that he is or was a director, officer, employee or agent of PSB, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise, or (ii) based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, Conestoga shall indemnify each such Indemnified Party against any expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with any such threatened or actual claim, action, suit or proceeding, subject to the limitations under Pennsylvania law related to the indemnification of directors, officers, and other representatives of Pennsylvania corporations.
                    Conestoga shall pay all reasonable costs and expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 7.7 to the fullest extent permitted by applicable law if the Indemnified Party is awarded substantially all of the relief sought by a court of competent jurisdiction.
                    Conestoga shall use its reasonable best efforts to cause the persons covered by PSB’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time to be covered for a period of six (6) years from the Closing Date by the directors’ and officers’ liability insurance policy or policies maintained by Conestoga with respect to claims arising from facts or events that occurred at or prior to the Effective Time, provided that Conestoga’s policy or policies provide at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of PSB than the terms and conditions of the directors’ and officers’ liability insurance policy of PSB existing on July 31, 2006. Conestoga will not be required to expend, in respect of its obligations to such covered persons as described in the preceding sentence, in any one year an amount in excess of 200% of the annual premiums currently paid by PSB for the

40

insurance covering the officers and directors of PSB (the “Insurance Amount”), provided, that if such expenditure would exceed the Insurance Amount, Conestoga shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. Promptly following the execution of this Agreement, PSB shall purchase, to the extent available, additional directors’ and officers’ liability insurance or transaction insurance in such reasonable amounts and on such reasonable terms as directed by Conestoga.
                    The provisions of this Section 7.7 will survive the Merger.
                    If Conestoga or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Conestoga shall assume the obligations set forth in this Section 7.7.
               Advice of Changes. Conestoga and PSB shall promptly advise the other party of any change or event: (i) which, individually or in the aggregate with other such changes or events, would, or would be reasonably likely to, cause or constitute a material breach of any of its representations, warranties or covenants set forth herein or has or would reasonably be expected to have a Material Adverse Effect (in the case of PSB) or a material adverse effect on its ability to consummate the transactions contemplated by this Agreement on a timely basis (in the case of Conestoga), or (ii) which it believes would or would be reasonably likely to cause a condition to Closing not to be satisfied or satisfaction thereof to be materially delayed. PSB and Conestoga shall update their respective Disclosure Schedules as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve PSB or Conestoga, as the case may be, from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Article VIII; provided, however, that any noncompliance with the foregoing provisions of this Section 7.8 shall not constitute failure of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying change or event shall independently constitute such a failure or give rise to such a right.
               Bank Merger. From and after the date hereof, Conestoga and PSB shall take all reasonable action necessary to complete the Bank Merger as soon as practicable following the Effective Time.
               Current Information. During the period from the date of this Agreement to the Effective Time, PSB shall, upon the request of Conestoga, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Conestoga regarding the financial condition, operations, and business matters of PSB and the completion of the transactions contemplated hereby. Within fifteen (15) days after the end of each month, PSB will deliver to Conestoga a consolidating and

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consolidated balance sheet and a consolidating and consolidated statement of operations, without related notes, for such month for PSB.
               Undertakings by PSB.
                    From and after the date of this Agreement, PSB shall:
                         Proxy Solicitor. If Conestoga requests, retain a proxy solicitor in connection with the solicitation of the PSB Shareholder Approval;
                         Outside Service Bureau Contracts. If Conestoga requests, use its reasonable best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to PSB or any PSB Subsidiary on terms and conditions mutually acceptable to PSB and Conestoga;
                         Committee Meetings. Permit a representative of Conestoga, who is reasonably acceptable to PSB, to attend all management committee meetings of PSB and First Penn Bank, including, without limitation, any Loan, finance, budget, marketing, community relations, asset/liability, investment, or risk management committees;
                         Reserves and Merger-Related Costs. Prior to the Effective Time: (A) establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of PSB to those of Conestoga (as such practices and methods are to be applied to PSB from and after the Effective Time), and to Conestoga’s plans with respect to the conduct of the business of PSB following the Merger, (B) otherwise to reflect Merger-related expenses and costs incurred by PSB, and (C) sell such assets and/or sell or prepay such liabilities as Conestoga shall so require; provided, however, that PSB shall not be required to take such action: (x) more than five (5) days prior to the Effective Time, and (y) unless Conestoga agrees in writing that all conditions to closing set forth in Article VIII have been satisfied or waived (except for the expiration of any applicable waiting periods);
                         Personnel Information. As reasonably requested by Conestoga, PSB shall deliver to Conestoga updated copies of Section 4.23(b) of the PSB Disclosure Schedule. PSB shall make available for inspection and copying by Conestoga all personnel records (other than medical-related records without the consent of the affected employee);
                         Personnel Additions and Terminations. Advise and consult with Conestoga regarding the termination or resignation, or threatened termination or resignation, of any member of the executive management of PSB or any PSB Subsidiary; and if requested by Conestoga, advise and consult with Conestoga regarding the hiring or termination of any other employee;
                         Employment Policies. Deliver to Conestoga all personnel policy manuals, memoranda and postings, and all employee handbooks or other communications with employees regarding personnel policies and practices; furnish additional information as reasonably requested by Conestoga with respect to such policies and practices and any others not covered by any such written materials;

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                         WARN Notices. Assist Conestoga as reasonably requested by it in connection with Conestoga providing notices to affected employees under the Workers Adjustment and Retraining Notification Act or complying with any other labor and employment law;
                         Employment Law Claims. Inform Conestoga promptly upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local Government Entity) relating to the alleged liability of PSB or any PSB Subsidiary under any labor and employment law;
                         Environmental Review. Permit Conestoga, if it so elects at Conestoga’s expense, to cause a “phase I environmental audit” to be performed at any physical location owned or occupied by PSB or any PSB Subsidiary;
                         Maintenance of Insurance. Maintain, and cause the PSB Subsidiaries to maintain, insurance in such amounts as is reasonable to cover such risks as are customary in relation to the character and location of their respective properties and the nature of their respective businesses;
                         Maintenance of Books and Records. Maintain, and cause the PSB Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;
                         Taxes. File all federal, state and local Tax returns required to be filed by PSB or any PSB Subsidiary on or before the date such returns are due (including any extensions) and pay all Taxes shown to be due on such returns on or before the date such payment is due and provide for and properly accrue for Taxes not yet due and payable,
                         Relationship Officers. Work with Conestoga in identifying and retaining relationship managers and other key PSB employees; and
                         Loan Sale or Participation. Use its reasonable best efforts to sell, or sell a 100% participation interest in, each of the Loans identified on Exhibit 5 and provide prompt notice to Conestoga of the sale of any such Loan sale or the sale of any participation interest in such Loan, including the price at which such Loan or participation interest is sold. Notwithstanding the foregoing, PSB shall not be obligated to sell any Loan identified on Exhibit 5 or sell a participation interest in any such Loan if, as a result of such sale, the price adjustment required by Section 2.1(b)(i) would exceed the price adjustment that would be required by Section 2.1(b)(ii) if the Loan were not sold.
                    From and after the date of this Agreement, PSB shall deliver to Conestoga copies of all documents filed with the SEC promptly after the filing thereof.

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CONDITIONS PRECEDENT
               Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:
                    Shareholder Approval. PSB shall have obtained the PSB Shareholder Approval.
                    Regulatory Approvals. All regulatory approvals required to consummate the Merger and the Bank Merger shall have been obtained without any material conditions, limitations or restrictions unacceptable to Conestoga and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).
                    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the Merger.
               Conditions to Obligations of Conestoga. The obligations of Conestoga to effect the Merger are also subject to the satisfaction or waiver by Conestoga at or prior to the Closing of the following conditions:
                    Representations and Warranties. Each of the representations and warranties of PSB set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such specified date), in each case subject to the standard set forth in Section 4.1 (except for sections 4.2, 4.3 and 4.4(a) which shall be true and correct without regard to the standard set forth in Section 4.1), and Conestoga shall have received a certificate signed on behalf of PSB by the Chief Executive Officer and Chief Financial Officer of PSB to such effect.
                    Performance of Obligations of PSB. PSB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Conestoga shall have received a certificate signed on behalf of PSB by the Chief Executive Officer and the Chief Financial Officer of PSB to such effect.
                    Agreements with Messrs. Fumo and DiSandro. The agreements with Messrs. Fumo and DiSandro in the forms attached as Exhibits 4A and 4B hereto shall be in full force and effect. Neither PSB nor any of its Subsidiaries shall have agreed to waive or

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amend any provision of such agreements, nor shall have Mr. Fumo or Mr. DiSandro asserted that any provision of such agreements is unenforceable in any respect nor shall have either of them exercised any right under such agreements to withdraw any release of claims made by them thereunder.
                    Agreement with Mr. Polimeno. Mr. Polimeno shall have executed and delivered to PSB a severance agreement and release in a form reasonably satisfactory to Conestoga.
                    Conditions to Obligations of PSB. The obligation of PSB to effect the Merger is also subject to the satisfaction or waiver by PSB at or prior to the Closing of the following conditions:
                    Representations and Warranties. Each of the representations and warranties of Conestoga set forth in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such specified date), in each case subject to the standard set forth in Section 5.1 (except for sections 5.2, and 5.3(a) which shall be true and correct without regard to the standard set forth in Section 5.1); and PSB shall have received a certificate signed on behalf of Conestoga by the Chief Executive Officer and the Chief Financial Officer of Conestoga to such effect.
                    Performance of Obligations of Conestoga and Merger Sub. Each of Conestoga and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PSB shall have received a certificate signed on behalf of Conestoga by the Chief Executive Officer and the Chief Financial Officer of Conestoga to such effect.
                    Release. Conestoga shall have executed and delivered a release in favor of directors and officers of PSB in the form attached hereto as Exhibit 8.
TERMINATION AND AMENDMENT
               Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or (except as otherwise expressly provided in this Section 9.1) after adoption of this Agreement by the shareholders of PSB:
                    by mutual consent of Conestoga, Merger Sub and PSB in a written instrument, if the Board of Directors of each of Conestoga, Merger Sub and PSB so determines;
                    by either Conestoga or PSB if: (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting

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the consummation of the transactions contemplated by this Agreement; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b) if the denial or order referred to above shall be due to the failure of the party seeking to terminate this Agreement (or in the case of Conestoga, Merger Sub) to perform or observe any of its covenants or agreements set forth herein;
                    by either Conestoga or PSB if the Effective Time shall not have occurred on or before April 30, 2007, unless, in the case of PSB, the failure of the Effective Time to occur by such date shall be due to the failure of PSB to perform or observe any of its covenants or agreements set forth herein;
                    by either Conestoga or PSB (provided that the terminating party (or, in the case of Conestoga, Merger Sub) is not then in material breach of any representation, warranty, covenant or other agreement contained herein, other than, in the case of Conestoga or Merger Sub, their covenants to consummate the transactions contemplated by this Agreement in accordance with Section 1.4 of this Agreement and their related covenants to otherwise perform their obligations hereunder associated with consummating such transactions) if the other party (or, in the case of a termination by PSB, Merger Sub) shall have breached: (i) any of the covenants or agreements made by such other party (or, in the case of a termination by PSB, Merger Sub) herein, except, in the case of Conestoga or Merger Sub, their covenants to consummate the transactions contemplated by this Agreement in accordance with Section 1.4 of this Agreement and their related covenants to otherwise perform their obligations hereunder associated with consummating such transactions, or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach specifying in reasonable detail the nature of such breach, or which breach, by its nature, cannot be cured prior to the Closing, and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;
                    by either Conestoga or PSB if the PSB Shareholder Approval shall not have been obtained at the PSB Shareholders Meeting or at any adjournment or postponement thereof;
                    by Conestoga, if the Board of Directors of PSB shall have: (i) breached, in any material respect the provisions of Section 7.4(a), (ii) effected a Change in PSB Recommendation, or (iii) failed to call, give notice of, convene or hold a meeting of shareholders to consider the Merger within six months after the date hereof;
                    by PSB, prior to the adoption of this Agreement by the shareholders of PSB, in accordance with, and subject to the terms and conditions of, Section 7.4(b); provided, however, if PSB elects to exercise its termination right pursuant to this clause, it must have complied with its obligation to provide advance written notice to Conestoga as provided in Section 7.4(b);
                    by PSB, if all of the conditions to Closing set forth in Article VIII have been satisfied (other than conditions which by their terms are to be satisfied at Closing), PSB

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delivers written notice to Conestoga of the satisfaction of all conditions to Closing and the obligation of the parties to close the Merger in accordance with the provisions of Section 1.4, and Conestoga elects not to close the Merger within fifteen (15) days of the date of such written notice. If PSB exercises its right to terminate this Agreement pursuant to this paragraph (h), Conestoga shall pay, or cause Conestoga Bank to pay, PSB, by wire transfer of immediately available funds, as liquidated damages and not as a penalty, the sum of $3,000,000 on or before the second Business Day after the date of such termination (the “Conestoga Termination Fee”).
               Effect of Termination.
                    In the event of any termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Conestoga, Merger Sub, PSB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that: (i) Section 7.2(b), this Section 9.2, and Article X shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Conestoga, Merger Sub or PSB shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
                    PSB shall pay Conestoga, by wire transfer of immediately available funds the sum of $3,000,000 (the “PSB Termination Fee”) if this Agreement is terminated as follows:
                         if this Agreement is terminated by PSB pursuant to Section 9.1(g), PSB shall pay the entire PSB Termination Fee at or prior to the time of such termination;
     if this Agreement is terminated by Conestoga pursuant to Section 9.1(f), PSB shall pay the entire PSB Termination Fee on or before the second Business Day after the date of such termination; and
     if this Agreement is terminated by Conestoga or PSB pursuant to Section 9.1(e), and a proposal from a third party with respect to a Business Combination (as hereinafter defined) shall have been publicly announced or otherwise communicated or made known to the shareholders of PSB at any time after the date of this Agreement and on or prior to the date of the PSB Shareholders Meeting, then if within 18 months after such termination PSB or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a Business Combination with the third party that made the public announcement or communication, PSB shall pay the PSB Termination Fee on or before the second Business Day after the date of such execution or consummation.
     if this Agreement is terminated by Conestoga or PSB pursuant to Section 9.1(c) and within six months following such termination PSB or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a Business Combination, PSB shall pay the PSB Termination Fee to Conestoga on or before the second Business Day after the date of such execution or consummation.

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                    For purposes of this Section 9.2(b), the term “Business Combination” means (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PSB or any of its Subsidiaries as a result of which the holders of the PSB Common Stock prior to such transaction (by virtue of their ownership of such stock) cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction (or, if applicable, the ultimate parent thereof), (ii) any sale in a single transaction or series of transactions of more than 50% of the consolidated assets (including stock of its Subsidiaries) of PSB and its Subsidiaries, taken as a whole, or (iii) any issuance or sale of, or tender or exchange offer for, in a single transaction or series of transactions, voting securities of PSB or First Penn Bank resulting in the ownership by any person of more than 50% of the voting power of PSB (unless the shareholders of PSB immediately prior to such transaction would own in the aggregate more than 50% of such acquiring person) or by any person (other than PSB or any of its Affiliates) of more than 50% of the voting power of First Penn Bank.
                    Any PSB Termination Fee that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Conestoga.
                    PSB and Conestoga agree that the agreements contained in Section 9.1(h) and Section 9.2(b) are an integral part of the transactions contemplated by this Agreement, that without such agreement neither PSB nor Conestoga would have entered into this Agreement, and that neither the PSB Termination Fee nor the Conestoga Termination Fee constitutes a penalty. If either party fails to pay the amount due under Section 9.1(h) or Section 9.2(b), as the case may be, within the time period specified in such paragraph, such party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
               Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of PSB; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
               Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such

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extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
GENERAL PROVISIONS
               Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for: (i) those covenants and agreements contained herein and therein which by their terms survive, apply or are to be performed in whole or in part after the Effective Time, and (ii) this Article X.
               Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as provided in Section 9.2.
               Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date of delivery if delivered personally or telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
                         if to Conestoga or Merger Sub, to:

Conestoga Bancorp, Inc.
165 Pottstown Pike
Chester Springs, Pennsylvania 19425
Attention: Richard A. Elko, President
Fax No.: (610) 321-6918

                         with a copy to:

Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, Pennsylvania 19103-6996
Attention: Robert C. Juelke
Fax No.: (215) 988-2757
                         if to PSB, to:

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PSB Bancorp, Inc.
1835 Market Street, 29th Floor
Philadelphia, Pennsylvania 19103
Attention: Anthony DiSandro, President
Fax No.: (215) 979-7928
                         with a copy to:

Stevens & Lee
620 Freedom Business Center
King of Prussia, Pennsylvania 19406
Attention: Jeffrey P. Waldron
Fax No.: (610) 371-7974
               Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the word “person” is used in this Agreement, it shall mean an individual, corporation, partnership, association, limited liability company, joint stock company, trust, estate, unincorporated organization, Governmental Entity, or any other legally recognizable entity. Whenever the words “law” or “statute” are used in this Agreement, they shall mean any law, statute, ordinance, regulation, permit, license, certificate, judgment, order, or award of any Governmental Entity. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require PSB, Conestoga or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.
               Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
               Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.
               Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to choice of law principles thereof).

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               Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
               Publicity. Conestoga and PSB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and neither Conestoga (or any of its Subsidiaries) nor PSB (or any of its Subsidiaries) shall issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that Conestoga or PSB may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NASDAQ National Market (in the case of such a release or statement by PSB). Without limiting the reach of the preceding sentence, Conestoga and PSB shall cooperate to develop all public announcement materials and shall make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.
               Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as expressly provided in Section 7.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Common Pleas of the Commonwealth of Pennsylvania or any court of the United States located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which such party is entitled at law or in equity. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, PSB’s sole and exclusive remedy for any breach of this Agreement by Conestoga or Merger Sub that relates solely to a breach of their covenants to consummate the transactions

51

contemplated by this Agreement in accordance with Section 1.4 or any related covenants hereunder associated with consummating such transactions, shall be limited to PSB’s exercise of its rights under Section 9.1(h) hereof to the extent available by the terms of that section. In addition, each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of the Court of Common Pleas of the Commonwealth of Pennsylvania or any court of the United States located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Common Pleas of the Commonwealth of Pennsylvania or any court of the United States located in the Commonwealth of Pennsylvania, and (iv) consents to service being made through the notice procedures set forth in Section 10.3. Each of Conestoga, Merger Sub, and PSB hereby agrees that service of any process, summons, notice, or document by U.S. registered mail to the respective addresses set forth in Section 10.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
               Guarantee by Conestoga and Conestoga Bank. Conestoga and Conestoga Bank agree to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants, and obligations under this Agreement. Conestoga and Conestoga Bank guarantee to PSB the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of their respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, to the extent provided in Section 9.1(h) of this Agreement. This is a guarantee of payment and performance and not collection. Conestoga and Conestoga Bank hereby waive diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 10.12.

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     IN WITNESS WHEREOF, Conestoga, Conestoga Bank, Merger Sub, and PSB have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

CONESTOGA BANCORP, INC.
By:
	Name:	Richard A. Elko
	Title:	President

CONESTOGA BANK
By:
	Name:	Richard A. Elko
	Title:	President

FP ACQUISITION CORP.
By:
	Name:	Richard A. Elko
	Title:	President

PSB BANCORP, INC.
By:
	Name:	Anthony DiSandro
	Title:	President

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EXHIBIT 1
PLAN OF MERGER
OF
PSB BANCORP, INC.
WITH AND INTO
CONESTOGA bANCORP, iNC.
     PLAN OF MERGER (“Plan of Merger”) dated as of                      ___, 2006, regarding PSB BANCORP, INC., a Pennsylvania corporation (“PSB”), and CONESTOGA BANCORP, INC., a Pennsylvania corporation (“Conestoga”).
     WHEREAS, the Boards of Directors of Conestoga and PSB have determined that the merger of PSB with and into Conestoga pursuant to the terms and conditions herein set forth is desirable and in the best interests of Conestoga and PSB respectively; and
     WHEREAS, the Board of Directors of Conestoga has approved this Plan of Merger and has authorized Conestoga’s execution of this Plan of Merger for itself and on behalf of PSB in accordance with Section 1924(b)(3) of the Pennsylvania Business Corporation Law of 1988, as amended (the “Act”).
     NOW, THEREFORE, Conestoga, intending to be legally bound and in accordance with the applicable provisions of the Act, hereby agrees as follows:
MERGER
     Subject to the terms and conditions of this Plan of Merger and in accordance with the Act, on the Effective Date (as that term is defined in Article V hereof), PSB shall merge with and into Conestoga, the separate corporate existence of PSB shall cease, and Conestoga shall be the surviving corporation under Conestoga’s name and charter (such transaction being hereinafter referred to as the “Merger”).
ARTICLES OF INCORPORATION AND BY-LAWS
     On the Effective Date, the Articles of Incorporation and the By-Laws of Conestoga, as in effect immediately prior to the Effective Date, shall continue to be the Articles of Incorporation and By-Laws of the surviving corporation until altered, amended, or repealed.

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BOARD OF DIRECTORS AND OFFICERS
          On the Effective Date, the directors of Conestoga shall continue to serve as the Board of Directors of the surviving corporation until such time as their successors have been elected and qualified.
          On the Effective Date, all persons who are executive or other officers of Conestoga shall continue to be the officers of the surviving corporation until such time as the Board of Directors of Conestoga shall otherwise determine.
CONVERSION AND EXCHANGE OF SHARES
          All of the shares of common stock of Conestoga outstanding immediately prior to the Effective Date shall continue to remain outstanding after the Effective Date.
          All of the shares of common stock of PSB outstanding immediately prior to the Effective Date shall be, on the Effective Date, immediately and automatically canceled without any further action on the part of Conestoga or PSB.
EFFECTIVE DATE OF THE MERGER
     The Merger shall be effective at the time and on the date specified as the Effective Date in the Articles of Merger filed in accordance with the Act (such date being referred to herein as the “Effective Date”).
EFFECT OF THE MERGER
     On the Effective Date, the separate corporate existence of PSB shall cease, and all of the property, real, personal, and mixed, and franchises of PSB, and all debts due on whatever account to it, including subscriptions to shares and other choses in action, shall be deemed to be vested in Conestoga, without further act or deed. Conestoga shall thenceforth be responsible for all the liabilities and obligations of, and shall be the owner of all the assets of, each of Conestoga and PSB, as provided in the Act.
TERMINATION
     Anything contained in this Plan of Merger to the contrary notwithstanding, this Plan of Merger may be terminated and the Merger abandoned upon action by the Board of Directors of Conestoga at any time prior to the Effective Date.

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     IN WITNESS WHEREOF, Conestoga has caused this Plan of Merger to be executed by its duly authorized officer as of the date first written above.

CONESTOGA BANCORP, INC.

By
Name: Richard A. Elko
Title: President

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EXHIBIT 2
PLAN OF MERGER
OF
FIRST PENN BANK
WITH AND INTO
CONESTOGA BANK

     PLAN OF MERGER (“Plan of Merger”) dated as of August 30, 2006, regarding FIRST PENN BANK, a Pennsylvania banking institution (“First Penn”), and CONESTOGA BANK, a Pennsylvania banking institution (“Conestoga”).
     WHEREAS, the Boards of Directors of Conestoga and First Penn have determined that the merger of First Penn with and into Conestoga pursuant to the terms and conditions herein set forth is desirable and in the best interests of Conestoga and First Penn, respectively;
     WHEREAS, the Board of Directors of Conestoga has approved this Plan of Merger and has authorized Conestoga’s execution of this Plan of Merger in accordance with the provisions of the Pennsylvania Banking Code of 1965, as amended (the “Pennsylvania Banking Code”); and
     WHEREAS, the Board of Directors of First Penn has approved this Plan of Merger and has authorized First Penn’s execution of this Plan of Merger in accordance with the provisions of the Pennsylvania Banking Code.
     NOW, THEREFORE, Conestoga and First Penn, intending to be legally bound and in accordance with the applicable provisions of the Pennsylvania Banking Code, hereby agree as follows:
Merger
     Subject to the terms and conditions of this Plan of Merger and in accordance with the Pennsylvania Banking Code on the Effective Date (as that term is defined in Article V hereof), First Penn shall merge with and into Conestoga, the separate corporate existence of First Penn shall cease, and Conestoga shall be the surviving corporation under Conestoga’s name and charter (such transaction being hereinafter referred to as the “Merger”).

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Articles of Incorporation and By-Laws
     On the Effective Date, the Articles of Incorporation and the By-Laws of Conestoga, as in effect immediately prior to the Effective Date, shall continue to be the Articles of Incorporation and By-Laws of the surviving corporation until altered, amended, or repealed.
Board of Directors and Officers
     On the Effective Date, the directors of Conestoga shall continue to serve as the Board of Directors of the surviving corporation until such time as their successors have been elected and qualified.
     On the Effective Date, all persons who are executive or other officers of Conestoga shall continue to be the officers of the surviving corporation until such time as the Board of Directors of Conestoga shall otherwise determine.
Conversion and Exchange of Shares
     All of the shares of common stock of Conestoga outstanding immediately prior to the Effective Date shall continue to remain outstanding after the Effective Date.
     All of the shares of common stock of First Penn outstanding immediately prior to the Effective Date shall be, on the Effective Date, immediately and automatically canceled without any further action on the part of First Penn or Conestoga.
Effective Date of the Merger
     The Merger shall be effective at the time and on the date specified as the Effective Date in the Articles of Merger filed in accordance with the Pennsylvania Banking Code (such date being referred to herein as the “Effective Date”).
Effect of the Merger
     On the Effective Date, the separate corporate existence of First Penn shall cease, and all of the property, real, personal, and mixed, and franchises of First Penn, and all debts due on whatever account to it, including subscriptions to shares and other choses in action, shall be deemed to be vested in Conestoga, without further act or deed. Conestoga shall thenceforth be

58

responsible for all the liabilities and obligations of, and shall be the owner of all the assets of, each of First Penn and Conestoga, as provided in the Pennsylvania Banking Code.
Conditions
     The Merger is conditioned upon, and the Articles of Merger shall not be filed prior to, the merger of FP Acquisition Corp., a Pennsylvania corporation and an affiliated corporation of Conestoga, with and into PSB Bancorp, Inc., a Pennsylvania corporation and the parent corporation of First Penn.

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Termination
     This Plan of Merger shall terminate in the event of the termination of the Agreement and Plan of Merger, dated August 30, 2006, by and among Conestoga Bancorp, Inc., FP Acquisition Corp. and PSB Bancorp, Inc., in accordance with its terms.
     IN WITNESS WHEREOF, Conestoga and First Penn have each caused this Plan of Merger to be executed by its duly authorized officers as of the date first written above.

CONESTOGA BANK

By

Name: Richard A. Elko
Title: President

FIRST PENN BANK

By

Name: Anthony DiSandro
Title: President

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Exhibit 3
August 30, 2006
PSB Bancorp, Inc.
1835 Market Street
Philadelphia, Pennsylvania 19103
Attention: Anthony DiSandro
Ladies and Gentleman:
     Conestoga Bancorp, Inc., a Pennsylvania corporation (“Conestoga”), Conestoga Bank, a Pennsylvania bank and a wholly-owned subsidiary of Conestoga, FP Acquisition Corp., a Pennsylvania corporation and a direct wholly-owned subsidiary of Conestoga (“Merger Sub”), and PSB Bancorp, Inc. (“PSB”) have entered into an Agreement and Plan of Merger dated as of August 30, 2006 (“Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into PSB (the “Merger”). PSB will be the surviving corporation and will continue its corporate existence under the laws of the Commonwealth of Pennsylvania.
     Conestoga has required, as an essential condition and inducement to its execution and delivery to PSB of the Agreement, that the undersigned execute and deliver to PSB this letter agreement (the “Letter Agreement”). The undersigned and PSB acknowledge that Conestoga is an intended third-party beneficiary of this Letter Agreement.
     The undersigned, in order to induce Conestoga to execute the Agreement, and intending to be legally bound, hereby irrevocably:
     (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of PSB called to vote for approval of the Agreement and the Merger so that all shares of common stock of PSB then owned by the undersigned or over which the undersigned exercises voting control (collectively, “Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings, and agrees to vote or cause to be voted all such Shares, or to execute any written consent of shareholders of PSB, in favor of approval and adoption of the Agreement, approval of the Merger, and approval of the other transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of PSB and the Board of Directors of Conestoga);
     (b) Agrees to vote against any Acquisition Proposal (as defined in the Agreement) and any other transaction or proposal involving PSB or its subsidiaries that would prevent, nullify, materially interfere with or delay the Merger or the other transactions contemplated by the Agreement;
     (c) Agrees not to rescind or amend in any manner any prior vote or written consent, as a shareholder of PSB, to approve or adopt the Agreement, approve the Merger or approve any other transactions contemplated by the Agreement;

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     (d) Agrees to use reasonable best efforts to cause the Merger to be completed;
     (e) Except as required by law, agrees that the undersigned will not, and will not permit any company, trust or other entity controlled by the undersigned to, contract to sell, sell, assign, pledge, hypothecate or otherwise transfer or dispose or encumber any of the Shares or any interest therein or any voting rights with respect thereto, other than pursuant to a gift where the donee has agreed in writing to abide by the terms of this Agreement; and provided that subsequent to the shareholders meeting of PSB held in connection with the vote on the Agreement, the undersigned shall be permitted to transfer, dispose or encumber up to 10,000 Shares.
     (f) Represents that the undersigned has the power, authority and capacity to enter into this Letter Agreement and perform his or her obligations hereunder and that this Letter Agreement has been duly executed and delivered by the undersigned and is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles;
     (g) Represents that neither the execution and delivery of this Letter Agreement nor compliance with the terms hereof by the undersigned will (a) violate, conflict with or result in a breach, or constitute a default under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement binding the undersigned or his or her properties or assets or (b) except for filings with the SEC, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Agreement), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by the undersigned of any of his or her obligations under this Letter Agreement; and
     (h) Represents that (i) the undersigned is the record or beneficial owner of ___ Shares as of the date hereof (exclusive of the 2006, allocation under the PSB employee stock ownership plan, if any), free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim; (ii) as of the date hereof, the undersigned does not own, of record or beneficially, any shares of outstanding capital stock of PSB other than such Shares; (iii) the undersigned has sole power of disposition and sole voting power (to the extent such securities have voting power), in each case with respect to all of such Shares and with no restrictions on such rights; (iv) none of the Shares are subject to any agreement, arrangement or restriction with respect to the voting of such Shares, except as contemplated by this Letter Agreement; and (v) there are no agreements or arrangements of any kind, contingent or otherwise, obligating the undersigned to transfer or cause to be transferred any of such Shares, and no person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shares.
          In the event the undersigned becomes the legal or beneficial owner of (i) any additional shares of capital stock or other securities of PSB, (ii) any securities which may be converted into or exchanged for such shares or other securities or (iii) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or

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other securities, then the terms of this Letter Agreement shall apply to any of such additional securities and such additional securities shall be considered Shares for purposes hereof.

     It is understood and agreed that the provisions of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of PSB common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or officer of PSB. It is further understood and agreed that this Letter Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of PSB common stock controlled by the undersigned as of the date hereof and identified on the signature page hereto.
     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.
     This Letter Agreement shall inure to the benefit of PSB and Conestoga, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives. This Letter Agreement shall survive the death or incapacity of the undersigned.
     The undersigned agrees that, in the event of his or her breach of this Letter Agreement, PSB shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.
     This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its law or principles of conflict of laws.
     THE UNDERSIGNED HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF THIS LETTER AGREEMENT.
     If any term or provision of this Letter Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Letter Agreement in any jurisdiction shall not affect the validity or enforceability of the

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remainder of this Letter Agreement in that jurisdiction or the validity or enforceability of this Letter Agreement, including that provision, in any other jurisdiction.
     This Letter Agreement shall terminate on the earlier to occur of (i) the effective date of the Merger and (ii) termination of the Agreement.
     This Letter Agreement constitutes the entire agreement between the undersigned and PSB with respect to the subject matter hereof.
     Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and PSB by signing and returning to the undersigned a counterpart hereof.

Very truly yours,

Name:

Accepted as of this 30th day of August, 2006:
PSB Bancorp, Inc.

By:
Name: Anthony DiSandro
Title: President

Number of Shares subject to fiduciary responsibilities:

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Exhibit 4A
[TO BE INSERTED]

65

Exhibit 4B
[TO BE INSERTED]

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Exhibit 5
Loan Schedule
(in thousands)

Borrower/Project	Net Exposure	Outstanding Balance	After-Tax Discount
Outstanding
928 Race Street	$1,275	$747	$124
Lucky Garden	$2,450	$1,537	$319
1904-08 Spring Garden	$5,950	$2,962	$580
Allied Preet New Street	$6,553	$2,612	$1,259
Avanti/Tangiers	$4,450	$4,313	$723
TS Downingtown	$6,000	$4,032	$975
Pipeline
Cherry 4th	$3,667	—	$238
Cheung Kong	$6,000	—	$390
Hong Sheng	$2,000	—	$130
Total	$38,345	$16,203	$4,738

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Exhibit 6
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PSB BANCORP, INC.
     1. The name of the corporation is PSB Bancorp, Inc.
     2. The address of the initial registered office of the corporation in the Commonwealth of Pennsylvania is 165 Pottstown Pike, Chester Springs, Pennsylvania 19425 in the county of Chester.
     3. The corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended, and shall have unlimited power to engage in all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law of 1988, as amended.
     4. The aggregate number of shares that the corporation shall have authority to issue is 1,000 common shares, no par value per share.
     5. Shareholders shall not have cumulative voting rights in the election of directors.
     6. No director of the corporation shall be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, except to the extent that by law a director’s liability for monetary damages may not be limited. No amendment or repeal of this article 6 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring before such amendment or repeal.
     7. No officer shall be personally liable for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on officers for the payment of taxes) unless his conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this article 7 shall apply to or have any effect on the liability or alleged liability of any officer of the corporation for or with respect to any acts or omissions of such officer occurring before such amendment or repeal.

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Exhibit 7
BYLAWS
OF
PSB BANCORP, INC.
ARTICLE I
Shareholders
     1.1 Meetings.
          1.1.1. Place. Meetings of the shareholders of PSB Bancorp, Inc., a Pennsylvania corporation (the “Company”) shall be held at such place as may be designated by the board of directors.
          1.1.2. Annual Meeting. An annual meeting of the shareholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.
          1.1.3. Special Meetings. Special meetings of the shareholders may be called at any time by the president, or the board of directors, or the holders of a majority of the outstanding shares of the Company entitled to vote at the meeting.
          1.1.4. Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.
          1.1.5. Voting Rights. Except as otherwise provided herein, in the Articles of Incorporation or by law, every shareholder shall have the right at every meeting of shareholders to one vote for every share standing in the name of such shareholder on the books of the Company which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.
ARTICLE II
Directors
     2.1. Number and Term. The board of directors shall have authority to (a) determine the number of directors to constitute the board and (b) fix the terms of office of the directors.
     2.2. Meetings.
          2.2.1. Place. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

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          2.2.2. Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate. Notice of regular meetings need not be given.
          2.2.3. Special Meetings. Special meetings of the board may be called by direction of the president or any two members of the board on three days’ notice to each director, either personally or by mail, telegram or facsimile transmission.
          2.2.4. Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.
          2.2.5. Voting. Except as otherwise provided herein, in the Articles of Incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.
          2.2.6. Committees. The board of directors may, by resolution adopted by a majority of the whole board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board. Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided herein, in the Articles of Incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board directing the committee.
ARTICLE III
Officers
          3.1. Election. At its first meeting after each annual meeting of the shareholders, the board of directors shall elect a president, treasurer, secretary and such other officers as it deems advisable.
          3.2. Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by board resolution, (a) the president shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and shareholders, (b) the other officers shall have the duties customarily related to their respective offices, and (c) any vice president or vice presidents in the order determined by the board, shall in the absence of the president have the authority and perform the duties of the president

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ARTICLE IV
Indemnification
          4.1. Right to Indemnification. The Company shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law and unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
          4.2. Advance of Expenses. Expenses incurred by a director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding subject to the provisions of any applicable statute.
          4.3. Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article IV is permissible, the board of directors by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or, if such quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, determination shall be made by independent legal counsel; provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.
          4.4. Contractual Obligation. The obligations of the Company to indemnify a director or officer under this Article IV, including the duty to advance expenses, shall be considered a contract between the Company and such director or officer, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the director or officer, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

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          4.5. Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advance of expenses provided by this Article IV shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, provision of the Articles of Incorporation, these bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.
          4.6. Insurance and Other Indemnification. The board of directors shall have the power (a) to authorize the Company to purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute, (b) to create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (c) to give other indemnification to the extent permitted by statute.
ARTICLE V
Transfer of Share Certificates
     Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.
ARTICLE VI
Amendments
     Except as otherwise provided by Section 4.4 of these bylaws, these bylaws may be amended or repealed (i) with respect to those matters that are not by statute committed exclusively to the shareholders and regardless of whether the shareholders have previously adopted or approved the bylaw being amended or repealed, at any regular or special meeting of the board of directors by vote of a majority of all directors in office or at any annual or (ii) at a special meeting of shareholders by vote of holders of a majority of the outstanding shares entitled to vote. Notice of any such annual or special meeting of shareholders shall set forth the proposed change or a summary thereof. Any change in these bylaws shall take effect when adopted unless otherwise provided in the resolution effecting the change. No provision of these bylaws shall vest any property right in any shareholder as such.

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Exhibit 8
RELEASE
          As a material condition to the completion of the merger between PSB Acquisition Corp. and PSB Bancorp, Inc. pursuant to an Agreement and Plan of Merger dated August 30, 2006, by and among Conestoga Bancorp, Inc., Conestoga Bank, FP Acquisition Corp. and PSB Bancorp, Inc. (the “Agreement”), Conestoga Bancorp, Inc., and its predecessors and successors, on its own behalf and on behalf of its past, present and future shareholders, officers and directors (collectively, the “Conestoga Releasing Parties”) hereby releases, quitclaims, and forever discharges each of the past and present directors and officers of PSB Bancorp, Inc. and its subsidiaries (collectively, the “PSB Releasees”), of and from any and all claims, counterclaims, rights, demands, costs, damages, losses, liabilities, actions, and causes of action, including attorneys’ fees and court costs, of every nature and description, from the beginning of the world through and including the Effective Time (as defined in the Agreement), whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imaginary, actual or potential, and whether arising at law or in equity, under the common law, state law, federal law, or any other law, or otherwise, that might be asserted by any Conestoga Releasing Party against any of the PSB Releasees arising out of or relating to their service as a director or officer of PSB Bancorp, Inc. or its subsidiaries or arising out of or relating to the Agreement, subject, in each case, to the limitations of applicable laws, statutes or regulations, and except in the case of any present director or officer of PSB Bancorp, Inc. or its subsidiaries who executed an agreement and general release in connection with the Agreement, to the extent contemplated by such agreement and release. Notwithstanding the foregoing, none of PSB Bancorp, Inc.’s past or present (as measured immediately prior to the Effective Time) shareholders shall be deemed to have released the PSB Releasees, regardless of whether any such shareholder claim against the PSB Releasees arises as a direct or derivative claim, and they shall not, and to the extent necessary to preserve any such derivative claim, PSB Bancorp, Inc. shall not, be treated as a “Conestoga Releasing Party” for purposes of this Release by virtue of the transactions contemplated by the Agreement or otherwise. Furthermore, this Release shall not relieve any PSB Releasee from any obligation to repay any amounts borrowed from a Conestoga Releasing Party and to otherwise comply with all of his or her obligations arising under any note, mortgage or other agreement relating to the same.

CONESTOGA BANCORP, INC.

By:

Richard A. Elko, President

Dated:

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ANNEX B
Opinion of Griffin Financial Group LLC
607 Washington Street
P.O. Box 1497
Reading, PA 19603
Phone (610) 478-2105
Email info@go2griffin.com
Fax (610) 478-2227
August 30, 2006
Board of Directors
PSB Bancorp, Inc.
11 Penn Center, Suite 2601
1835 Market Street
Philadelphia, PA 19103
Members of the Board:
     Conestoga Bancorp, Inc. (“Conestoga”), Conestoga Bank, FP Acquisition Corp., a wholly-owned subsidiary of Conestoga (“Merger Sub”), and PSB Bancorp, Inc. (“PSB”) have entered into an Agreement and Plan of Merger, dated as of August 30, 2006 (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into PSB with PSB surviving the merger as a wholly-owned subsidiary of Conestoga (the “Transaction”). Pursuant to the terms of the Merger Agreement, upon completion of the Transaction, each share of common stock, no par value per share, of PSB issued and outstanding immediately prior to the completion of the Transaction (“PSB Common Stock”) will be converted into the right to receive $17.00 in cash, without interest, subject to a potential price discount (the “Per Share Price Adjustment”) of up to $0.66 per share based upon the potential sale of, or sale of a participation interest in, seven identified construction loans (the “Identified Loans”). The range of transaction values from $16.34 to $17.00 per share is hereafter called the “Merger Consideration.” The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.
     You have asked for our opinion as to whether the Merger Consideration proposed to be paid for each share of PSB Common Stock in the Transaction is fair, from a financial point of view, to the holders of PSB Common Stock.
     For purposes of providing the opinion set forth herein, we have:
REVIEWED CERTAIN PUBLICLY AVAILABLE FINANCIAL STATEMENTS AND OTHER INFORMATION OF PSB WHICH WE BELIEVE TO BE RELEVANT;

REVIEWED CERTAIN INTERNAL FINANCIAL STATEMENTS AND OTHER FINANCIAL AND OPERATING DATA CONCERNING PSB;
DISCUSSED THE PAST AND CURRENT OPERATIONS, FINANCIAL CONDITION AND THE PROSPECTS OF PSB WITH SENIOR EXECUTIVES OF PSB;
REVIEWED THE PUBLICLY REPORTED HISTORICAL PRICE AND TRADING ACTIVITY FOR PSB COMMON STOCK, INCLUDING A COMPARISON OF CERTAIN FINANCIAL AND STOCK MARKET INFORMATION FOR PSB WITH SIMILAR PUBLICLY AVAILABLE INFORMATION FOR CERTAIN OTHER FINANCIAL INSTITUTIONS THE SECURITIES OF WHICH ARE PUBLICLY TRADED;
PARTICIPATED IN DISCUSSIONS AND NEGOTIATIONS BETWEEN CONESTOGA AND PSB;
REVIEWED A DRAFT OF THE MERGER AGREEMENT, DATED AUGUST 30, 2006;
REVIEWED THE RESULTS OF OUR EFFORTS TO SOLICIT INDICATIONS OF INTEREST FROM THIRD PARTIES WITH RESPECT TO AN ACQUISITION OF PSB;
CONSIDERED THE COMPETITIVE ENVIRONMENT FOR FINANCIAL INSTITUTIONS; AND
PERFORMED COMPARABLE COMPANY, SELECTED REFERENCE TRANSACTION, AND DISCOUNTED DIVIDEND ANALYSES.
     In connection with our review of PSB and the proposed Transaction, we have assumed and relied upon, the accuracy and completeness of the information reviewed by us for the purposes of this opinion, without independent verification. We have also relied upon assurances from management of PSB that they are not aware of any facts and circumstances that may cause the information reviewed by us to contain a misstatement or omission of a fact material to our opinion. In arriving at our opinion, upon advice of PSB, we assumed that the future prospects of PSB discussed with management of PSB were reasonable and reflected the best available estimates and judgments of the management of PSB as to the future prospects of PSB. We have also relied upon the advice PSB and Conestoga have each received from their respective legal counsel, tax advisors, and independent public accountants as to all legal, tax and accounting matters relating to the Transaction. We have not made any independent valuation or appraisal of PSB or its assets or liabilities (including any hedge, swap, foreign exchange, derivative or off-balance sheet assets or liabilities), nor have we been furnished with any such appraisals and we have not made any review of the loans, loan loss reserves or reviewed any individual loan credit files of PSB including, without limitation, the Identified Loans. In addition, we did not conduct a physical inspection of any of the properties or facilities of PSB. This opinion is based upon market, economic and other conditions as they exist on, and could be evaluated, as a practical matter, as of the date hereof. We have assumed, in all respects material to our analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements were true and correct and will be true and correct on the closing date of the Transaction, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement have not been nor will be waived. We also have assumed that there has been no material change in PSB’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. Our opinion does not address the relative merits of the Transaction as compared to any other business strategy which might exist for PSB, nor does it address the underlying business decision of PSB to engage in the Transaction, the likelihood of the completion of the Transaction or the funds to be used by Conestoga to finance the Merger Consideration.
     We have served as financial advisor to the Board of Directors of PSB in connection with this Transaction and will receive a fee for our services, a part of which is contingent upon the closing of the Transaction. We also call to your attention that we are affiliated with Stevens and Lee, P. C., your counsel in the Transaction.
     This letter is directed to the Board of Directors of PSB solely in connection with its evaluation of the Transaction and speaks as of the date hereof and we assume no obligation to update this opinion for any purpose. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid in the Transaction to the holders of PSB Common Stock. This opinion does not constitute a recommendation to any shareholder of PSB as to how such shareholder should vote as to the Transaction. It may not be used for any other purpose without our prior written consent, except that this opinion may be included as an Annex to the Proxy Statement/Prospectus of PSB and may be referred to therein.
     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of PSB Common Stock.

Very truly yours,

ANNEX C
Opinion of Curtis Financial Group LLC
August 30, 2006
Board of Directors
PSB Bancorp, Inc.
Eleven Penn Center, Suite 2601
1835 Market Street
Philadelphia, PA 19103
Members of the Board:
PSB Bancorp Inc. (the “Company”) and Conestoga Bancorp, Inc. (the “Buyer”) have entered into an Agreement and Plan of Merger (the “Agreement”) pursuant to which a subsidiary of Buyer will merge with and into the Company (the “Transaction”). Under the terms set forth in the Agreement dated August 30, 2006, at the effective time of the Transaction each outstanding share of the Company’s common stock, no par value, (“Company Common Stock”), shall be converted into $17.00 in cash as can be adjusted per the Agreement. Each option to purchase Company Common Stock will be converted into cash in amount described more fully in the Agreement. The cash payments by the Buyer for the Company Common Stock and the options to purchase Company Common Stock under the Agreement are referred to as the “Transaction Consideration”. The terms and conditions of the Transaction are set out more fully in the Agreement.
You have asked us, as of the date hereof, whether, in our opinion, the Transaction Consideration is fair, from a financial point of view, to the “Owners of Company Common Stock”. For purposes of this letter, the “Owners of Company Common Stock” shall be defined as all holders of Company Common Stock other than Buyer, any affiliates of Buyer, or any holders of Dissenting Shares.
Curtis Financial Group LLC and affiliates, as part of its investment banking business, is engaged in the valuation of securities and companies for a variety of purposes and in connection with various types of transactions including mergers and acquisitions.
For purposes of this opinion we have, among other things:

(i)	reviewed the historical financial performance, recent financial position and general prospects of the Company using publicly available information;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company’s management team;

 C-1

(iii)	reviewed certain financial forecasts and other forward looking financial information prepared by the Company’s management team;

(iv)	held discussions with the senior managements of the Company concerning the business, past and current operations, financial condition and future prospects of the Company;

(v)	reviewed the financial terms and conditions set forth in the Agreement;

(vi)	compared the financial and stock market performance of the Company with that of certain other publicly traded companies we deemed similar to the Company;

(vii)	compared the financial terms of the Transaction with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

(viii)	prepared discounted dividend analysis of the Company using data and projections supplied by Company management;

(ix)	made such inquiries and took into account such other matters as we deemed relevant, including our assessment of general economic, market and monetary conditions.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon, without further due diligence or independent confirmation on our part, the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the Company’s and Buyer’s management as well as information provided by recognized independent sources) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the Company’s and Buyer’s management that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets (including loans) or liabilities (contingent or otherwise) of the Company or Buyer, nor were we furnished with any such evaluation or appraisal. We did not make any independent evaluation of the adequacy of the allowance for loan losses of Company nor have we reviewed any individual credit files. We have assumed, with your consent, that the Company’s allowances for loan losses are adequate to cover such losses.
With respect to the status of the Company’s financial forecasts and projections (and the assumptions and bases therefore) that we have reviewed, upon the advice of the Company’s management, we have assumed, without further due diligence or independent confirmation on our part, that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Transaction will be consummated upon the terms set forth in the Agreement without material alteration thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Company ir the Buyer or the contemplated benefits of the Transaction. We have assumed that all of the representations and warranties contained in the Agreement are true and correct and that Company and Buyer will each perform the covenants required by the Agreement. In addition, we have assumed that the historical financial statements of the Company reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. We have also assumed, with your consent, that the Transaction will be treated as a qualified stock purchase for federal income tax purposes.
This opinion is necessarily based upon market, economic and other conditions in effect on, and information made available to us as of, the date hereof. We have also assumed for purposes of this opinion that there has been no material change in the financial condition or results of operation of the Company from those reflected in its financial statements at and for the period ended June 30, 2006. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Owners of Company Common Stock of the Transaction Consideration. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Transaction or (ii) any tax, accounting, legal or other consequences that might result from the Transaction. Our opinion does not address the relative merits of the Transaction and the other business strategies that the Company’s Board of Directors has considered or may be considering, nor does it address the decision of the Company’s Board of Directors to proceed with the Transaction.
We understand and consent that this opinion will be included in proxy materials mailed to shareholders of the Company. Any other use or publication of all or part of this opinion may be made only with our advance written consent. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement.
Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Transaction. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Transaction. This opinion may not be summarized, described or referred to or furnished to any party except with our expressed, prior written consent.
Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Transaction Consideration is fair to the Owners of Company Common Stock from a financial point of view.

Sincerely,

CURTIS FINANCIAL GROUP, LLC

REVOCABLE PROXY
PSB BANCORP, INC.
SPECIAL MEETING OF SHAREHOLDERS
_______ __, 2006
     The undersigned hereby appoints ___, ___and ___, and each of them, as agents and proxies of the undersigned, each with the full power to appoint a substitute and to act without the other, to represent and to vote, as designated below, all of the shares of common stock of PSB Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania, on ______ ___, 2006 at 10:00 a.m. and at any and all adjournments thereof (the “Special Meeting”).
THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED
     The Board of Directors recommends a vote FOR each of the proposals listed below. All shares will be voted as instructed below. In the absence of an instruction to the contrary, all shares will be voted FOR each of the proposals.

	FOR	AGAINST	ABSTAIN
1. Proposal to approve the Agreement and Plan of Merger dated August 30, 2006 and entered into by and among Conestoga Bancorp, Inc., Conestoga Bank, FP Acquisition Corp., and PSB Bancorp, Inc.	☐	☐	☐

2. Proposal to adjourn the meeting, if necessary, if more time is needed to solicit proxies.	☐	☐	☐

3. Election of three (3) Class II directors of PSB Bancorp, Inc. to serve until either the completion of the transactions contemplated by the merger agreement or for a term of three years and until their successors have been elected and qualified.
	☐		☐
     Please be sure to sign and date this Proxy below:

Signature:	Date: , 2006

Signature:	Date: , 2006
(IMPORTANT: Please sign as your name appears on the envelope in which this proxy was delivered to you. Where shares are held jointly, both holders should sign. When signing as agent, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.)

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY
This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” the proposals listed. If any other business is presented at the Special Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.
The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of Special Meeting of Shareholders and of a Proxy Statement for the Special Meeting.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.